Filed Pursuant to Rule 424(b)(1)
File No. 333-130090

PROSPECTUS SUPP1PLEMENT

(To Prospectus dated December 13, 2005)

5,295,957 Shares

Common Stock

The selling stockholder identified in this prospectus supplement is offering 5,295,957 shares of common stock of The Hain Celestial Group, Inc. in an underwritten offering. The selling stockholder will receive all of the net proceeds from this offering.

Our common stock is quoted on The Nasdaq National Market (“Nasdaq”) under the symbol HAIN. The last reported sales price of our common stock as reported by Nasdaq on December 19, 2005 was $20.58 per share.

Investing in our common stock involves a high degree of risk. See “ Risk Factors” beginning on page S-7 for a discussion of certain factors which should be considered in an investment of securities offered hereby.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Share	Total
Public offering price	$20.000	$105,919,140
Underwriting discounts and commissions	$0.932	$ 4,935,832
Proceeds, before expenses, to the selling stockholder	$19.068	$100,983,308

The underwriters may also purchase up to an additional 794,394 shares of common stock from the selling stockholder, at the public offering price, less underwriting discounts and commissions, within 30 days from the date of the underwriting agreement. The underwriters may exercise this option only to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions will be $5,676,207, and the total proceeds, before expenses, to the selling stockholder will be $116,130,813.

The underwriters are offering the common stock as set forth under “Underwriting.” Delivery of the shares of common stock will be made on or about December 23, 2005.

The date of this prospectus supplement is December 20, 2005.

UBS Investment Bank	Banc of America Securities LLC	JPMorgan

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of common stock and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information different from that contained in this prospectus supplement and

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the accompanying prospectus. The prospectus supplement and the accompanying prospectus may be used only for the purposes for which it has been published and no person has been authorized to give any information not contained in this prospectus supplement and the accompanying prospectus. If you receive any other information, you should not rely on it. The selling stockholder is not making an offer of these securities in any jurisdiction where the offer is not permitted. The information contained or incorporated by reference in this prospectus supplement may be accurate only on the date of this prospectus supplement.

Certain statements contained in this prospectus supplement and the accompanying prospectus constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1934, or the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, or the “Exchange Act.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, levels of activity, performance or achievements, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; our ability to implement our business strategies; our ability to meet anticipated levels of sales and to not exceed anticipated levels of expense; our ability to complete pending acquisitions and to integrate completed acquisitions; our ability to achieve anticipated benefits from recently initiated alliances and joint ventures; our ability to obtain financing when needed, whether for acquisitions, capital or other investments or general corporate purposes; our reliance on third party distributors, manufacturers and suppliers; competition; changes in customer preferences; retention of key personnel; compliance with government regulations; international sales and operations; the factors discussed in this prospectus (including under the caption “Risk Factors”); and other risks detailed from time-to-time in our reports filed with the Securities and Exchange Commission (the “SEC”), including Amendment No. 1 to our report on Form 10-K for the fiscal year ended June 30, 2005. As a result of the foregoing and other factors, no assurance can be given as to the future results, levels of activity and achievements and neither Hain nor any person assumes responsibility for the accuracy and completeness of these statements. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. The words “expect,” “estimate,” “anticipate,” “predict” and similar expressions are intended to identify forward-looking statements.

Our principal executive offices are located at 58 South Service Road, Melville, New York 11747, and our telephone number is 631-730-2200. Our World Wide Web site address is www.hain-celestial.com. The information on our website is not part of this prospectus supplement.

Industry and Market Data

This prospectus supplement includes information with respect to market share and industry conditions from third-party sources or that is based upon estimates using such sources when available. While we believe that such information and estimates are reasonable and reliable, we have not independently verified any of the data from third-party sources, including The Natural Food Merchandiser and SPINS, Inc. Similarly, our internal research is based upon our understanding of industry conditions, and such information has not been verified by any independent sources.

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Prospectus supplement summary

The following summary highlights selected information in this prospectus supplement, but it may not contain all of the information that you should consider before deciding to invest in our common stock. You should read this prospectus supplement and the accompanying prospectus carefully, including the “Risk factors” section, included elsewhere in this prospectus supplement, as well as the consolidated financial statements, including the notes thereto, and the other documents incorporated by reference herein. In this prospectus supplement, all references to “we,” “us,” “our,” the “Company,” “Hain” and “Hain Celestial” refer to The Hain Celestial Group, Inc. and its subsidiaries, and all references to “Heinz” refer to H.J. Heinz Company and its affiliates collectively, in each case unless the context otherwise requires or it is otherwise indicated.

Business Overview

Hain Celestial is a leading global natural and organic food and natural personal care products company with a presence in the United States, Europe, Canada and Asia. We compete across several rapidly growing segments of the natural and organic consumer products industry, which is estimated to be a $46 billion market in the United States. We sell our products under leading brands that include Celestial Seasonings®, Terra®, Garden of Eatin’®, Health Valley®, WestSoy®, Earth’s Best®, Arrowhead Mills®, Imagine®, Rosetto® and JASON®. Today, our top ten brands account for approximately 85% of our net sales, and several of these brands hold a No. 1 or No. 2 market share position in their respective categories within the natural foods channel in the United States. Over the past five years, our revenues have grown at a compound annual rate of 13.3% with net sales of $620 million in fiscal year 2005. Approximately 79% of our net sales during our fiscal year ended June 30, 2005, were in the United States, with the balance in Europe and Canada. For the twelve-month period ended September 30, 2005, our net sales were $643 million.

Our overall mission is to be a leading manufacturer, marketer and seller of natural and organic food products and natural personal care products by anticipating and exceeding consumer expectations and providing quality, innovation, value and convenience. We are committed to “changing the way the world eats” by promoting health and well-being through brands that meet today’s growing consumer demand for “better-for-you” beverages, snacks, grocery and personal care products. We believe consumers purchase our food and beverage products because they taste better, are healthier and are more environmentally friendly than traditional mainstream products. Substantially all of our products are natural, defined as being minimally processed and largely or completely free of artificial ingredients, preservatives, and other non-naturally occurring chemicals, and are as near to their whole natural state as we believe possible. Many of our products are also made with “organic” ingredients that are grown without dependence upon artificial pesticides, chemicals or fertilizers.

Since the formation of our Company in 1993, we have built an infrastructure that enables us to manufacture, either ourselves or through third-party independent manufacturers (“co-packers”), a broad line of products with an efficient supply chain. We sell our products primarily to specialty and natural food distributors and market them nationally to supermarkets, natural food stores, and other retail classes of trade including mass-market stores, drug stores, club stores and the food service channel. We believe we are a principal supplier of natural and organic products to natural foods supermarkets such as Whole Foods Market, Inc. and Wild Oats Markets, Inc. and to natural food distributors such as United Natural Foods, Inc. and Tree of Life, Inc. Our products are sold throughout the United States, in Canada, Europe and Asia through our international subsidiaries and to certain export markets.

Industry Overview

Our focus is in the natural and organic products industry, which had $46 billion in estimated sales in the United States in 2004 according to The Natural Foods Merchandiser. The industry has grown rapidly, with an estimated compound annual growth rate of 10.3% since 2001. While 48% of natural and organic products are still sold through the natural retail channel, the mass-market channel has gained significant market share. In 2004, approximately 32% of natural and organic product sales were generated through the mass-market channel, indicating increasing mainstream availability of natural products.

A number of factors have contributed to the strong growth of the natural and organic food and personal care market, including:

➢	consumer awareness of the benefits of a healthy lifestyle and the compatibility of natural and organic products with health and wellness;

➢	demographic trends, such as increased obesity at all ages and the related negative health effects, leading to an increased interest in healthier food products;

➢	mainstreaming of distribution beyond specialty and natural food distributors into traditional retail, mass-market, drug and club stores;

➢	consumer perception of the superior quality and taste profile of natural and organic products versus their highly processed counterparts; and

➢	willingness by consumers to pay a price premium for natural and organic products.

We believe that natural and organic products are offered in virtually all food and personal care categories and are sold into all major channels of distribution.

Competitive Strengths

We believe that we have significant competitive advantages that support our leadership position in the natural and organic products industry.

Strong Brands with Leading Market Positions in the Rapidly Growing Natural and Organic Products Industry.    By virtue of our strong brands, we are a leader in many of the natural food and personal care categories. Over the past decade, we have built strong consumer loyalty and trust among our portfolio of brands. We believe that the brand equity that we have developed has allowed us to leverage our brands across product categories and increase the overall awareness of our brands.

Market Position of Selected Brands in the United States Natural Foods Channel(1)

Brand	Category	Position
Arrowhead Mills®	Baking Mixes, Supplies and Flours	#1
Celestial Seasonings®	Tea	#1
Earth’s Best®	Baby Food	#1
Garden of Eatin’®	Chips, Pretzels & Snacks	#2
Health Valley®	Soup	#3
Imagine®	Soup	#4
Terra®	Chips, Pretzels & Snacks	#3

(1)	Source: SPINS, Inc. for the 52-week period ended October 8, 2005. Natural Foods channel as defined by SPINS includes U.S. based full-format natural supermarkets such as Whole Foods, Inc., Wild Oats Markets, Inc. and other independent natural product retailers with over $2 million in annual sales.

Broad and Diversified Product Offering with Extensive Distribution Network.    Our portfolio of leading natural and organic brands spans multiple categories in food and personal care including specialty tea, snacks, cereals and ingredients, juice, non-dairy beverages, frozen food, baby food, skincare, oral care, lip gloss and baby body care. We believe the breadth and diversity of our brand portfolio allows us to address a broad range of consumer demand, reduce our exposure to any one category, create economies of scale and increase our importance to our broad and diversified customer base by being a comprehensive supplier. We believe we offer the broadest range of packaged natural and organic products to natural foods supermarkets such as Whole Foods Market, Inc. and Wild Oats Markets, Inc. and to natural food distributors such as United Natural Foods, Inc. and Tree of Life, Inc.

Strong Innovation and New Product Development.    We have a proven track record of introducing new products. We believe that a continuous stream of new products and innovation behind our brands creates customer and consumer excitement for our products and enables us to grow our brands. New products introduced by us in fiscal year 2005 include Celestial Seasonings Tea Dreams® frozen non-dairy desserts, Earth’s Best® Baby Body Care by JASON® and Terra® Sweets & Beets chips.

Acquisition Expertise.    Our management team has a strong track record of identifying innovative and leading brands with significant opportunities to grow. Since the formation of our Company in 1993, we have integrated over 20 acquisitions. Once acquired, we either integrate these brands into our sales, marketing and distribution infrastructure, allowing us to utilize our existing platform, or create a new platform, to further develop the brands.

Well-Developed Infrastructure to Source and Supply Natural and Organic Products.    Given the high demand for organic products, many organic ingredients and products are in short supply. As one of the largest companies in the industry that focuses on natural and organic products, we are well-positioned to procure organic raw ingredients efficiently. Through our network of owned and leased manufacturing facilities and co-packers, we are better able to meet the demand for natural and organic products made to rigorous quality specifications and, where applicable, to maintain adherence to USDA organic standards. Finally, unlike some smaller natural and organic products companies, we have inventory management and control procedures that help us maintain high customer service levels and enhance our relationships with our customers.

Experienced Leadership Team.    We benefit from significant management depth, led by our experienced Chief Executive Officer, Irwin Simon. Our reporting units are aligned under seasoned industry leaders who we believe have the proven ability to grow brands profitably, identify and anticipate consumer trends, and execute our growth strategies.

Growth Strategies

We have several strategies in place designed to increase our sales and profitability.

Capitalize on Leadership Position in Growing Industry.    For over a decade, we have been focused on the fast-growing natural and organic products industry. We work with the leading distributors and retailers and market many of the best-recognized brands in the industry. We will continue to promote health and well-being by marketing brands that address today’s growing consumer demand for natural and organic food and natural personal care products.

Enhance and Develop Brands Through New Product Innovation.    We capitalize on our brand equity and distribution strength through the strategic introduction of new products to enhance our revenues and margins. Because natural and organic food and personal care products are often more expensive than those made with artificial ingredients, we continually pursue new product innovations that enable us to encourage loyalty and repeat purchases by delivering products that meet our standards for quality and health, yet remain affordable. We continue to believe that there are substantial opportunities to leverage our brands into complementary categories and further extend our reach through focused innovation and new product development.

Pursue Acquisition Opportunities.    We will continue to pursue acquisitions of complementary and leading brands focused on attractive categories that would enhance our portfolio. Our management team has a strong track record of identifying, acquiring and integrating attractive brands. Our strategy is to integrate acquired brands under one management team and employ uniform marketing, sales and distribution programs. We believe that by integrating our acquired brands, we achieve economies of scale and enhanced market penetration. For instance, in June 2004, we acquired JASON Natural Products®, a manufacturer and marketer of natural personal care products, which allowed us to enter the growing market for natural personal care and leverage our strong customer relationships. We believe that there are further opportunities to acquire attractive brands within the fragmented natural and organic industry.

Improve Operational Efficiency.    We have undertaken initiatives to improve our operational efficiency. Our information systems provide us with the capability to make decisions on our portfolio, manufacturing network and logistics to enhance margins and returns. For example, during fiscal year 2005, we conducted a thorough review of our portfolio of brands and products to identify and eliminate stock keeping units (“SKUs”) which were characterized by low sales volume and/or insufficient margins. Based on our review, we eliminated approximately 500 SKUs that accounted for approximately $15 million in fiscal 2005 net sales. We believe that we will be able to continue to improve our operating performance by focusing our attention on our most profitable brands and products and by reducing our inventory of slow moving products. In addition, we are currently optimizing our network of third party co-packers and suppliers to improve our cost structure.

Grow Our International Business.    International markets provide significant growth opportunities for our platform. Since 2002, we have acquired four major brands in Europe (Lima®, Biomarché™, Grains Noirs® and Natumi®), where we generated 14% of our total sales in fiscal 2005. We plan to further grow our sales in Europe by expanding our existing brands and utilizing the acquired platforms to distribute our North American brands. In Asia, we have recently formed a strategic alliance with a Singapore based natural food and beverage company, Yeo Hiap Seng Limited (“YHS”). We plan to utilize this partnership to launch our existing brands in Asia, and we are looking to launch some of YHS’ authentic ethnic products into our natural distribution channel in North America. In addition, our customers continue to see similar international growth opportunities, and we plan to benefit from their expansion by supplying them internationally.

Recent Events

On December 16, 2005, we completed our acquisition of Spectrum Organic Products, Inc. Spectrum is a California-based manufacturer and marketer of natural and organic culinary oils, vinegars, condiments and butter substitutes under the Spectrum Naturals® brand and essential fatty acid nutritional supplements under the Spectrum Essentials® brand. Spectrum’s products are sold mainly through natural food retailers. Spectrum was a public company required to file periodic reports with the SEC.

The total acquisition price paid to Spectrum shareholders was approximately $34.4 million (valuing the shares of our common stock at $19.80 per share, as provided in the merger agreement), and was paid half in cash (a portion of which we borrowed under our existing credit facility) and half through the issuance of approximately 877,859 shares of our common stock (after giving effect to net exercises of stock options and warrants). We also assumed Spectrum’s liabilities.

The offering

Common stock being offered by the selling stockholder(1)	5,295,957 shares

Over-allotment option granted by the selling stockholder	794,394 shares

Common stock to be outstanding after this offering	37,216,489 shares

Use of proceeds

We will not receive any proceeds from the sale of shares offered by the selling stockholder. The selling stockholder will receive all net proceeds from the sale of shares of our common stock in this offering. See “Use of proceeds.”

Nasdaq stock symbol	HAIN

(1)	Assumes no exercise by the underwriters of their option to purchase 794,394 additional shares from the selling stockholder to cover over-allotments.

Unless otherwise indicated, common stock to be outstanding after this offering is as of December 1, 2005, and excludes 7,415,389 shares of common stock issuable upon the exercise of stock options (including 3,703,445 options granted to our officers and directors, all of which are currently exercisable or will become exercisable within 60 days), and also excludes the impact of approximately 877,859 shares of our common stock (after giving effect to net exercises of stock options and warrants) that we issued pursuant to our acquisition of Spectrum Organic Products, Inc. See “—Recent Events.”

Summary of selected financial data

The following summary of our selected financial should be read in conjunction with “Selected historical financial data,” “Management’s discussion and analysis of financial condition and results of operations,” and our historical consolidated financial statements, including the respective notes thereto, appearing elsewhere in this prospectus supplement. The summary consolidated financial data for the years ended June 30, 2005, 2004 and 2003, and as of June 30, 2005 and 2004, is derived from our audited consolidated financial statements included in this prospectus supplement. The summary consolidated financial data for the years ended June 30, 2002 and 2001, and as of June 30, 2003, 2002, 2001, is derived from our audited consolidated financial statements not included in this prospectus supplement or the accompanying prospectus. The summary consolidated financial data as of and for the three month periods ended September 30, 2005 and September 30, 2004, is derived from our unaudited consolidated condensed financial statements included in this prospectus supplement.

	Three Months Ended September 30,		Year Ended June 30,
	2005	2004	2005	2004	2003	2002	2001
	(Unaudited)
	(dollars in thousands, except per share data)
Statement of Operations:
Net sales	$161,097	$137,604	$619,967	$544,058	$466,459	$395,954	$345,661
Cost of sales	115,248	98,629	449,010	383,794	325,054	291,915	234,643

Gross profit	45,849	38,975	170,957	160,264	141,405	104,039	111,018
Selling, general and administrative expenses	33,095	28,185	128,119	114,014	95,635	87,920	71,607
Restructuring and other non-recurring charges	—	—	—	—	(435)	8,855	1,032
Non-cash compensation	—	—	4,650	372	46	47	46

Operating income	12,754	10,790	38,188	45,878	46,159	7,264	38,379
Interest expense (income), net and other expenses	868	655	3,677	2,490	1,995	2,461	(2,292)

Income before income taxes	11,886	10,135	34,511	43,388	44,164	4,803	40,671
Provision for income taxes	4,523	3,953	12,641	16,380	16,672	1,832	17,082

Net income(a)	$7,363	$6,182	$21,870	$27,008	$27,492	$2,971	$23,589

Earnings per share:
Basic	$.20	$.17	$.60	$.77	$.81	$.09	$.71

Diluted	$.20	$.17	$.59	$.74	$.79	$.09	$.68

Balance Sheet Data (at end of period):
Cash and cash equivalents	$20,021	$9,765	$24,139	$27,489	$10,984	$7,538	$26,643
Total assets	728,841	685,295	707,136	684,231	581,548	481,183	461,693
Long-term debt, less current portion	90,785	99,906	92,271	104,294	59,455	10,293	10,718
Stockholders’ equity	543,905	507,767	528,290	496,765	440,797	403,848	396,653

(a)	Amounts for 2001 include amortization of goodwill and indefinite-life intangible assets, net of tax, amounting to $4 million, or $0.12 per share. In subsequent years, no amortization expense has been incurred in accordance with SFAS No. 142, which was adopted by Hain effective at the beginning of 2002.

Risk factors

Prospective investors should carefully consider the following factors and the other information contained in this prospectus before purchasing any shares of our common stock. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Hain’s Markets Are Highly Competitive

Hain operates in highly competitive geographic and product markets, and some of its markets are dominated by competitors with greater resources. Hain cannot be certain that it could successfully compete for sales to distributors or stores that purchase from larger, more established companies that have greater financial, managerial, sales and technical resources. In addition, Hain competes for limited retailer shelf space for its products. Larger competitors, such as mainstream food companies including but not limited to Dean Foods Company, General Mills, Inc., Nestle S.A., Kraft Foods Inc., Groupe Danone, Kellogg Company, PepsiCo, Inc. and Sara Lee Corporation, also may be able to benefit from economies of scale, pricing advantages or the introduction of new products that compete with Hain’s products. Retailers also market competitive products under their own private labels.

One example of our markets’ competitiveness is in the tea portion of the beverage market. Competitive factors in the tea industry include product quality and taste, brand awareness among consumers, variety of specialty tea flavors, interesting or unique product names, product packaging and package design, supermarket and grocery store shelf space, alternative distribution channels, reputation, price, advertising and promotion. Hain’s principal competitors on a national basis in the specialty tea market are Thomas J. Lipton Company, a division of Unilever PLC, and R.C. Bigelow, Inc. Unilever has substantially greater financial resources than Hain. In addition, in April 2004, Tazo Tea Company (a subsidiary of Starbucks Corporation) and Kraft Foods Global, Inc. (a subsidiary of Kraft Foods Inc.) announced a licensing agreement whereby Tazo products may gain additional access to grocery channels through placement by Kraft, which has substantially greater financial resources than Hain. Additional competitors include a number of regional specialty tea companies. There may be potential entrants which are not currently in the specialty tea market who may have substantially greater resources than Hain. Private label competition in the specialty tea category is currently minimal, but growing.

In the future, competitors may introduce other products that compete with Hain’s products and these competitive products may have an adverse effect on Hain’s business, results of operations and financial condition.

Hain also competes with other manufacturers in the procurement of natural and organic product ingredients, which may be less plentiful in the open market than conventional product ingredients. This competition may increase in the future along with increasing public demand for natural and organic products. This could cause Hain’s expenses to increase or could limit the amount of product that Hain can manufacture and sell.

Consumer Preferences for Hain’s Products Are Difficult to Predict and May Change

A significant shift in consumer demand away from Hain’s products or Hain’s failure to maintain its current market position could reduce Hain’s sales or the prestige of its brands in its markets, which could harm Hain’s business. While Hain continues to diversify its product offerings, Hain cannot be certain that demand for its products will continue at current levels or increase in the future.

Risk factors

Hain’s business is primarily focused on sales of natural and organic products in markets geared to consumers of natural foods, specialty teas, non-dairy beverages, cereals, breakfast bars, canned soups and vegetables, snacks and cooking oils, which, if consumer demand for such categories were to decrease, could harm its business. Consumer trends change based on a number of possible factors, including:

➢	nutritional values, such as a change in preference from fat free to reduced fat to no reduction in fat; and

➢	a shift in preference from organic to non-organic and from natural products to non-natural products.

In addition, Hain has other product categories, such as medically-directed food products and other specialty food items, as well as natural health and beauty care products. Hain is subject to evolving consumer preferences for these products.

Hain’s Acquisition Strategy Exposes Hain to Risk

Hain intends to continue to grow its business in part through the acquisition of new brands, both in the United States and internationally. Hain’s acquisition strategy is based on identifying and acquiring brands with products that complement Hain’s existing product mix. Hain cannot be certain that it will be able to:

➢	successfully identify suitable acquisition candidates;

➢	negotiate identified acquisitions on terms acceptable to Hain; or

➢	obtain the necessary financing to complete such acquisitions.

Hain may encounter increased competition for acquisitions in the future, which could result in acquisition prices Hain does not consider acceptable. Hain is unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed.

Hain’s Future Success May Be Dependent on Its Ability to Integrate Brands That It Acquires

Hain’s future success may be dependent upon its ability to effectively integrate new brands that it acquires, including its ability to realize potentially available marketing opportunities and cost savings, some of which may involve operational changes. Hain cannot be certain:

➢	as to the timing or number of marketing opportunities or amount of cost savings that may be realized as the result of its integration of an acquired brand;

➢	that a business combination will enhance Hain’s competitive position and business prospects;

➢	that Hain will not experience difficulties with customers, personnel or other parties as a result of a business combination; or

➢	that, with respect to its acquisitions outside the United States, Hain will not be affected by, among other things, exchange rate risk.

In addition, Hain cannot be certain that it will be successful in:

➢	integrating an acquired brand’s distribution channels with Hain’s own;

➢	coordinating sales force activities of an acquired brand or in selling the products of an acquired brand to Hain’s customer base; or

Risk factors

➢	integrating an acquired brand into Hain’s management information systems or integrating an acquired brand’s products into Hain’s product mix.

Additionally, integrating an acquired brand into Hain’s existing operations will require management resources and may divert Hain’s management from its day-to-day operations. If Hain is not successful in integrating the operations of acquired brands, Hain’s business could be harmed.

Hain Is Dependent Upon the Services of Its Chief Executive Officer

Hain is highly dependent upon the services of Irwin D. Simon, its Chairman of the Board, President and Chief Executive Officer. Hain believes Mr. Simon’s reputation as Hain’s founder and his expertise and knowledge in the natural and organic products market are critical factors in Hain’s continuing growth. The loss of the services of Mr. Simon could harm Hain’s business.

Hain Relies on Independent Brokers and Distributors for a Substantial Portion of Its Sales

Hain relies upon sales efforts made by or through non-affiliated food brokers to distributors and other customers, in addition to Hain’s own retail sales organization. The loss of, or business disruption at, one or more of these distributors or brokers may harm Hain’s business. If Hain was required to obtain additional or alternative distribution and food brokerage agreements or arrangements in the future, Hain cannot be certain that it will be able to do so on satisfactory terms or in a timely manner. In fiscal 2005, one of Hain’s distributors, United Natural Foods, Inc., or “UNFI,” accounted for approximately 22% of Hain’s net sales. Two of Hain’s distributors, UNFI and Tree of Life, Inc., who redistribute products to natural foods supermarkets, independent natural retailers and other retailers, accounted for approximately 23% and 14%, respectively, of Hain’s net sales for the fiscal year ended June 30, 2004, and approximately 18% and 15%, respectively, for the year ended June 30, 2003. Hain’s inability to enter into satisfactory brokerage agreements may inhibit Hain’s ability to implement its business plan or to establish markets necessary to develop its products successfully. Food brokers act as selling agents representing specific brands on a non-exclusive basis under oral or written agreements generally terminable at any time on 30 days’ notice, and receive a percentage of net sales as compensation. Distributors purchase directly for their own account for resale. In addition, the success of Hain’s business depends, in large part, upon the establishment and maintenance of a strong distribution network.

Loss of One or More of Hain’s Manufacturing Facilities Could Harm Hain’s Business

For the fiscal years ended June 30, 2005, 2004 and 2003, approximately 47%, 39% and 42%, respectively, of Hain’s revenue was derived from products manufactured at Hain’s manufacturing facilities. An interruption in or the loss of operations at one or more of these facilities, or the failure to maintain Hain’s labor force at one or more of these facilities, could delay or postpone production of Hain’s products, which could have a material adverse effect on Hain’s business, results of operations and financial condition until Hain could secure an alternate source of supply.

Hain Relies on Independent Co-Packers to Produce Some or Most of Its Products

During fiscal 2005, 2004 and 2003, approximately 53%, 61% and 58%, respectively, of Hain’s revenue was derived from products manufactured at independent co-packers. In the U.S., Hain presently obtains:

➢	all of its requirements for non-dairy beverages from five co-packers, all of which are under contract or other arrangements;

➢	all of its U.S. requirements for rice cakes from one co-packer;

➢	all of its Health Valley® baked goods and cereal products from one co-packer, which is under contract;

➢	all of its cooking oils from one co-packer;

➢	principally all of its Garden of Eatin’® and Little Bear Organic Foods® tortilla chips from three co-packers, one of which is under contract;

➢	a portion of its requirements for the Yukon Gold, Red Bliss™, Terra Blues™ and Potpourri™ potato chips and Frites™ line of Terra® products from one co-packer, which is under contract;

Risk factors

➢	the requirements for its canned soups from four co-packers, which are under contract;

➢	all of its Earth’s Best® baby food products from seven co-packers, which are under contract;

➢	a portion of its Ethnic Gourmet® products from one co-packer, which is under contract; and

➢	all of its Zia® Natural Skincare products from four co-packers, which are under contract or other arrangements.

The loss of one or more co-packers, or Hain’s failure to retain co-packers for newly acquired products or brands, could delay or postpone production of Hain’s products, which could have a material adverse effect on Hain’s business, results of operations and financial condition until such time as an alternate source could be secured, which may be on less favorable terms.

Hain’s Tea Ingredients Are Subject to Import Risk

Hain’s tea brand purchases its ingredients from numerous foreign and domestic manufacturers, importers and growers, with the majority of those purchases occurring outside of the United States. Hain maintains long-term relationships with most of its suppliers. Purchase arrangements with ingredient suppliers are generally made annually and in U.S. currency. Purchases are made through purchase orders or contracts, and price, delivery terms and product specifications vary.

Hain’s botanical purchasers visit major suppliers around the world annually to procure ingredients and to assure quality by observing production methods and providing product specifications. Many ingredients are presently grown in countries where labor-intensive cultivation is possible, and where Hain often must educate the growers about product standards. Hain performs laboratory analysis on incoming ingredient shipments for the purpose of assuring that they meet Hain’s quality standards and those of the Food and Drug Administration, or the “FDA.”

Hain’s ability to ensure a continuing supply of ingredients at competitive prices depends on many factors beyond Hain’s control, such as foreign political situations, embargoes, changes in national and world economic conditions, currency fluctuations, forecasting adequate need of seasonal raw material ingredients and unfavorable climatic conditions. Hain takes steps and will continue to take steps intended to lessen the risk of an interruption of botanical supplies, including identification of alternative sources and maintenance of appropriate inventory levels. Hain has, in the past, maintained sufficient supplies for its ongoing operations.

Hain’s failure to maintain relationships with its existing suppliers or find new suppliers, observe production standards for its foreign procured products or continue its supply of botanicals from foreign sources could harm Hain’s business.

Hain’s Future Results of Operations May be Adversely Affected by Escalating Fuel Costs

Many aspects of Hain’s business have been, and continue to be, directly affected by the continuously rising cost of fuel. Increased fuel costs have translated into increased costs for the products and services Hain receives from its third party providers including, but not limited to, increased production and distribution costs for Hain’s products. As the cost of doing business increases, Hain may not be able to pass these higher costs on to its customers and, therefore, any such increase may adversely affect Hain’s earnings.

Hain Is Subject to Risks Associated with Its International Sales and Operations, Including Foreign Currency Risks

Operating in international markets involves exposure to movements in currency exchange rates, which are volatile at times. The economic impact of currency exchange rate movements is complex because such changes are often linked to variability in real growth, inflation, interest rates, governmental actions

Risk factors

and other factors. Consequently, isolating the effect of changes in currency does not incorporate these other important economic factors. These changes, if material, could cause adjustments to Hain’s financing and operating strategies. During fiscal 2005, approximately 21% of Hain’s net sales were generated outside the United States, while such sales outside the United States were 20% of net sales in 2004 and 17% in 2003.

Hain expects sales from non-core U.S. markets to possibly represent an increasing portion of its total net sales in the future. Hain’s non-U.S. sales and operations are subject to risks inherent in conducting business abroad, many of which are outside Hain’s control, including:

➢	periodic economic downturns and unstable political environments;

➢	price and currency exchange controls;

➢	fluctuations in the relative values of currencies;

➢	unexpected changes in trading policies, regulatory requirements, tariffs and other barriers;

➢	compliance with applicable foreign laws; and

➢	difficulties in managing a global enterprise, including staffing, collecting accounts receivable and managing distributors.

Hain’s Inability to Use Its Trademarks Could Have a Material Adverse Effect on Hain’s Business

Hain believes that brand awareness is a significant component in a consumer’s decision to purchase one product over another in the highly competitive food, beverage and personal care industry. Although Hain endeavors to protect its trademarks and trade names, there can be no assurance that these efforts will be successful, or that third parties will not challenge Hain’s right to use one or more of its trademarks or trade names. Hain’s failure to continue to sell its products under its established brand names could have a material adverse effect on Hain’s business, results of operations and financial condition. Hain believes that its trademarks and trade names are significant to the marketing and sale of its products and that the inability to utilize certain of these names could have a material adverse effect on Hain’s business, results of operations and financial condition.

Hain’s Products Must Comply with Government Regulation

The United States Department of Agriculture, or the “USDA,” has adopted regulations with respect to a national organic labeling and certification program which became effective February 20, 2001, and fully implemented on October 21, 2002. Hain currently manufactures approximately 650 organic products which are covered by these regulations. Future developments in the regulation of labeling of organic foods could require Hain to further modify the labeling of its products, which could affect the sales of its products and thus harm its business.

In addition, on January 18, 2001, the FDA proposed new policy guidelines regarding the labeling of genetically engineered foods. The FDA is currently considering the comments it received before issuing final guidance. These guidelines, if adopted, could require Hain to modify the labeling of its products, which could affect the sales of its products and thus harm its business.

The FDA published the final rule amending the Nutritional Labeling regulations to require declaration of “Trans Fatty Acids” in the nutritional label of conventional foods and dietary supplements on July 11, 2003. The final rule will be effective on January 1, 2006. Additionally, an allergen labeling law was passed and signed on August 3, 2004. This law requires certain allergens to be clearly labeled by January 1, 2006. Hain is in the process of revising its labels to comply with the final rules. Additionally, Canada has adopted new food labeling regulations that must be implemented by December 12, 2005, which require a Nutritional Facts panel to be on most food packages. Hain’s Yves products are subject to these regulations,

Risk factors

as are all of Hain’s other products sold into Canada. Any change in labeling requirements for Hain products may lead to an increase in packaging costs or interruptions or delays in packaging deliveries.

Furthermore, new government laws and regulations may be introduced in the future that could result in additional compliance costs, seizures, confiscations, recalls or monetary fines, any of which could prevent or inhibit the development, distribution and sale of Hain’s products. If Hain fails to comply with applicable laws and regulations, it may be subject to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on Hain’s business, results of operations and financial condition.

Product Recalls Could Have a Material Adverse Effect on Hain’s Business

Manufacturers and distributors of products in Hain’s industry are sometimes subject to the recall of their products for a variety of reasons, including for product defects, such as ingredient contamination, packaging safety and inadequate labeling disclosure. If any of Hain’s products are recalled due to a product defect or for any other reason, Hain could be required to incur the expense of the recall or the expense of any resulting legal proceeding. Additionally, if one of Hain’s significant brands were subject to recall, the image of that brand and of Hain could be harmed, which could have a material adverse effect on Hain’s business.

Product Liability Suits, If Brought, Could Have a Material Adverse Effect on Hain’s Business

If a product liability claim exceeding Hain’s insurance coverage were to be successfully asserted against Hain, it could harm Hain’s business. Hain cannot assure you that such coverage will be sufficient to insure against claims which may be brought against it, or that Hain will be able to maintain such insurance or obtain additional insurance covering existing or new products. As a marketer of food, beverage and personal care products, Hain is subject to the risk of claims for product liability. Hain maintains product liability insurance and generally requires that its co-packers maintain product liability insurance with Hain as a co-insured.

Hain Relies on Independent Certification for a Number of Its Natural and Organic Food Products

Hain relies on independent certification, such as certifications of Hain’s products as “organic” or “kosher,” to differentiate its products from others. The loss of any independent certifications could adversely affect Hain’s market position as a natural and organic food company, which could harm Hain’s business.

Hain must comply with the requirements of independent organizations or certification authorities in order to label its products as certified. For example, Hain can lose its “organic” certification if a manufacturing plant becomes contaminated with non-organic materials, or if not properly cleaned after a production run. In addition, all raw materials must be certified organic. Similarly, Hain can lose its “kosher” certification if a manufacturing plant and raw materials do not meet the requirements of the appropriate kosher supervision organization.

Due to the Seasonality of Many of Hain’s Products, Including Hain’s Tea Products, and Other Factors, Hain’s Operating Results Are Subject to Quarterly Fluctuations

Hain’s tea brand manufactures and markets hot tea products and, as a result, its quarterly results of operations reflect seasonal trends resulting from increased demand for its hot tea products in the cooler months of the year. In addition, some of Hain’s other products (e.g., baking and cereal products and soups) also show stronger sales in the cooler months while Hain’s snack food product lines are stronger in the

Risk factors

warmer months. Quarterly fluctuations in Hain’s sales volume and operating results are due to a number of factors relating to Hain’s business, including the timing of trade promotions, advertising and consumer promotions and other factors, such as seasonality, inclement weather and unanticipated increases in labor, commodity, energy, insurance or other operating costs. The impact on sales volume and operating results due to the timing and extent of these factors can significantly impact Hain’s business. For these reasons, you should not rely on Hain’s quarterly operating results as indications of future performance.

Hain’s Growth is Dependent on Its Ability to Introduce New Products and Improve Existing Products

Hain’s growth depends in large part on its ability to generate and implement improvements to its existing products and to introduce new products to consumers. The innovation and product improvements are affected by the level of funding that can be made available, the technical capability of Hain’s research and development department in developing and testing product prototypes, and the success of management in rolling out the resulting improvements in a timely manner. If Hain is unsuccessful in implementing product improvements that satisfy the demands of consumers, Hain’s business could be harmed.

The Profitability of Hain’s Operations is Dependent on Its Ability to Manage Its Inventory

Hain’s profit margins depend on its ability to manage its inventory efficiently. As part of Hain’s effort to manage its inventory more efficiently, Hain carried out a SKU rationalization program which resulted in the discontinuation of numerous lower-margin or low-turnover SKUs. However, a number of factors, such as changes in customers’ inventory levels, access to shelf space and changes in consumer preferences, may lengthen the number of days Hain carries certain inventories, hence impeding its effort to manage its inventory efficiently.

Hain’s Officers and Directors May Be Able to Control Hain’s Actions

Hain’s officers and directors beneficially owned approximately 11.6% of Hain’s common stock as of September 1, 2005. In addition, two of these directors currently serve as a designee and a jointly appointed designee of the selling stockholder, which owned approximately 16.4% of Hain’s common stock as of September 1, 2005. Accordingly, Hain’s officers and directors may be in a position to influence the election of Hain’s directors and otherwise influence stockholder action.

Hain’s Ability to Issue Preferred Stock May Deter Takeover Attempts

Hain’s board of directors is empowered to issue, without stockholder approval, preferred stock with dividends, liquidation, conversion, voting or other rights which could decrease the amount of earnings and assets available for distribution to holders of Hain’s common stock and adversely affect the relative voting power or other rights of the holders of Hain’s common stock. In the event of issuance, the preferred stock could be used as a method of discouraging, delaying or preventing a change in control. Hain’s certificate of incorporation authorizes the issuance of up to 5,000,000 shares of “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by Hain’s board of directors. Although Hain has no present intention to issue any shares of its preferred stock, Hain may do so in the future under appropriate circumstances.

Future Sales or the Perception of Future Sales of Hain’s Common Stock Could Adversely Affect Hain’s Stock Price.

The market price of Hain’s common stock could decline as a result of sales of substantial amounts of Hain’s common stock in the public market, or the perception that those sales could occur. These sales or the possibility that they may occur also could make it more difficult for Hain to raise funds in any equity offering in the future at a time and price that Hain deems appropriate.

Use of proceeds

We will not receive any of the proceeds from the sale of shares offered by the selling stockholder. All of the net proceeds from the sale of shares of common stock by the selling stockholder will be received by the selling stockholder.

Price range of common stock

Hain common stock is quoted on Nasdaq under the symbol “HAIN.” The table below sets forth, for the periods indicated, the high and low closing sale price per share of Hain common stock as quoted on Nasdaq. The prices shown do not include retail markups, markdowns or commissions.

	Hain Common Stock Market Price
	High	Low
Hain fiscal year ended June 30, 2004
First Quarter	$20.29	$15.85
Second Quarter	$24.02	$18.10
Third Quarter	$24.09	$20.90
Fourth Quarter	$22.14	$17.13
Hain fiscal year ended June 30, 2005
First Quarter	$18.24	$15.24
Second Quarter	$20.69	$16.18
Third Quarter	$20.73	$18.20
Fourth Quarter	$20.17	$17.20
Hain fiscal year ending June 30, 2006
First Quarter	$20.45	$18.30
Second Quarter (through December 19, 2005)	$22.44	$18.37

As of December 1, 2005, there were approximately 431 record holders of our common stock. On December 19, 2005, the last sale price reported on Nasdaq for our common stock was $20.58 per share.

We have not paid any cash dividends on our common stock to date. We intend to retain future earnings to support the development of our business and do not anticipate declaring or paying any dividends for the foreseeable future.

Capitalization

The table below sets forth our capitalization as of September 30, 2005. We have not provided an adjusted capitalization table because we will not receive any of the proceeds of this offering.

This table excludes the impact of our acquisition of Spectrum Organic Products, Inc. See “Prospectus Supplement Summary—Recent Events.”

You should read this table in conjunction with the consolidated financial statements and notes thereto appearing elsewhere or incorporated by reference in this prospectus supplement.

September 30, 2005
(dollars in thousands)
Cash and cash equivalents	$20,021

Long-term debt, less current portion of $4,148	$90,785

Stockholders’ equity
Common stock—$.01 par value, authorized 100,000,000 shares, issued 37,784,930 shares	$378
Additional paid-in capital	407,862
Retained earnings	135,330
Foreign currency translation adjustment	13,080

556,650
Less: 861,256 shares of treasury stock, at cost	(12,745)

Total stockholders’ equity	543,905

Total capitalization	$634,690

Selected historical consolidated financial information

The following selected historical consolidated financial information should be read in conjunction with Hain’s financial statements and the related notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included in this prospectus supplement. The information as of June 30, 2004 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2005, has been derived from Hain’s audited consolidated financial statements, included in this prospectus supplement, and have been audited by Ernst & Young LLP, independent registered public accounting firm, whose report is also included in this prospectus supplement. The information as of June 30, 2001, 2002 and 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the two years in the period ended June 30, 2002, has been derived from Hain’s audited consolidated financial statements not included or incorporated by reference in this prospectus supplement. The information as of September 30, 2004 and 2005 and for the three months then ended has been derived from Hain’s unaudited condensed consolidated financial statements, which are included in this prospectus supplement.

Historical results are not necessarily indicative of the results to be obtained in the future.

	Three Months Ended September 30,		Year Ended June 30,
	2005	2004	2005	2004	2003	2002	2001
	(dollars in thousands, except per share data)
Operating results:
Net sales	$161,097	$137,604	$619,967	$544,058	$466,459	$395,954	$345,661
Net income(a)	$7,363	$6,182	$21,870	$27,008	$27,492	$2,971	$23,589
Basic earnings per common share	$.20	$.17	$.60	$.77	$.81	$.09	$.71
Diluted earnings per common share	$.20	$.17	$.59	$.74	$.79	$.09	$.68
Financial position:
Working capital	$131,294	$128,551	$124,342	$129,949	$83,324	$70,942	$92,312
Total assets	728,841	685,295	707,136	684,231	581,548	481,183	461,693
Long-term debt, less current portion	90,785	99,906	92,271	104,294	59,455	10,293	10,718
Stockholders’ equity	543,905	507,767	528,290	496,765	440,797	403,848	396,653

(a)	Amounts for 2001 include amortization of goodwill and indefinite-life intangible assets, net of tax, amounting to $4 million, or $0.12 per share. In subsequent years, no amortization expense has been incurred in accordance with SFAS No. 142, which was adopted by Hain effective at the beginning of 2002.

Management’s discussion and analysis of financial condition and results of operations

General

We manufacture, market, distribute and sell natural and organic food products and natural personal care products under brand names which are sold as “better-for-you” products. Our products are sold primarily to specialty and natural food distributors, supermarkets, natural food stores, and other retail classes of trade including mass-market stores, drug stores, food service channels and club stores.

We made the following acquisitions during the three years ended June 30, 2005:

➢	On April 4, 2005, we acquired Zia Cosmetics, Inc., including the Zia® Natural Skincare brand, a respected leader in therapeutic products for healthy, beautiful skin sold mainly through natural food retailers.

➢	On June 3, 2004, we acquired Jason Natural Products, Inc., a California-based manufacturer and marketer of natural personal care products.

➢	On May 27, 2004, we acquired the Rosetto® and Ethnic Gourmet® brands of Heinz, which produce and market frozen pasta and natural ethnic frozen meals, respectively.

➢	On February 25, 2004, we acquired Natumi AG, a German producer and marketer of soymilk and other non-dairy products.

➢	On June 17, 2003, we acquired Acirca, Inc., a New York based manufacturer, distributor and marketer of natural and organic juices, pasta sauces, soups and salsas under the Walnut Acres Organic™ brand.

➢	On May 14, 2003, we acquired Grains Noirs, N.V., a Belgian producer and marketer of fresh prepared organic appetizers, salads, sandwiches and other full-plated dishes.

➢	On December 2, 2002, we acquired the assets and brands of Imagine Foods, Inc. (“Imagine”) in the United States and the United Kingdom. Imagine is a non-dairy beverage brand specializing in aseptic and refrigerated rice and soymilks, organic aseptic soups and broths, and organic non-dairy frozen desserts under the Rice Dream®, Soy Dream® and Imagine® brands.

All of the foregoing acquisitions (the “acquisitions” or “acquired brands”) have been accounted for as purchases. Consequently, the operations of the acquired brands are included in our results of operations from their respective dates of acquisition.

On June 30, 2005, we sold our Kineret® and Kosherific® brands, which marketed and distributed a line of frozen and dry kosher food products. We acquired these brands in fiscal 1994.

Critical Accounting Policies

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States. The accounting principles we use require us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and amounts of income and expenses during the reporting periods presented. We believe in the quality and reasonableness of our critical accounting policies; however, it is likely that materially different amounts

Management’s discussion and analysis of financial condition and results of operations would be reported under different conditions or using assumptions different from those that we have consistently applied. We believe our critical accounting policies are as follows, including our methodology for estimates made and assumptions used:

Revenue Recognition and Sales Incentives

Sales are recognized when the earnings process is complete, which occurs when products are shipped in accordance with terms of agreements, title and risk of loss transfer to customers, collection is probable and pricing is fixed or determinable. Sales are reported net of sales incentives, which include trade discounts and promotions and certain coupon costs. Shipping and handling costs billed to customers are included in reported sales. Allowances for cash discounts are recorded in the period in which the related sale is recognized.

Valuation of Accounts and Chargebacks Receivable

We perform ongoing credit evaluations on existing and new customers daily. We apply reserves for delinquent or uncollectible trade receivables based on a specific identification methodology and also apply an additional reserve based on the experience we have with our trade receivables aging categories. Credit losses have been within our expectations over the last few years. While one of our customers represented approximately 20% of our trade receivable balance as of September 30, 2005, we believe there is no unreasonable credit risk at this time.

Based on cash collection history and other statistical analysis, we estimate the amount of unauthorized deductions that our customers have taken to be repaid and collectible in the near future in the form of a chargeback receivable. While our estimate of this receivable balance could be different had we used different assumptions and judgments, historically our cash collections of this type of receivable have generally been within our expectations.

There can be no assurance that we would have the same experience with our receivables during different economic conditions, or with changes in business conditions, such as consolidation within the food industry and/or a change in the way we market and sell our products.

Inventory

Our inventory is valued at the lower of actual cost or market, utilizing the first-in, first-out method. We provide write-downs for finished goods expected to become non-saleable due to age and specifically identify and provide for slow moving or obsolete raw ingredients and packaging.

Property, Plant and Equipment

Our property, plant and equipment is carried at cost and depreciated or amortized on a straight-line basis over the lesser of the estimated useful lives or lease life, whichever is shorter. We believe the asset lives assigned to our property, plant and equipment are within ranges generally used in food manufacturing and distribution businesses. Our manufacturing plants and distribution centers, and their related assets, are periodically reviewed to determine if any impairment exists by analyzing underlying cash flow projections. At this time, we believe no impairment exists on the carrying value of such assets. Ordinary repairs and maintenance are expensed as incurred.

Intangibles

Goodwill is no longer amortized and the value of an identifiable intangible asset is amortized over its useful life unless the asset is determined to have an indefinite useful life. The carrying value of goodwill, which is allocated to the Company’s five reporting units, and other intangible assets with indefinite useful lives are tested annually for impairment.

Management’s discussion and analysis of financial condition and results of operations

Segments

SFAS No. 131 defines an operating segment as that component of an enterprise (i) that engages in business activities from which it may earn revenues and incur expenses, (ii) whose operating results are regularly reviewed by the enterprise’s chief operating decision maker (CODM) to make decisions about resources to be allocated to the segment and assess its performance, and (iii) for which discrete financial information is available. SFAS No. 142 defines a reporting unit as an operating segment or one level below an operating segment if the component constitutes a business for which discrete financial information is available and segment management regularly reviews the operating results of that component. The Company has determined that it operates in one segment, the sale of natural and organic products, including food, beverage and personal care products, and further that such single segment includes five reporting units in the annual test of Goodwill for impairment. Characteristics of the Company’s operations which are relied on in making these determinations include the similarities apparent in the Company’s products in the natural and organic consumer markets, the commonality of the Company’s customers across brands, the Company’s unified marketing strategy, and the nature of the financial information used by the CODM, described below, other than information on sales and direct product costs, by brand. The Company’s five reporting units are Grocery (including snacks); Tea; Personal Care; Canada; and Europe. The Company has further determined that its Chairman of the Board and Chief Executive Officer is the Company’s CODM as defined in SFAS No. 131, and is also the manager of the Company’s single segment. In making decisions about resource allocation and performance assessment, the Company’s CODM focuses on sales performance by brand using internally generated sales data as well as externally developed market consumption data acquired from independent sources, and further reviews certain data regarding standard costs and standard gross margins by brand. In making these decisions, the CODM receives and reviews certain Company consolidated quarterly and year-to-date information; however, the CODM does not receive or review any discrete financial information by geographic location, business unit, subsidiary, division or brand. The CODM reviews and approves capital spending on a Company consolidated basis rather than at any lower unit level. The Company’s Board of Directors receives the same quarterly and year-to-date information as the Company’s CODM.

Results of Operations

Three months ended September 30, 2005

Net sales for the three months ended September 30, 2005 were $161.1 million, an increase of $23.5 million or 17.1% over net sales of $137.6 million in the September 30, 2004 quarter. The increase came from increased brand sales for Terra Chips®, which was up 14%, Garden of Eatin’®, which was up 32%, Health Valley®, which was up 13%, Earth’s Best®, which was up 61%, Imagine® Soups, which was up 52%, Celestial Seasonings® teas, which was up 7%, and the Company’s personal care brands, which were up 32%. Sales for our brands in Europe increased 10% and sales for our brands in Canada were up 5%. Sales of our Jason Natural Products, acquired in June 2004, our Rosetto® and Ethnic Gourmet® brands, acquired in May 2004, and our Natumi® brand, acquired in February 2004, are included in each of the quarterly periods presented, while sales of our recently acquired Zia® and Raised Right™ brands are included only in the current quarter.

Gross profit for the three months ended September 30, 2005 was 28.5% of net sales as compared to 28.3% of net sales in the September 30, 2004 quarter. The increase in gross profit percentage was principally the result of operating efficiencies offset by higher input costs. Higher costs for petroleum and natural gas have impacted our overall business both directly with increased inbound and outbound delivery costs, and indirectly with the pass-through of costs from our suppliers of packaging and other

Management’s discussion and analysis of financial condition and results of operations major components of our finished products. In addition, our Raised Right™ brand of natural and antibiotic-free chicken operates at significantly lower margins than our other brands and, as a result caused a 1.1% reduction in the Company’s overall gross profit percentage.

Selling, general and administrative expenses increased by $4.9 million to $33.1 million for the three months ended September 30, 2005 as compared to $28.2 million in the September 30, 2004 quarter. Such expenses as a percentage of net sales amounted to 20.5% for both the three months ended September 30, 2005 and the three months ended September 30, 2004. Selling, general and administrative expenses have increased in overall dollars, primarily as a result of costs brought on by businesses acquired in 2005, increased consumer marketing expenses needed to support our increased sales as well as increases across all levels of general and administrative expenses to support our growing business.

General and administrative expenses for the three months ended September 30, 2005 includes approximately $1 million of professional fees related to our Sarbanes-Oxley implementation. In addition, we have added two new corporate office positions in response to these expanded requirements.

Operating income was $12.8 million in the three months ended September 30, 2005 compared to $10.8 million in the September 30, 2004 quarter. Operating income as a percentage of net sales was 7.9% in the September 30, 2005 quarter, compared with 7.8% in the September 30, 2004 quarter. The dollar and percentage increase is a result of the aforementioned higher gross profit offset by higher selling, general and administrative expenses.

Interest and other expenses amounted to $0.9 million for the three months ended September 30, 2005 compared to $0.7 million for the three months ended September 30, 2004. The increase in interest expense this quarter as compared to the prior year quarter was the result of the higher interest rates despite lower levels of borrowings. We had $0.1 million in net currency exchange gains this quarter as compared to $0.2 million in net currency exchange gains in the prior year quarter.

Income before income taxes for the three months ended September 30, 2005 amounted to $11.9 million compared to $10.1 million in the comparable period of the prior year. This increase was attributable to the increase in operating income.

Our effective income tax rate approximated 38.1% of pre-tax income for the three months ended September 30, 2005 compared to 39% for the three months ended September 30, 2004. Our effective tax rate for the full fiscal year ended June 30, 2005 was 36.7%.

Net income for the three months ended September 30, 2005 was $7.4 million compared to $6.2 million in the September 30, 2004 quarter. The increase of $1.2 million in earnings was primarily attributable to the increase in sales and the resultant increase in gross profit dollars.

Fiscal 2005 Compared to Fiscal 2004

Net sales in 2005 were $620.0 million, an increase of $75.9 million or 14% over net sales of $544.1 million in 2004. The increase came from volume increases, the phasing in of price increases and from sales generated by brands acquired in 2004, with increases offset by reduced sales due to the elimination of our CarbFit® brand, which experienced strong sales during the prior year, before the decline in consumer demand for low carbohydrate products. We experienced strong brand sales gains for Terra Chips®, which was up 20.0%, Garden of Eatin’®, which was up 14.7%, Earth’s Best®, which was up 39.6%, Imagine® soups, which was up 18.8%,, and to a lesser extent increased sales of Celestial Seasoning® teas, which was up 6.1%. Sales of our brands in Europe increased 27.1%.

Management’s discussion and analysis of financial condition and results of operations

Gross profit in 2005 was 27.6% of net sales as compared to 29.5% of net sales in 2004. The decline in gross profit percentage was principally the result of a $9.0 million charge for our SKU rationalization program, which had the effect of reducing 2005 gross profit by 1.2 percentage points. After considering the effect of the SKU rationalization, our margins remained relatively flat as a result of the price increases we phased in beginning July 1, 2004 and June 1, 2005, which provided us with an almost equal offset to increases in ingredient and other input costs; increases in transportation costs resulting from higher fuel costs; the cost effects of new regulations on the U.S. trucking industry in effect for the full fiscal year; an increase in the percentage of our shipments that are delivered by us, which has stabilized since we first experienced such increases in our third quarter of fiscal 2004; and a change in the mix of products sold whereby our higher margin tea sales became a lower proportion of our consolidated sales.

Selling, general and administrative expenses increased by $14.1 million to $128.1 million in 2005 from $114.0 million in 2004. Such expenses as a percentage of net sales amounted to 20.7% in 2005 as compared with 21.0% in 2004. Selling, general and administrative expenses have increased in overall dollars, primarily as a result of costs brought on by brands acquired in 2004, increased consumer marketing expenses needed to support our increased sales as well as increases across all levels of general and administrative expenses to support our growing business. General and administrative expenses for the year ended June 30, 2005 include approximately $3.1 million for the SKU rationalization program and approximately $1.1 million of outside professional costs for Sarbanes-Oxley compliance.

Non-cash compensation expenses were $4.7 million in 2005, an increase of $4.3 million from $0.4 million in 2004. The increase in non-cash compensation expenses primarily relate to the accelerated vesting of employee stock options in June 2005, when our board of directors approved the acceleration of the vesting of all outstanding unvested stock options held by employees. This action was taken in order to reduce future compensation charges for these stock options and to provide an incentive to employees in view of the uncertainty of future equity-based compensation with the pending implementation of SFAS No. 123R. As a result of this action, approximately 1.2 million outstanding unvested stock options were accelerated (approximately 56,000 of which were at exercise prices greater than market price at the date of acceleration), substantially all of which were granted in August 2004 at an exercise price of $16.01 per share with original vesting through August 2006. We recognized a charge to earnings for the difference between the market value of our stock on the date of acceleration and the exercise price of the options, such charge amounting to approximately $3.7 million ($3.1 million net of tax) for the year ended June 30, 2005. As a result of this action, there will be no stock option amortization expense in future periods unless additional stock options are granted.

Operating income was $38.2 million or 6.2% in 2005 compared to $45.9 million or 8.4% in 2004. The decline in operating income was the result of the aggregate of $16.0 million of charges from SKU rationalization and the acceleration of vesting of stock options. See notes 4 and 12 to our audited consolidated financial statements for the fiscal year ended June 30, 2005. After considering the effect of such $16.0 million of charges, operating income was $55.0 million in 2005, representing a 19.8% increase over 2004. This increase results principally from higher sales coupled by stable margins and lower selling, general and administrative expenses as a percentage of sales.

Interest and other expenses, net, amounted to $3.7 million in 2005 compared to $2.5 million in 2004. Our interest expense was $2.0 million higher in 2005 as compared to 2004, principally as a result of the higher interest rates on higher average borrowings we carried this year after our recent acquisitions. We had $0.7 million in net currency exchange gains in the current year as compared to less than $0.3 million in net currency exchange losses in the prior year, which partially offset the additional interest costs.

Income before income taxes in 2005 amounted to $34.5 million compared to $43.4 million in 2004. This decrease is attributable to the aforementioned decrease in operating income and increase in interest and

Management’s discussion and analysis of financial condition and results of operations other expenses, net. After considering the effect of the aggregate of $16.0 million of charges from SKU rationalization and the acceleration of vesting of stock options, income before income taxes was $50.5 million representing an increase of $7.1 million, or 16.4% over the prior year. This increase results principally from higher sales coupled by stable margins and lower selling, general and administrative expenses as a percentage of sales.

Our effective income tax rate approximated 36.7% of pre-tax income for 2005 compared to 37.8% for 2004. This decrease was attributable to a $1.3 million reduction in tax liabilities resulting from the termination of certain outstanding tax matters and is equal to the amount charged against the Company’s earnings when these arose in prior years.

Net income in 2005 amounted to $21.9 million, or $0.59 per diluted share, compared to $27.0 million, or $0.74 per diluted share, in 2004. The decrease of $5.1 million in net income was primarily attributable to the aforementioned decrease in income before income taxes offset by the decrease in our effective tax rate.

Fiscal 2004 Compared to Fiscal 2003

Net sales in 2004 were $544.1 million, an increase of $77.6 million or 17% over net sales of $466.5 million in 2003. The increase in sales came from volume increases principally in our snacks brands, which were up 14.9%, our Earth’s Best baby food brand, which was up 23.1%, our Celestial Seasonings tea brand, which was up 3.4%, and from the introduction of our new Carb Fit brand of low-carbohydrate products, as well as sales of brands acquired in 2004 and a full year of our operation of brands acquired in 2003. We believe that sales growth during the 2004 period was negatively impacted by our inability to fill orders for soup due to non-recurring manufacturing issues encountered at our independent soup co-packer, thereby causing out-of-stock positions on soup and, to a lesser extent, by the strike during our second and third quarters of fiscal 2004 of grocery workers in Southern California where we have a very strong market presence.

Gross profit in 2004 was 29.5% of net sales as compared to 30.3% of net sales in 2003. The decline in gross profit percentage was principally the result of the aggressive spending in the trade and with consumers, including spending on the launch of Carb Fit, as well as increases in transportation costs resulting from higher fuel costs, the cost effects of new regulations on the U.S. trucking industry, and an increase in the percentage of our shipments that was delivered by us. We also saw increases in the cost of ingredients.

Selling, general and administrative expenses increased by $18.4 million to $114.0 million in 2004 from $95.6 million in 2003. Such expenses as a percentage of net sales amounted to 21.0% in 2004 as compared with 20.5% in 2003. Selling, general and administrative expenses increased in overall dollars and as a percentage of sales, primarily as a result of $3.5 million of additional costs associated with brands acquired in 2004 as well as the full year of operations of brands acquired in 2003, $4.1 million of increased consumer marketing to support our increased sales, including our new Carb Fit line of products, $0.5 million of added costs relating to the implementation of required provisions of the Sarbanes-Oxley Act, and increased costs relating to the management changes that have been made during the second half of our fiscal year.

There were no restructuring and other non-recurring charges in 2004. During 2003, we recorded approximately $0.4 million of additional restructuring and other non-recurring charges related to the sale of our Health Valley facility for severance liabilities and related employee costs and trade items that

Management’s discussion and analysis of financial condition and results of operations could not be accrued in 2002. In addition, at the time of lease termination in 2003, we were able to reduce our potential lease exit costs by $0.9 million, which was recorded as a credit to restructuring and other non-recurring charges in 2003.

Operating income was $45.9 million in 2004 compared to $46.2 million in 2003. Operating income as a percentage of net sales was 8.4% in 2004, compared with 9.9% in 2003. These changes are a result of higher sales offset by the aforementioned decrease in gross profit and increase in selling, general and administrative expenses.

Interest and other expenses, net, amounted to $2.5 million in 2004 compared to $2.0 million in 2003. We incurred higher interest expense in 2004 resulting from borrowings for acquisitions which were outstanding for the full year in 2004 as compared to only part of the year in 2003.

Income before income taxes in 2004 amounted to $43.4 million compared to $44.2 million in 2003. This decrease is attributable to the aforementioned decrease in operating income and increase in interest and other expenses, net.

Income taxes in 2004 amounted to $16.4 million compared to $16.7 million in 2003. Our effective tax rate was 37.8% in 2004 and 2003.

Net income in 2004 amounted to $27.0 million compared to $27.5 million in 2003. The decrease of $0.5 million in net income was primarily attributable to the aforementioned decrease in income before income taxes.

Liquidity and Capital Resources

We finance our operations and growth primarily with the cash flows we generate from our operations and from borrowings under our Credit Facility.

On April 22, 2004, we entered into a new $300 million credit facility (the “Credit Facility”) with a bank group led by our existing bank agents for a five-year term expiring in April 2009. The Credit Facility provides for an uncommitted $50 million accordion feature, under which the facility may be increased to $350 million. The Credit Facility is secured only by a pledge of shares of certain of our foreign subsidiaries and is guaranteed by all of our current and future direct and indirect domestic subsidiaries. We are required to comply with customary affirmative and negative covenants for facilities of this nature. Revolving credit loans under this facility bear interest at a base rate (greater of the applicable prime rate or Federal Funds Rate plus an applicable margin) or, at our option, the reserve adjusted LIBOR rate plus an applicable margin. As of September 30, 2005, $89.7 million was borrowed under the Credit Facility.

This access to capital provides us with flexible working capital needs in the normal course of business and the opportunity to grow our business through acquisitions or develop our existing infrastructure through capital investment.

Net cash provided by (used in) operating activities was $0.5 million and $(6.8) million for the three months ended September 30, 2005 and 2004, respectively. Our working capital and current ratio was $131.3 million and 2.8 to 1, respectively, at September 30, 2005 compared with $124.3 million and 2.8 to 1, respectively, at June 30, 2005. The improvement in cash provided by operating activities is the result of higher sales and the resultant increase in gross profit dollars, as well as improved working capital management.

Management’s discussion and analysis of financial condition and results of operations

Net cash provided by (used in) financing activities was $2.6 million and $(6.1) million for the three months ended September 30, 2005 and 2004, respectively. The change was due principally to our pay down of approximately $0.4 million of debt offset by proceeds from the exercise of options of approximately $3.0 million during the first three months of fiscal 2006, as compared to our pay down of approximately $6.9 million of debt offset by proceeds from the exercise of options of approximately $0.8 million during the first three months of fiscal 2005.

Net cash provided by operations was $35.0 million and $30.8 million for 2005 and 2004, respectively. Our working capital and current ratio were $124.3 million and 2.8 to 1, respectively, at June 30, 2005 compared with $130.0 million and 2.9 to 1 respectively, at June 30, 2004. Our improvement in cash provided by operations was the result of higher sales and stable margins while incurring non-cash SKU rationalization and non-cash compensation charges.

Net cash (used in) provided by financing activities was ($14.7) million for 2005 and $48.9 million for 2004. During 2005 and 2004, we borrowed cash to fund acquisitions made during each year. During 2005, we received $5.2 million of proceeds on the exercise of stock options and warrants and we acquired 189,700 shares of our common stock in open market purchases at a cost of approximately $3.5 million. During 2004, we received $19.8 million of proceeds on the exercise of stock options and warrants, and we acquired 64,937 shares of our common stock in open market purchases at a cost of approximately $1.1 million.

Obligations for all debt instruments, capital and operating leases and other contractual obligations were as follows as of June 30, 2005:

	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	Thereafter
	(dollars in thousands)
Debt instruments	$94,676	$2,497	$2,479	$89,700	$—
Capital lease obligations	386	294	92	—	—
Operating leases	23,925	5,354	7,752	5,431	5,388
Purchase Obligations	20,865	18,358	2,507	—	—

Total contractual cash obligations	$139,852	$26,503	$12,830	$95,131	$5,388

We believe that cash on hand of $20.0 million at September 30, 2005, projected remaining fiscal 2006 cash flows from operations, and availability under our Credit Facility are sufficient to fund our working capital needs, anticipated capital expenditures of approximately $12 million, and scheduled debt and lease payments of approximately $9.5 million over the next twelve months. We currently invest our cash on hand in highly liquid short-term investments.

Management’s discussion and analysis of financial condition and results of operations

Supplementary Quarterly Financial Data

Unaudited quarterly financial data (in thousands, except per share amounts) for fiscal 2005 and 2004 is summarized as follows:

	Three Months Ended
	September 30, 2004	December 31, 2004	March 31, 2005	June 30, 2005
	(dollars in thousands)
Net sales	$137,604	$169,753	$161,261	$151,349
Gross profit(a)	38,975	53,231	45,468	33,283
Operating income (loss)(b)	10,790	18,058	11,728	(2,388)
Income (loss) before income taxes(b)	10,135	17,505	10,546	(3,675)
Net income (loss)(b)	6,182	10,678	7,698	(2,688)
Basic earnings per common share	$.17	$.29	$.21	$(.07)
Diluted earnings per common share	$.17	$.29	$.21	$(.07)

	Three Months Ended
	September 30, 2003	December 31, 2003	March 31, 2004	June 30, 2004
	(dollars in thousands)
Net sales	$127,053	$142,792	$136,862	$137,351
Gross profit	37,162	47,099	38,546	37,457
Operating income	11,343	17,052	9,019	8,464
Income before income taxes	10,552	16,702	8,087	8,047
Net income	6,542	10,372	5,014	5,080
Basic earnings per common share	$.19	$.30	$.14	$.14
Diluted earnings per common share	$.19	$.29	$.14	$.14

(a)	Gross profit was negatively impacted by approximately $1.2 million ($.7 million net tax) for the three months ended March 31, 2005 and approximately $7.8 million ($4.8 million net of tax) for the three months ended June 30, 2005 as the result of charges relative to the Company’s SKU Rationalization.
(b)	Operating income (loss) and income (loss) before income taxes for the three months ended June 30, 2005 were negatively impacted by a charge of approximately $3.9 million ($3.3 million net of tax) resulting from non-cash compensation, including the acceleration of the vesting of outstanding stock options.

Seasonality

Our tea brand manufactures and markets hot tea products and as a result its quarterly results of operations reflect seasonal trends resulting from increased demand for its hot tea products in the cooler months of the year. In addition, some of our other products (e.g., baking and cereal products and soups) also show stronger sales in the cooler months while our snack food product lines are stronger in the warmer months. Quarterly fluctuations in our sales volume and operating results are due to a number of factors relating to our business, including the timing of trade promotions, advertising and consumer promotions and other factors, such as seasonality, inclement weather and unanticipated increases in labor, commodity, energy, insurance or other operating costs. The impact on sales volume and operating results due to the timing and extent of these factors can significantly impact our business. For these reasons, you should not rely on our quarterly operating results as indications of future performance.

Inflation

Management does not believe that inflation had a significant impact on our results of operations for the periods presented.

Business

We manufacture, market, distribute and sell natural and organic food products and natural personal care products under brand names which are sold as “better-for-you” products. We are a leader in many of the top natural food categories, with such well-known food brands as Celestial Seasonings® teas, Hain Pure Foods®, Westbrae®, WestSoy®, Rice Dream®, Soy Dream®, Imagine®, Walnut Acres Organic™, Ethnic Gourmet®, Rosetto®, Little Bear Organic Foods®, Bearitos®, Arrowhead Mills®, Health Valley®, Breadshop’s®, Casbah®, Garden of Eatin’®, Terra Chips®, Harry’s Premium Snacks®, Boston’s®, Lima®, Biomarché™, Grains Noirs®, Natumi®, Milkfree, Yves Veggie Cuisine®, DeBoles®, Earth’s Best®, and Nile Spice®. The Company’s principal specialty product lines include Hollywood® cooking oils, Estee® sugar-free products, Boston Better Snacks®, and Alba Foods®. Our natural personal care products line is marketed under the JASON®, Zia®, Orjene®, Shaman Earthly Organics™, and Heather’s® brands.

Our products are sold primarily to specialty and natural food distributors, supermarkets, natural food stores, and other retail classes of trade including mass-market stores, drug stores, food service channels and club stores. During 2005, 2004 and 2003, approximately 47%, 39% and 42%, respectively, of our revenues were derived from products manufactured within our own facilities. The remaining 53%, 61% and 58% for 2005, 2004 and 2003, respectively, of our revenues were derived from products which are produced by co-packers using proprietary specifications controlled by us.

Since our formation, we have completed a number of acquisitions of companies and brands. In the last three full fiscal years, we have acquired the following companies and brands:

➢	On April 4, 2005, we acquired Zia Cosmetics, Inc., including the Zia® Natural Skincare brand, a respected leader in therapeutic products for healthy, beautiful skin sold mainly through natural food retailers.

➢	On June 3, 2004, we acquired Jason Natural Products, Inc., a California-based manufacturer and marketer of natural personal care products.

➢	On May 27, 2004, we acquired the Rosetto and Ethnic Gourmet brands of Heinz, which produce and market frozen pasta and natural ethnic frozen meals, respectively. Heinz owned approximately 16.7% of our common stock at the time of the transaction.

➢	On February 25, 2004, we acquired Natumi AG, a German producer and marketer of soymilk and other non-dairy products.

➢	On June 17, 2003, we acquired Acirca, Inc., a New York based manufacturer, distributor and marketer of natural and organic juices, pasta sauces, soups and salsas under the Walnut Acres Organic™ brand.

➢	On May 14, 2003, we acquired Grains Noirs, N.V., a Belgian producer and marketer of fresh prepared organic appetizers, salads, sandwiches and other full-plated dishes.

➢	On December 2, 2002, we acquired the assets and brands of Imagine in the United States and the United Kingdom. Imagine is a non-dairy beverage brand specializing in aseptic and refrigerated rice and soymilks, organic aseptic soups and broths, and organic non-dairy frozen desserts under the Rice Dream®, Soy Dream® and Imagine® brands.

Our brand names are well recognized in the various market categories they serve. We have acquired numerous brands since our formation (in addition to those mentioned above) and we will seek future growth through internal expansion as well as the acquisition of complementary brands.

Business

Our overall mission is to be a leading marketer and seller of natural and organic food products and natural personal care products by anticipating and exceeding consumer expectations and providing quality, innovation, value and convenience. Our business strategy is to integrate all of our brands under one management team and employ a uniform marketing, sales and distribution program. We capitalize on the brand equity and the distribution achieved through each of our acquired brands with strategic introductions of new product lines that complement existing product lines to enhance revenues and margins. We believe that by integrating our various brands, we will achieve economies of scale and enhanced market penetration. We consider the acquisition of natural and organic food companies and product lines as an integral part of our business strategy. To that end, we do, from time to time, review and conduct discussions with acquisition candidates.

As of June 30, 2005, we employed a total of 1,487 full-time employees. Of these employees, 165 were in sales and 792 in production, with the remaining 530 employees filling management, accounting, marketing, operations and clerical positions.

Products

Grocery

We develop, manufacture, market and distribute a comprehensive line of natural and organic grocery products consisting of over 1,500 branded items in numerous categories including non-dairy drinks (soy and rice milk), popcorn cakes, cookies, crackers, flour and baking mixes, hot and cold cereals, pasta, baby food, condiments, cooking oils, granolas, granola bars, cereal bars, canned, aseptic and instant soups, chilis, packaged grain, nut butters and nutritional oils, juices, frozen desserts, pastas and ethnic meals, as well as other food products. Our Hain®, Westbrae®, WestSoy®, Imagine®, Rice Dream®, Soy Dream®, Walnut Acres Organic™, Ethnic Gourmet®, Bearitos®, Arrowhead Mills®, DeBoles®, Health Valley®, Hollywood®, Casbah®, Breadshop’s®, Nile Spice®, Earth’s Best® and Lima® brands comprise this full line of natural or organic grocery products. We are a leader in many of the top natural food categories. Natural foods are defined as foods that are minimally processed, largely or completely free of artificial ingredients, preservatives, and other non-naturally occurring chemicals, and are as near to their whole natural state as possible. Many of our products are also made with “organic” ingredients that are grown without dependence upon artificial pesticides, chemicals or fertilizers. Grocery accounted for approximately 55% of total net sales in 2005, 56% in 2004 and 53% in 2003.

Snacks

We develop, manufacture, market and distribute over 250 branded items including a variety of potato and vegetable chips, organic tortilla style chips, pretzels, popcorn and potato chips under the Terra Chips®, Garden of Eatin’®, Little Bear®, Boston’s Popcorn® and Harry’s Premium Snacks® names. Terra Chips® natural food products consist of varieties of potato chips, potato sticks (known as Frites®), sweet potato chips and other vegetable chips. Garden of Eatin’® natural food products consist of organic tortilla chip products and other snacks. Boston Popcorn® and Harry’s® products consist of popcorn, potato chips, tortilla chips and other snack food items. Snacks accounted for approximately 14% of total net sales in 2005, 14% in 2004 and 15% in 2003.

Teas

Our tea products are 100% natural and are made from high-quality, natural flavors and ingredients and are generally offered in 10, 20 and 40 count packages. We are the leading specialty tea brand in North America. Our teas are sold in grocery, natural foods and other retail stores. We develop flavorful, unique blends with attractive, colorful and thought-provoking packaging. Our products include herb teas such

Business

as Sleepytime®, Lemon Zinger®, Peppermint, Chamomile, Mandarin Orange Spice®, Cinnamon Apple Spice, Red Zinger®, Raspberry Zinger®, Tension Tamer®, Country Peach Passion® and Wild Berry Zinger®, a line of green teas, a line of wellness teas, a line of organic teas, and a line of specialty black teas and chais. Our tea products include over 80 flavors made from 100% natural ingredients. The types of teas offered include herb, red (rooibos), honeybush, white, green, black and chai. Our teas are offered both with and without caffeine. We also offer Cool Brew iced teas, natural ciders, and Teahouse Chais. Tea beverages accounted for approximately 16% of total net sales in 2005, 18% in 2004 and 20% in 2003.

Personal Care Products

We manufacture and market a full line of personal care products including skin care, hair care, body care, oral care, and deodorants under the JASON®, Zia®, Orjene® and Shaman Earthly Organics™ brands. The majority of our products are under the JASON® brand, which consists of approximately 300 items across all five of the product categories that we participate in. We also manufacture and market a brand of natural cleaning products called Heather’s®, which consists of seven items.

Other

Fresh

We process, market and distribute fresh produce and prepared meals from our Biomarché™ and Grains Noirs facilities in Belgium. Products include fresh cut organic fruits and vegetables packaged for distribution to supermarkets and other retail outlets, and fresh appetizers and full-plated meals for distribution to retailers, caterers, and food service providers, principally transportation providers.

On July 1, 2005, we began processing natural and organic, antibiotic- and hormone-free chickens marketed and distributed to natural food stores, supermarkets, and food service providers. We market our chickens under a license agreement for use of the Raised Right® brand.

Meat Alternative Products

We manufacture, distribute and market a full line of soy protein meat alternative products under the Yves brand name including such well known products as The Good Dog®, The Good Lunch® and The Good Slice®, among others. Meat alternative products provide consumers with the health benefits of soy without the health concerns associated with traditional meat products. Yves meat alternative products consist of approximately 60 items including veggie burgers, veggie wieners, veggie slices, veggie entrees and veggie ground round. Our Yves meat alternative brand operates from its facility in Vancouver, British Columbia in Canada and is the principal brand of our operations in Canada.

Medically-Directed and Weight Management Products

Our Estee® and Featherweight® businesses market and distribute a full line of sugar-free, fructose-sweetened and low-sodium products targeted towards diabetic and health conscious consumers and persons on medically-restricted diets.

We continuously evaluate our existing products for taste, nutritional value and cost and make improvements where possible. We will discontinue products or SKUs when sales of those items do not warrant further production. During fiscal 2005, we initiated a SKU rationalization program which resulted in the discontinuation of numerous SKUs, the elimination of which resulted in a pre-tax charge to fiscal 2005 earnings of approximately $12.1 million.

Business

New Product Initiatives Through Research and Development

We consider research and development of new products to be a significant part of our overall philosophy and we are committed to developing high-quality products. A team of professional product developers works with a sensory technologist to test product prototypes with consumers. Our Research and Development Department incorporates product ideas from all areas of our business in order to formulate new products. In addition to developing new products, the Research and Development Department routinely reformulates and revises existing products. We incurred approximately $2.6 million in Company-sponsored research and development activities in 2005, $2.0 million in 2004 and $1.7 million in 2003.

Sales and Distribution

Our products are sold in all 50 states and in approximately 50 countries. Certain of our product lines have seasonal fluctuations (e.g., hot tea products, baking and cereal products and soup sales are stronger in cold months while sales of snack food products are stronger in the warmer months).

A majority of the products marketed by us are sold through independent food distributors. Over half of these sales orders are received from third-party food brokers. We utilize a direct sales force for sales into natural food stores that has allowed us to reduce our reliance on food brokers. Food brokers act as agents for us within designated territories, usually on a non-exclusive basis, and receive commissions. Food distributors purchase products from us for resale to retailers. Because food distributors take title to the products upon purchase, product pricing decisions on sales of our products by the distributors are generally made in their sole discretion, although we may participate in product pricing during promotional periods.

Our customer base consists principally of mass-market merchandisers, natural food distributors, supermarkets, drug store chains, club stores and grocery wholesalers. Recently, growth of natural and organic foods has shifted from the natural food channel to the grocery channels as mainstream grocery distributors and retailers provide these products to meet consumer demand and awareness. In fiscal 2005, one of our distributors, United Natural Foods, Inc., accounted for approximately 22% of net sales. Two of our distributors, United Natural Foods, Inc. and Tree of Life, accounted for approximately 20% and 12%, respectively, in 2004 and approximately 18% and 15%, respectively, in 2003. Net sales to export customers account for less than 5% of total net sales for each of the three years in the period ended June 30, 2005.

Our international subsidiaries in Canada and Europe sell to all major channels of distribution in the countries they serve. International sales represented approximately 21.1% of total net sales in 2005, 20.3% in 2004 and 17.3% in 2003.

Marketing

We use a mix of trade and consumer promotions as well as media advertising to market our products. We use trade advertising and promotion, including placement fees, cooperative advertising and feature advertising in distribution catalogs. We also utilize advertising and sales promotion expenditures via national and regional consumer promotion through television and magazine advertising, couponing and other trial use programs. In each of 2003, 2004 and 2005, we have increased our investment in consumer spending to enhance brand equity while closely monitoring our trade spending. These consumer spending categories include, but are not limited to, consumer advertising using television, radio and print, coupons, direct mailing programs and other forms of promotions. There is no guarantee that these promotional investments in consumer spending will be successful.

Business

Manufacturing Facilities

We currently manage and operate the following manufacturing facilities located throughout the United States: Celestial Seasonings®, in Boulder, Colorado, which produces specialty teas; Terra Chips®, in Moonachie, New Jersey, which produces vegetable chips; Arrowhead Mills®, in Hereford, Texas, which produces hot and cold cereals, baking goods and meal cups; DeBoles®, in Shreveport, Louisiana, which produces organic pasta; Ethnic Gourmet®, in Framingham, Massachusetts, which produces frozen meals; Rosetto®, in West Chester, Pennsylvania, which produces frozen pasta; and JASON®, in Culver City, California, which produces personal care products. We formerly operated a manufacturing facility in Irwindale, California, producing hot and cold cereals, baked goods, granola, granola bars, dry soups and other products under the Health Valley®, Breadshop® and Casbah® labels. During fiscal 2003, we sold the manufacturing assets of our Irwindale facility to a co-pack manufacturer who continues to manufacture products for us at that facility. The co-pack manufacturer has entered into a lease directly with the landlord of the facility.

Outside the United States, we have the following manufacturing facilities: Yves Veggie Cuisine® in Vancouver, British Columbia, which produces soy-based meat alternative products; Hain Celestial Belgium, with its Lima, N.V. facility in Maldegem, Belgium, which manufactures natural and organic food products, its Biomarché™ facility in Sombreffe, Belgium, which processes fresh organic produce and prepared salads, its Grains Noirs® facility in Brussels, Belgium, which prepares fresh organic appetizers, salads, sandwiches and other full-plated dishes, and its Natumi facility in Eitorf, Germany, which produces soymilk and other non-dairy products.

We own the manufacturing facilities in Moonachie, New Jersey; Boulder, Colorado; Hereford, Texas; Shreveport, Louisiana; West Chester, Pennsylvania and Vancouver, British Columbia. We also own the Lima and Biomarché™ facilities in Belgium. During 2005, 2004 and 2003, approximately 47%, 39% and 42%, respectively, of our revenue was derived from products manufactured at our currently owned manufacturing facilities.

Suppliers of Ingredients and Packaging

Our natural and organic ingredients and our packaging materials and supplies are obtained from various sources and suppliers located principally in the United States and locally in Canada and Europe for our operations in these areas. Certain of our packaging and products are sourced from the Far East.

Our tea ingredients are purchased from numerous foreign and domestic manufacturers, importers and growers, with the majority of those purchases occurring outside of the United States.

We maintain long-term relationships with most of our suppliers. Purchase arrangements with ingredient suppliers are generally made annually and in the local currency of the country in which we operate. Purchases are made through purchase orders or contracts, and price, delivery terms and product specifications vary.

Our organic and botanical purchasers visit major suppliers around the world annually to procure ingredients and to assure quality by observing production methods and providing product specifications. We perform laboratory analyses on incoming ingredient shipments for the purpose of assuring that they meet both our own quality standards and those of the FDA.

Co-Packed Product Base

During 2005, 2004 and 2003, approximately 53%, 61% and 58%, respectively, of our revenue was derived from products manufactured at independent co-packers. Currently, independent food

Business

manufacturers, who are referred to in our industry as co-packers, manufacture many of our products, including our Health Valley®, Breadshop’s®, Casbah®, Bearitos®, Nile Spice®, Harry’s Premium Snacks®, Boston’s®, Alba Foods®, Estee®, Earth’s Best®, Garden of Eatin’®, Hain Pure Foods®, Hollywood®, Little Bear Organic Foods®, Westbrae®, WestSoy®, Rice Dream®, Soy Dream®, Imagine®, Walnut Acres Organic®, Lima® and some of our Terra Chips®, Rosetto®, Arrowhead Mills®, Yves Veggie Cuisine® and Ethnic Gourmet® product lines.

In the U.S., we presently obtain:

➢	all of our requirements for non-dairy beverages from five co-packers, all of which are under contract or other arrangements;

➢	all of our U.S. requirements for rice cakes from one co-packer;

➢	all of our Health Valley® baked goods and cereal products from one co-packer, which is under contract;

➢	all of our cooking oils from one co-packer;

➢	principally all of our Garden of Eatin’® and Little Bear Organic Foods® tortilla chips from three co-packers, one of which is under contract;

➢	a portion of our requirements for Terra® Yukon Gold, Red BlissTM, Terra BluesTM, and PotpourriTM potato chips and FritesTM from one co-packer, which is under contract;

➢	the requirements for our canned soups from four co-packers, which are under contract;

➢	all of our Earth’s Best® baby food products from seven co-packers, which are under contract;

➢	a portion of our Ethnic Gourmet® products from one co-packer, which is under contract; and

➢	all of our Zia® natural skin care products from four co-packers, which are under contract or other arrangements.

Trademarks

We believe that brand awareness is a significant component in a consumer’s decision to purchase one product over another in the highly competitive food and beverage industry. Our trademarks and brand names for the product lines referred to herein are registered in the United States and a number of foreign countries and we intend to keep these filings current and seek protection for new trademarks to the extent consistent with business needs. We also copyright certain of our artwork and package designs. We own the trademarks for our principal products, including Arrowhead Mills®, Bearitos®, Breadshop’s®, Casbah®, Celestial Seasonings®, DeBoles®, Earth’s Best®, Estee®, Ethnic Gourmet®, Garden of Eatin’®, Hain Pure Foods®, Health Valley®, Imagine®, JASON®, Zia®, Orjene®, Shaman Earthly Organics™, Heather’s®, Little Bear Organic Foods®, Nile Spice®, Rice Dream®, Rosetto®, Soy Dream®, Terra®, Walnut Acres Organic™, Westbrae®, WestSoy®, Lima®, Biomarché™ and Yves Veggie Cuisine®. Celestial Seasonings® has trademarks for most of its best-selling teas, including Sleepytime®, Lemon Zinger®, Mandarin Orange Spice®, Red Zinger®, Wild Berry Zinger®, Tension Tamer®, Country Peach Passion® and Raspberry Zinger®.

Competition

We operate in highly competitive geographic and product markets, and some of these markets are dominated by competitors with greater resources. In addition, we compete for limited retailer shelf space for our products. Larger competitors include mainstream food companies such as Dean Foods, General Mills, Inc., Nestle S.A., Kraft Foods Inc., Groupe Danone, Kellogg Company, Unilever PLC, Pepsico and Sara Lee Corporation. Retailers also market competitive products under their own private labels.

Business

The beverage markets for both tea and soy beverages are large and highly competitive. Competitive factors in the tea industry include product quality and taste, brand awareness among consumers, variety of specialty tea flavors, interesting or unique product names, product packaging and package design, supermarket and grocery store shelf space, alternative distribution channels, reputation, price, advertising and promotion. Celestial Seasonings currently competes in the specialty tea market segment which includes herb tea, green tea, wellness tea and black tea. Celestial Seasonings specialty tea products, like other specialty tea products, are priced higher than most commodity black tea products.

The principal competitors of Celestial Seasonings® on a national basis in the specialty teas market are Thomas J. Lipton Company (a division of Unilever PLC), Twinings (a division of Associated British Grocers) and R.C. Bigelow, Inc. In addition, in April 2004, Tazo Tea Company (a subsidiary of Starbucks Corporation) and Kraft Foods announced a licensing agreement whereby Tazo products might gain additional access to grocery channels through placement by Kraft. Additional competitors include a number of regional specialty tea companies.

The soy beverage market, including both aseptic and refrigerated products, has shown sustained growth over the past several years. A statement by the FDA endorsing the heart healthy benefits of soy in October 1999 spurred the growth in both the aseptic and refrigerated segments. Aseptic soymilk is the more mature product category of the two and in recent years, additional larger competitors entered the category but have since exited the category after unsuccessful regional launches. WestSoy® has taken advantage of the shelf space which became available and continues to be the number one and largest growing brand of aseptic soymilk in the grocery and natural channels.

Government Regulation

Along with our manufacturers, brokers, distributors and co-packers, we are subject to extensive regulation by federal, state and local authorities. The federal agencies governing our business include the Federal Trade Commission (FTC), FDA, United States Department of Agriculture (USDA), and Occupational Safety and Health Administration (OSHA). These agencies regulate, among other things, the production, sale, safety, advertising, labeling of and ingredients used in our products. Under various statutes, these agencies prescribe the requirements and establish the standards for quality, purity and labeling. Among other requirements, the USDA, in certain circumstances, must not only approve our products, but also review the manufacturing processes and facilities used to produce these products before these products can be marketed in the United States. In addition, advertising of our business is subject to regulation by the FTC. Our activities are also regulated by state agencies as well as county and municipal authorities. We are also subject to the laws of the foreign jurisdictions in which we manufacture and sell our products.

Independent Certification

We rely on independent certification, such as certifications of our products as “organic” or “kosher,” to differentiate our products in natural and specialty food categories. The loss of any independent certifications could adversely affect our market position as a natural and specialty food company, which could harm our business.

We must comply with the requirements of independent organizations or certification authorities in order to label our products as certified. We utilize organizations such as Quality Assurance International (QAI) and Oregon Tilth to certify our products as organic under the guidelines established by the USDA. Similarly, we utilize appropriate kosher supervision organizations, such as The Union of Orthodox Jewish Congregations, The Organized Kashruth Laboratories, “KOF-K” Kosher Supervision, Kosher Overseers Associated of America and Upper Midwest Kashruth.

Management

The following table sets forth information regarding our executive officers and directors and their ages as of December 1, 2005:

Name	Age	Position
Irwin D. Simon	47	President, Chief Executive Officer and Chairman of the Board
Ira J. Lamel	58	Executive Vice President and Chief Financial Officer
Barry J. Alperin(2)(3)	65	Director
Beth L. Bronner(1)	54	Director
Jack Futterman(3)	72	Director
Daniel R. Glickman(3)	61	Director
Marina Hahn(1)	48	Director
Andrew R. Heyer(1)(3)	48	Director
Roger Meltzer	54	Director
Mitchell A. Ring	54	Director
Lewis D. Schiliro(2)	57	Director
D. Edward I. Smyth	56	Director
Larry S. Zilavy(2)	54	Director

(1)	Compensation Committee member.
(2)	Audit Committee member.
(3)	Corporate Governance and Nominating Committee member.

Management

Irwin D. Simon

Irwin D. Simon has been our President and Chief Executive Officer and a director since our inception and is our founder. Mr. Simon was appointed Chairman of the Board of Directors in April 2000. Previously, Mr. Simon was employed in various marketing capacities at Slim-Fast Foods Company and The Haagen-Dazs Company, a division of Grand Metropolitan, plc. Mr. Simon serves as lead director of Jarden Corporation, an independent non-executive director of Yeo Hiap Seng Limited and as a director of several privately-held companies. Mr. Simon is the past chapter chairman of YPO—Gotham Chapter, New York City.

Ira J. Lamel

Ira J. Lamel was appointed Executive Vice President, Chief Financial Officer and Treasurer on October 1, 2001, and has served as Corporate Secretary since January 2003. Prior to his appointment, Mr. Lamel, a certified public accountant, was a partner in the retail and consumer products industry group at Ernst & Young LLP where he served in various capacities from June 1973 to September 2001. Ernst & Young LLP serves as our registered independent accountants, and Mr. Lamel was responsible for all services provided to us, including the audits of our financial statements, from fiscal 1994 through fiscal 2000. Mr. Lamel serves as a director and audit committee chairman of Excel Technology, Inc. and Harvey Electronics, Inc.

Directors

Barry J. Alperin

Barry J. Alperin has been a director since February 2004 and is the chairperson of our Audit Committee. Mr. Alperin, a consultant, has been a director of Henry Schein, Inc., a provider of healthcare products and services to office-based practitioners in North America and Europe, since May 1996. He served as Vice Chairman of Hasbro, Inc. from 1990 through July 1995 and as Co-Chief Operating Officer of

Management

Hasbro, Inc. from 1989 through 1990. Mr. Alperin served as director of Seaman’s Furniture Company, Inc. from 1992 through February 2001. He also serves as a director of the general partner of K’Sea Transportation Partners, LP.

Beth L. Bronner

Beth L. Bronner has been a director since November 1993, and is the chairperson of our Compensation Committee. Ms. Bronner has served as Senior Vice President and Chief Marketing Officer for Jim Beam Brands Worldwide, Inc., since September 2003. From May 2001 to September 2003, Ms. Bronner served as a private consultant and president of a private realty company. In addition, she served as President and Chief Operating Officer of Advo Inc. from August 2000 until May 2001. Ms. Bronner also serves as a director of Assurant, Inc. (formerly Fortis, Inc.), Reddy Ice Holdings, Inc. and CoolBrands International Inc.

Jack Futterman

Jack Futterman has been a director since December 1996, and is the chairperson of our Corporate Governance and Nominating Committee. Mr. Futterman served as Chairman and Chief Executive Officer of Party City Stores, Inc. from June 1999 through December 1999. Mr. Futterman retired as Chairman and Chief Executive Officer of Pathmark Stores, Inc. in March 1996. He joined Pathmark in 1973 as Vice President of its drugstore and general merchandise divisions and occupied a number of positions before becoming Chairman and Chief Executive Officer. Mr. Futterman is a registered pharmacist and former Chairman of the National Association of Chain Drugstores.

Daniel R. Glickman

Daniel R. Glickman, who served as U.S. Secretary of Agriculture from March 1995 until January 2001, has been a director since July 2002. Secretary Glickman is currently Chairman and Chief Executive Officer of the Motion Picture Association of America, Inc. From August 2002 through August 2004, Secretary Glickman served as the Director of the Institute of Politics at the John F. Kennedy School of Government at Harvard University. From January 2001 to August 2002, Secretary Glickman was a partner in the public law and policy practice group of Akin, Gump, Strauss, Hauer & Feld, L.L.P. and continues to be a senior advisor to the law firm. Prior to his appointment as Secretary of Agriculture, Secretary Glickman served for 18 years in the U.S. House of Representatives, where he served as a member of the House Agriculture Committee. Secretary Glickman also serves as a director of the Chicago Mercantile Exchange.

Marina Hahn

Marina Hahn has been a director since May 2000. Prior to that, she had served as a director of Celestial Seasonings since 1994. Currently, Ms. Hahn is a marketing consultant with Marina Hahn and Associates. From 1998 to 2001, Ms. Hahn served as Executive Vice President of J. Walter Thompson Company, an advertising agency. Previously, Ms. Hahn was employed in various capacities by the William Morris Agency, Inc., Sony Electronics, Inc., Pepsi-Cola Company and DDB Needham Worldwide, Inc.

Andrew R. Heyer

Andrew R. Heyer has been a director since November 1993. Mr. Heyer is a founder of Trimaran Capital Partners, a private asset management firm with over $3 billion under management. Mr. Heyer is also a Vice Chairman of CIBC World Markets Corp. and co-head of CIBC Argosy Merchant Banking Funds. Prior to joining CIBC in 1995, Mr. Heyer was a founder and managing director of The Argosy Group L.P. Mr. Heyer serves as a director of Niagara Corporation, Reddy Ice Holdings, Inc. and also serves as a director of several privately-held companies.

Management

Roger Meltzer

Roger Meltzer has been a director since December 2000. Mr. Meltzer is a partner and a member of the executive committee of the law firm Cahill Gordon & Reindel LLP, New York, New York, where he practices corporate law. Cahill Gordon & Reindel LLP has represented us in various matters since 1994.

Mitchell A. Ring

Mitchell A. Ring has been a director since February 2004. Mr. Ring is Senior Vice President—Business Development of the H.J. Heinz Company, and previously served as a member of its Management Committee, commencing in 1996. Mr. Ring joined Heinz in 1991 after 17 years in marketing and finance positions in the consumer products and banking industries. Mr. Ring serves on our Board of Directors as a designee of HJH One, L.L.C., the selling stockholder.

Lewis D. Schiliro

Lewis D. Schiliro has been a director since February 2004. In April 2005, Mr. Schiliro retired as Senior Executive Vice President of MBNA America. Prior to joining MBNA in 2000, Mr. Schiliro spent 25 years with the Federal Bureau of Investigation (FBI) in New York. In 1998, Mr. Schiliro was appointed the Assistant Director in Charge of the FBI’s New York office. Mr. Schiliro has taught courses as an adjunct professor at both the University of Delaware and Wilmington College.

D. Edward I. Smyth

D. Edward I. Smyth has been a director since February 2004. Mr. Smyth has served as Senior Vice President—Corporate and Government Affairs and Chief Administrative Officer of the H.J. Heinz Company and as a member of its Management Committee (now Office of the Chairman) since 2001. Mr. Smyth joined Heinz in March 1988, following 15 years in the diplomatic service of Ireland. Mr. Smyth is a trustee of the H.J. Heinz Company Foundation and is a member of the Government Affairs Council of the Grocery Manufacturers of America. Mr. Smyth serves on our Board of Directors as our joint designee with HJH One, L.L.C., the selling stockholder.

Larry S. Zilavy

Larry S. Zilavy has been a director since November 2002. Mr. Zilavy is currently a consultant. Mr. Zilavy retired as Executive Vice President, Corporate Finance and Strategic Planning for Barnes & Noble, Inc. in November 2004 and had served in this capacity since May 2003. Mr. Zilavy was Chief Financial Officer of Barnes & Noble, Inc. from June 2002 through April 2003. Prior to that, he was Executive Vice President of IBJ Whitehall Bank and Trust Company, where he worked since 1992. Mr. Zilavy is a director of GameStop Corp. and of a privately-held company, as well as a trustee of St. Francis College in New York City.

Certain relationships

Mr. Meltzer, who is a director of Hain, is a partner at the law firm Cahill Gordon & Reindel LLP. Cahill Gordon & Reindel LLP acts as our regular outside counsel. In addition, Mr. Simon’s wife serves as our Director of International Sales, and Mr. Simon’s brother-in-law serves as our Vice President-Purchasing and Procurement, and each are paid at competitive rates with employees serving other companies in comparable positions.

See “Selling stockholder” for information regarding certain relationships with the selling stockholder.

Selling stockholder

The following table shows information regarding ownership of the shares of common stock held by the selling stockholder, HJH One, L.L.C., which is an affiliate of H.J. Heinz Company. We refer to H.J. Heinz Company and its affiliates collectively as “Heinz.” HJH One, L.L.C. acquired its shares of our common stock from another affiliate of Heinz.

Name	Number of Shares of Common Stock Beneficially Owned	Percent of Class(a)	Number of Shares of Common Stock Offered Hereby(b)	Number of Shares of Common Stock to Be Owned After Completion of this Offering(b)	Percent of Class After Completion of this Offering(a)(b)
HJH One, L.L.C.	6,090,351	16.4%	5,295,957	794,394	2.1%

(a)	Based on 37,216,489 shares outstanding at December 1, 2005.
(b)	Assuming the underwriters do not exercise their over-allotment option. If the underwriters exercise their over-allotment option in full, the selling stockholder will not own any shares of our common stock after the completion of this offering.

The board of directors of H.J. Heinz Company delegated decision-making authority with respect to the sale of the selling stockholder’s shares to a special committee consisting of William R. Johnson, Chairman, President and Chief Executive Officer of H.J. Heinz Company, Arthur B. Winkleblack, Executive Vice President and Chief Financial Officer of H.J. Heinz Company, and Theodore N. Bobby, Senior Vice President and General Counsel of H.J. Heinz Company. Arthur W. Winkleblack, Theodore N. Bobby and Leonard A. Cullo, Jr., Vice President—Treasurer of H.J. Heinz Company, would be responsible for a decision with respect to the voting of Hain shares held by the selling stockholder.

Heinz’s acquisition of our common stock

In September 1999 we entered into an agreement with Heinz relating to the global production and marketing of natural and organic foods and soy-based beverages. As part of this transaction, Heinz acquired 2,837,343 shares of our common stock for an aggregate purchase price of $82.4 million. In addition, in a separate transaction announced in September 1999, we purchased the Earth’s Best trademarks from Heinz for $4.6 million in cash and 670,234 shares of common stock. When we merged with Celestial Seasonings in June 2000, we issued an additional 2,582,774 shares of common stock to Heinz for an aggregate purchase price of $79.7 million, pursuant to Heinz’s rights under the investor’s agreement described below.

Agreements between Heinz and us

We entered into an investor’s agreement and a registration rights agreement with Heinz in connection with Heinz’s September 1999 investment.

The investor’s agreement provides for the appointment to our Board of Directors of one member nominated by Heinz and one member jointly nominated by Heinz and us; this right will terminate if at any time Heinz holds less than 50% of the shares of our common stock that it acquired in September 1999. Currently the board member nominated by Heinz is Mr. Mitchell A. Ring, who is Senior Vice President—Business Development of H.J. Heinz Company. The jointly nominated director is Mr. D. Edward I. Smyth, who is Senior Vice President—Corporate and Government Affairs and Chief Administrative Officer of H.J. Heinz Company. In addition, the investor’s agreement requires Heinz to vote its shares in favor of nominees for directors recommended by us for election in proxy solicitation materials disseminated by us.

Selling stockholder

Pursuant to the registration rights agreement, we agreed to file a registration statement under the Securities Act with respect to a resale of the shares owned by Heinz and to use our best efforts to cause the registration statement to become effective. We filed this registration statement pursuant to Heinz’s request under the registration rights agreement. We and Heinz have each agreed to indemnify the other for certain liabilities, including liabilities under the Securities Act, and will contribute to payments that the other may be required to make in respect of those liabilities.

Heinz has agreed to reimburse us for up to $750,000 of registration expenses associated with this offering.

Transactions between Heinz and us in the last three years

In May 2004, we acquired the assets of our Rosetto and Ethnic Gourmet businesses from Heinz for approximately $24 million (subject to adjustment) and the assumption of certain liabilities.

In fiscal 2005 we paid Heinz approximately $2,292,437 in purchases, royalties and profit sharing fees, and they paid us approximately $2,419,894 in purchases. In fiscal 2004 we paid Heinz approximately $695,596 in purchases, royalties and profit sharing fees, and they paid us approximately $570,956 in purchases. In fiscal 2003 we paid Heinz approximately $1,531,450 in purchases, royalties and profit sharing fees, and they paid us approximately $600,000 in royalties. In fiscal 2002, we paid to Heinz approximately $3,456,000 in purchases, royalties and profit sharing fees.

Description of capital stock

General

Our authorized capital stock consists of 100,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share.

The following description is qualified in all respects by reference to our certificate of incorporation and the bylaws.

Common Stock

Each share of common stock entitles the holder thereof to one vote on all matters submitted to a vote of the stockholders. Since the holders of common stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of our directors then being elected and holders of the remaining shares by themselves cannot elect any directors. The holders of common stock do not have preemptive rights or rights to convert their common stock into other securities. Holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of the common stock have the right to a ratable portion of the assets remaining after payment of liabilities. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

We are authorized by our certificate of incorporation to issue a maximum of 5,000,000 shares of preferred stock, in one or more series and containing such rights, privileges and limitations including voting rights, dividend rates, conversion privileges, redemption rights and terms, redemption prices and liquidation preferences, as our board of directors may, from time to time, determine.

The issuance of shares of preferred stock pursuant to our board of directors’ authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock, and otherwise adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying or preventing us from being subject to a change in control. See “Risk Factors—Hain’s Ability To Issue Preferred Stock May Deter Takeover Attempts.” We are not required by the Delaware General Corporation Law, or the “DGCL,” to seek stockholder approval prior to any issuance of authorized but unissued stock and our board of directors does not currently intend to seek stockholder approval prior to any issuance of authorized but unissued stock, unless otherwise required by law.

Certificate of Incorporation and Bylaws

Pursuant to the DGCL, the power to adopt, amend and repeal bylaws is conferred solely upon the stockholders unless the corporation’s certificate of incorporation also confers such power upon the board of directors. Under our certificate of incorporation, our board of directors is granted the power to amend our bylaws. Our bylaws provide that each director has one vote on each matter for which directors are entitled to vote. Our certificate of incorporation and/or bylaws also provide that (1) from time to time, by resolution, our board of directors has the power to change the number of directors, (2) the directors will hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified, and (3) special meetings of stockholders may only be called by our board of directors or certain of our officers. These provisions, in addition to the existence of authorized but

Description of capital stock

unissued capital stock, may have the effect, either alone or in combination with each other, of making more difficult, or discouraging unsolicited third parties from, an acquisition of us which has been deemed undesirable by our board of directors. Our board of directors currently has twelve members.

Section 203 of the Delaware Law

Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (1) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, or (3) on or after such date the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person, who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation’s voting stock. This provision of law could discourage, prevent or delay a change in management or stockholder control of us, which could have the effect of discouraging bids and thereby prevent stockholders from receiving the maximum value for their shares, or a premium for their shares in a hostile takeover situation.

Transfer Agent and Registrar

The Transfer Agent and Registrar for the common stock is Continental Stock Transfer & Trust Company, New York, New York.

Underwriting

The selling stockholder is offering the shares of our common stock described in this prospectus supplement through the underwriters named below. UBS Securities LLC, Banc of America Securities LLC and J.P. Morgan Securities Inc. are the joint bookrunners. We and the selling stockholder have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of shares
UBS Securities LLC	1,853,585
Banc of America Securities LLC	1,853,585
J.P. Morgan Securities Inc.	1,588,787

Total	5,295,957

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

Our common stock is offered subject to a number of conditions, including:

➢	receipt and acceptance of our common stock by the underwriters, and

➢	the underwriters’ right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Over-allotment option

The selling stockholder has granted the underwriters an option to buy up to 794,394 additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of the underwriting agreement to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

Commissions and discounts

Shares sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.55 per share from the public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $0.10 per share from the public offering price. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

Underwriting

The following table shows the per share and total underwriting discounts and commissions the selling stockholder will pay to the underwriters, assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 794,394 shares:

	No exercise	Full exercise
Per share	$0.932	$0.932
Total	$4,935,832	$5,676,207

The selling stockholder has agreed to reimburse us for up to $750,000 of registration expenses associated with this offering. The underwriters have, in turn, agreed to reimburse the selling stockholder for up to $700,000 of expenses associated with this offering, including amounts reimbursable to us. The selling stockholder estimates that the total expenses of the offering payable by the selling stockholder before such reimbursement by the underwriters, excluding underwriting discounts and commissions, but including amounts reimburseable to us, will be approximately $700,000. Expenses include the Securities and Exchange Commission filing fees, printing, legal, accounting and transfer agent and registrar fees, roadshow and other marketing expenses and other miscellaneous fees and expenses.

In compliance with NASD guidelines, the maximum commission or discount to be received by any NASD member or independent broker-dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

No sales of similar securities

We, the selling stockholder, our executive officers and our directors have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of the joint bookrunners, subject to limited exceptions, offer, sell, contract to sell or otherwise dispose of or hedge our common stock or securities convertible into or exercisable or exchangeable for our common stock. These restrictions will be in effect for a period of 60 days after the date of the underwriting agreement. At any time and without public notice, the joint bookrunners may in their sole discretion release all or some of the securities from these lock-up agreements. Grants to employees and the issuance of our common stock pursuant to our acquisition of Spectrum Organic Products, Inc. will be excluded from these lock-up restrictions.

Indemnification and contribution

We and the selling stockholder have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act. If we or the selling stockholder are unable to provide this indemnification, we or they will contribute to payments the underwriters and their controlling persons may be required to make in respect of those liabilities.

Nasdaq National Market quotation

Our common stock is quoted on The Nasdaq National Market under the symbol “HAIN.”

Price stabilization, short positions, passive market making

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

➢	stabilizing transactions;

➢	short sales;

➢	purchases to cover positions created by short sales;

Underwriting

➢	imposition of penalty bids;

➢	syndicate covering transactions; and

➢	passive market making.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on The Nasdaq National Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on The Nasdaq National Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The Nasdaq National Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Affiliations

The underwriters and their affiliates have provided and may provide certain commercial banking, financial advisory and investment banking services for us and affiliates of the selling stockholder for which they receive fees.

The underwriters and their affiliates may from time to time in the future engage in transactions with us and affiliates of the selling stockholder and perform services for us and affiliates of the selling stockholder in the ordinary course of their business.

Notice to investors

European Economic Area

With respect to each Member State of the European Economic Area which has implemented Prospectus Directive 2003/71/EC, including any applicable implementing measures, from and including the date on which the Prospectus Directive is implemented in that Member State, the offering of our common stock in this offering is only being made:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

United Kingdom

Shares of our common stock may not be offered or sold and will not be offered or sold to any persons in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses and in compliance with all applicable provisions of the FSMA with respect to anything done in relation to shares of our common stock in, from or otherwise involving the United Kingdom. In addition, each underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us. Without limitation to the other restrictions referred to herein, this prospectus supplement is directed only at (1) persons outside the United Kingdom, (2) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets act 2000 (Financial Promotion) Order 2005; or (3) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Financial Services and Markets act 2000 (Financial Promotion) Order 2005. Without limitation to the other restrictions referred to herein, any investment or investment activity to which this prospectus supplement relates is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (2) or (3) above) should not rely or act upon this communication.

Switzerland

Shares of our common stock may be offered in Switzerland only on the basis of a non-public offering. This prospectus does not constitute an issuance prospectus according to articles 652a or 1156 of the Swiss Federal Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss exchange. The shares of our common stock may not be offered or distributed on a professional basis in or from Switzerland and neither this prospectus supplement nor any other offering material relating to shares of our common stock may be publicly issued in connection with any such offer or distribution. The shares have not been and will not be approved by any Swiss regulatory authority. In particular, the shares are not and will not be registered with or supervised by the Swiss Federal Banking Commission, and investors may not claim protection under the Swiss Investment Fund Act.

Legal matters

Certain legal matters with respect to the validity of the common stock offered hereby will be passed upon for us by Cahill Gordon & Reindel LLP, New York, New York, for the underwriters by Davis Polk & Wardwell, New York, New York and for the selling stockholder by Theodore N. Bobby, Esq., Senior Vice President and General Counsel of H.J. Heinz Company, an affiliate of the selling stockholder. Cahill Gordon & Reindel LLP acts as our regular outside counsel. Roger Meltzer, a partner of Cahill Gordon & Reindel LLP, is also a member of our board of directors. Mr. Meltzer receives compensation as a board member. Davis Polk & Wardwell regularly advises H.J. Heinz Company and has advised them and the selling stockholder in connection with this offering.

Experts

The consolidated financial statements of Hain appearing in its Annual Report on Form 10-K for the year ended June 30, 2005 (including the schedule appearing therein), Amendment No. 1 to its Annual Report on Form 10-K for the year ended June 30, 2005 (including the schedule appearing therein), and Hain’s management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Where you can find more information

We are a Delaware corporation. Our principal executive offices are located at 58 South Service Road, Melville, NY 11747, and our telephone number is (631) 730-2200.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings are also available to the public from commercial document retrieval services, at the Internet Web site maintained by the SEC at www.sec.gov, and on our web site, www.hain-celestial.com. The information on our web site is not part of this prospectus supplement.

Our common stock is quoted on Nasdaq under the symbol “HAIN.” You may inspect reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20016.

This prospectus supplement is part of a registration statement on Form S-3 that we filed with the SEC to register the shares that the selling stockholder will sell in this offering. This prospectus supplement does not include all of the information contained in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. For further information about us and the securities offered in this prospectus supplement, you should review the registration statement and the information incorporated by reference therein. You can inspect or copy the registration statement at any of the addresses listed above.

Where you can find more information

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus supplement, except for any information superseded by information contained directly in this prospectus supplement. Information that we file later with the SEC will automatically update and supersede this information. This prospectus supplement incorporates by reference the documents described below that we previously filed with the SEC. These documents contain important information about us and our financial condition.

The following documents listed below that we have previously filed with the SEC are incorporated by reference:

➢	our annual report on Form 10-K filed with the SEC for the fiscal year ended June 30, 2005;

➢	Amendment No. 1 to our annual report on Form 10-K filed with the SEC for the fiscal year ended June 30, 2005;

➢	our quarterly report on Form 10-Q filed with the SEC for the fiscal quarter ended September 30, 2005;

➢	our current reports on Form 8-K filed with the SEC on August 26, 2005, November 4, 2005, December 8, 2005 and December 19, 2005;

➢	our revised definitive proxy statement on Schedule 14A filed with the SEC on October 31, 2005; and

➢	the description of our common stock contained in our registration statement on Form 8-A/A dated November 12, 1993 and any amendment or report filed for the purpose of updating such description.

All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act from the date of this prospectus supplement until the completion of the resale by the selling stockholder, shall also be deemed to be incorporated by reference in this prospectus supplement, unless provided otherwise in the relevant document. These additional documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Upon request, we will provide without charge to each person to whom a prospectus supplement is delivered, including any beneficial owner, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement.

If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:

The Hain Celestial Group, Inc. Attention: Investor Relations 58 South Service Road Melville, New York 11747 (631) 730-2200

The Hain Celestial Group, Inc., the Hain logos and all other Hain product and service names are registered trademarks or trademarks of The Hain Celestial Group, Inc. in the USA and in other select countries. “®” and “™” indicate USA registration and USA trademark, respectively. Other third party logos and product/trade names are registered trademarks or trade names of their respective companies.

Index to financial statements

The Hain Celestial Group, Inc.

Report of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors of

The Hain Celestial Group, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of The Hain Celestial Group, Inc. (the Company) and Subsidiaries as of June 30, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2005. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Hain Celestial Group, Inc. and Subsidiaries at June 30, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of The Hain Celestial Group, Inc.’s internal control over financial reporting as of June 30, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated August 31, 2005 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Melville, New York

August 31, 2005

The Hain Celestial Group, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share and share amounts)

	June 30
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$24,139	$27,489
Accounts receivable, less allowance for doubtful accounts of $2,074 and $2,185	67,148	69,392
Inventories	76,497	86,873
Recoverable income taxes, net	2,575	—
Deferred income taxes	5,671	3,111
Other current assets	18,164	11,449

Total current assets	194,194	198,314

Property, plant and equipment, net of accumulated depreciation and amortization of $49,035 and $40,799	88,204	87,002
Goodwill	350,833	333,218
Trademarks and other intangible assets, net of accumulated amortization of $9,142 and $8,349	61,010	55,793
Other assets	12,895	9,904

Total assets	$707,136	$684,231

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$65,922	$59,031
Income taxes payable	1,139	2,489
Current portion of long-term debt	2,791	6,845

Total current liabilities	69,852	68,365

Long-term debt, less current portion	92,271	104,294
Deferred income taxes	16,723	14,807

Total liabilities	178,846	187,466
Stockholders’ equity:
Preferred stock—$.01 par value, authorized 5,000,000 shares, no shares issued	—	—
Common stock—$.01 par value, authorized 100,000,000 shares, issued 37,475,998 and 37,064,648 shares	375	371
Additional paid-in capital	404,517	394,740
Deferred compensation	(1,872)	(2,809)
Retained earnings	127,967	106,097
Foreign currency translation adjustment	10,048	7,651

	541,035	506,050
Less: 861,256 and 671,556 shares of treasury stock, at cost	(12,745)	(9,285)

Total stockholders’ equity	528,290	496,765

Total liabilities and stockholders’ equity	$707,136	$684,231

See notes to consolidated financial statements.

The Hain Celestial Group, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Year Ended June 30
	2005	2004	2003
Net sales	$619,967	$544,058	$466,459
Cost of sales	449,010	383,794	325,054

Gross profit	170,957	160,264	141,405
Selling, general and administrative expenses	128,119	114,014	95,635
Restructuring and other non-recurring charges	—	—	(435)
Non-cash compensation	4,650	372	46

Operating income	38,188	45,878	46,159
Interest expense, net and other expenses	3,677	2,490	1,995

Income before income taxes	34,511	43,388	44,164
Provision for income taxes	12,641	16,380	16,672

Net income	$21,870	$27,008	$27,492

Earnings per share:
Basic	$.60	$.77	$.81

Diluted	$.59	$.74	$.79

Weighted average common shares outstanding:
Basic	36,407	35,274	33,910

Diluted	37,153	36,308	34,722

See notes to consolidated financial statements.

The Hain Celestial Group, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED JUNE 30, 2003, 2004 AND 2005

(In thousands, except per share and share data)

	Common Stock		Additional Paid-In Capital	Unamortized Non-Cash Compensation	Retained Earnings
	Shares	Amount at $.01
Balance at June 30, 2002	34,075,639	$341	$354,822		$51,597
Exercise of stock options	67,521	1	623
Purchase of treasury shares
Issuance of common stock	667,562	6	9,206
Non-cash compensation charge			46
Tax benefit from stock options			180
Comprehensive income:
Net income					27,492
Translation adjustments

Total comprehensive income

Balance at June 30, 2003	34,810,722	348	364,877		79,089
Exercise of stock options and warrants	2,103,926	21	19,787
Purchase of treasury shares
Restricted stock grant	150,000	2	3,133	$(3,135)
Non-cash compensation charge			46	326
Tax benefit from stock options			6,897
Comprehensive income:
Net income					27,008
Translation adjustments

Total comprehensive income

Balance at June 30, 2004	37,064,648	371	394,740	(2,809)	106,097
Exercise of stock options and warrants	411,350	4	5,237
Purchase of treasury shares
Restricted stock grant
Non-cash compensation charge			3,713	937
Tax benefit from stock options			827
Comprehensive income:
Net income					21,870
Translation adjustments

Total comprehensive income

Balance at June 30, 2005	37,475,998	$375	$404,517	$(1,872)	$127,967

	Treasury Stock		Foreign Currency Translation Adjustment	Total	Comprehensive Income
	Shares	Amount
Balance at June 30, 2002	306,917	$(3,875)	$963	$403,848
Exercise of stock options				624
Purchase of treasury shares	299,702	(4,281)		(4,281)
Issuance of common stock				9,212
Non-cash compensation charge				46
Tax benefit from stock options				180
Comprehensive income:
Net income				27,492	$27,492
Translation adjustments			3,676	3,676	3,676

Total comprehensive income					$31,168

Balance at June 30, 2003	606,619	(8,156)	4,639	440,797
Exercise of stock options and warrants				19,808
Purchase of treasury shares	64,937	(1,129)		(1,129)
Restricted stock grant				—
Non-cash compensation charge				372
Tax benefit from stock options				6,897
Comprehensive income:
Net income				27,008	$27,008
Translation adjustments			3,012	3,012	3,012

Total comprehensive income					$30,020

Balance at June 30, 2004	671,556	(9,285)	7,651	496,765
Exercise of stock options and warrants				5,241
Purchase of treasury shares	189,700	(3,460)		(3,460)
Non-cash compensation charge				4,650
Tax benefit from stock options				827
Comprehensive income:
Net income				21,870	$21,870
Translation adjustments			2,397	2,397	2,397

Total comprehensive income					$24,267

Balance at June 30, 2005	861,256	$(12,745)	$10,048	$528,290

See notes to consolidated financial statements.

The Hain Celestial Group, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended June 30
	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$21,870	$27,008	$27,492
Adjustments to reconcile net income to net cash provided by operating activities:
SKU Rationalization charges	12,142	—	—
Depreciation and amortization	13,838	9,763	8,619
Provision for doubtful accounts	68	438	103
Deferred income taxes	(644)	3,968	7,864
Non-cash compensation	4,650	372	46
Increase (decrease) in cash attributable to changes in operating assets and liabilities, net of amounts applicable to acquired brands:
Accounts receivable	2,577	(5,230)	(4,973)
Inventories	496	(11,436)	(2,742)
Other current assets	(6,977)	(2,086)	(1,167)
Other assets	(5,936)	1,888	(1,745)
Accounts payable and accrued expenses	(4,015)	(1,403)	(9,320)
Accrued restructuring and non-recurring charges	—	—	(5,805)
Recoverable income taxes	(3,923)	622	3,389
Tax benefit of nonqualified stock options	827	6,897	180

Net cash provided by operating activities	34,973	30,801	21,941

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of brands, net of cash acquired	(11,098)	(50,734)	(57,528)
Purchases of property and equipment	(9,890)	(9,918)	(9,157)

Net cash used in investing activities	(20,988)	(60,652)	(66,685)

CASH FLOWS FROM FINANCING ACTIVITIES
(Payments) proceeds from bank revolving credit facility, net	(9,500)	45,350	49,450
Payments on economic development revenue bonds	(3,550)	(558)	(500)
Costs in connection with bank financing	(34)	(985)	(220)
Purchase of treasury stock	(3,460)	(1,129)	(4,281)
Proceeds from exercise of options and warrants, net of related expenses	5,241	19,808	624
(Repayments) proceeds of other long-term debt, net	(3,412)	(13,612)	4,100

Net cash (used in) provided by financing activities	(14,715)	48,874	49,173

Effect of exchange rate changes on cash	(2,620)	(2,518)	(983)

Net (decrease) increase in cash and cash equivalents	(3,350)	16,505	3,446
Cash and cash equivalents at beginning of year	27,489	10,984	7,538

Cash and cash equivalents at end of year	$24,139	$27,489	$10,984

See notes to consolidated financial statements.

The Hain Celestial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    BUSINESS

The Hain Celestial Group, Inc., a Delaware corporation, and its subsidiaries (collectively, the “Company”, and herein referred to as “we”, “us”, and “our”) manufacture, market, distribute and sell natural and organic food products and natural personal care products under brand names which are sold as “better-for-you” products. We are a leader in many of the top natural food categories, with such well-known food brands as Celestial Seasonings® teas, Hain Pure Foods®, Westbrae®, WestSoy®, Rice Dream®, Soy Dream®, Imagine®, Walnut Acres Organic™, Ethnic Gourmet®, Rosetto®, Little Bear Organic Foods®, Bearitos®, Arrowhead Mills®, Health Valley®, Breadshop’s®, Casbah®, Garden of Eatin’®, Terra Chips®, Harry’s Premium Snacks®, Boston’s®, Lima®, Biomarché™, Grains Noirs®, Natumi®, Milkfree, Yves Veggie Cuisine®, DeBoles®, Earth’s Best®, and Nile Spice®. The Company’s principal specialty product lines include Hollywood® cooking oils, Estee® sugar-free products, Boston Better Snacks®, and Alba Foods®. Our natural personal care product line is marketed under the JASON®, Zia®, Orjene®, Shaman Earthly Organics™, and Heather’s® brands.

We operate in one business segment: the sale of natural and organic food and personal care products. During the three years ended June 30, 2005, approximately 47%, 39% and 42% of our revenues were derived from products that are manufactured within our own facilities with 53%, 61% and 58% produced by various co-packers. In fiscal 2005, 2004 and 2003, there were no co-packers who manufactured 10% or more of our products.

2.    BASIS OF PRESENTATION

Our consolidated financial statements include the accounts of The Hain Celestial Group, Inc. and all wholly-owned subsidiaries. In the Notes to Consolidated Financial Statements, all dollar amounts, except per share data, are in thousands unless otherwise indicated.

3.    SUMMARY OF SIGNIFICANT AND CRITICAL ACCOUNTING POLICIES

Consolidation Policy

Our accompanying consolidated financial statements include the accounts of the Company and all of its wholly-owned subsidiaries. Material intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The financial statements are prepared in accordance with accounting principles generally accepted in the United States. The accounting principles we use require us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and amounts of income and expenses during the reporting periods presented. We believe in the quality and reasonableness of our critical accounting policies; however, it is likely that materially different amounts would be reported under different conditions or using assumptions different from those that we have consistently applied.

Valuation of Accounts and Chargebacks Receivable and Concentration of Credit Risk

We perform ongoing credit evaluations on existing and new customers daily. We apply reserves for delinquent or uncollectible trade receivables based on a specific identification methodology and also

The Hain Celestial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

apply an additional reserve based on the experience we have with our trade receivables aging categories. Credit losses have been within our expectations in recent years. While one of our customers represents 20% of our trade receivables balance as of June 30, 2005 and two of our customers represent 28% and 25% of our trade receivables balance as of June 30, 2004 and 2003, respectively, we believe there is no credit exposure at this time.

Based on cash collection history and other statistical analysis, we estimate the amount of unauthorized deductions our customers have taken that we expect to be repaid and collectible in the near future in the form of a chargeback receivable. Our estimate of this receivable balance ($4.5 million at June 30, 2005 and $6 million at June 30, 2004) could be different had we used different assumptions and judgments.

During the year ended June 30, 2005, sales to one customer and its affiliates approximated 22% of net sales. In fiscal 2004 and 2003, two customers accounted for approximately 20% and 12% of net sales and approximately 18% and 15% of net sales, respectively.

Inventory

Our inventory is valued at the lower of actual cost or market, utilizing the first-in, first-out method. We provide write-downs for finished goods expected to become non-saleable due to age and specifically identify and provide for slow moving or obsolete raw ingredients and packaging.

Property, Plant and Equipment

Our property, plant and equipment is carried at cost and depreciated or amortized on a straight-line basis over the estimated useful lives or lease life, whichever is shorter. We believe the asset lives assigned to our property, plant and equipment are within ranges generally used in food manufacturing and distribution businesses. Our manufacturing plants and distribution centers, and their related assets, are periodically reviewed to determine if any impairment exists by analyzing underlying cash flow projections. At this time, we believe no impairment exists on the carrying value of such assets. Ordinary repairs and maintenance are expensed as incurred. We utilize the following ranges of asset lives:

Buildings and improvements	10-31 years
Machinery and equipment	5-15 years
Furniture and fixtures	3-7 years
Leasehold improvements	3-10 years

Intangibles

Goodwill is no longer amortized and the value of an identifiable intangible asset is amortized over its useful life unless the asset is determined to have an indefinite useful life. The carrying value of goodwill, which is allocated to reporting units, and other intangible assets with indefinite useful lives are tested annually for impairment.

Revenue Recognition and Sales Incentives

Sales are recognized when the earnings process is complete, which occurs when products are shipped in accordance with terms of agreements, title and risk of loss transfer to customers, collection is probable and pricing is fixed or determinable. Sales are reported net of sales incentives, which include trade

The Hain Celestial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

discounts and promotions and certain coupon costs. Shipping and handling costs billed to customers are included in reported sales. Allowances for cash discounts are recorded in the period in which the related sale is recognized.

Foreign Currency Translation

Financial statements of foreign subsidiaries are translated into U.S. dollars at current rates, except that revenues, costs and expenses are translated at average rates during each reporting period. Net exchange gains or losses resulting from the translation of foreign financial statements and the effect of exchange rate changes on intercompany transactions of a long-term investment nature are accumulated and credited or charged directly to a separate component of stockholders’ equity and other comprehensive income.

Advertising Costs

Media advertising costs, which are included in selling, general and administrative expenses, amounted to $4.0 million for fiscal 2005 and $5.6 million for each of the two fiscal years 2004 and 2003. Such costs are expensed as incurred.

Income Taxes

We follow the liability method of accounting for income taxes. Under the liability method, deferred taxes are determined based on the differences between the financial statement and tax bases of assets and liabilities at enacted rates in effect in the years in which the differences are expected to reverse.

Shipping and Handling Costs

We include the costs associated with shipping and handling of our inventory as a component of cost of sales.

Fair Values of Financial Instruments

At June 30, 2005 and 2004, we had $10.0 and $10.9 million invested in corporate money market securities, including commercial paper, repurchase agreements, variable rate instruments and bank instruments. These securities are classified as cash equivalents as their maturities when purchased are less than three months. At June 30, 2005 and 2004, the carrying values of these money market securities approximate their fair values.

We believe that the interest rates charged on our debt instruments approximate current borrowing rates and, accordingly, the carrying amounts of such debt at June 30, 2005 and 2004 approximate fair value.

Accounting For Stock Issued to Employees

We have elected to follow APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related Interpretations, in accounting for stock options because, as discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of our employee stock options at least equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

The Hain Celestial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pro forma information regarding earnings and earnings per share is required by SFAS No. 123, and has been determined as if we have accounted for our stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk free interest rates ranging from 4% to 6.77%; no dividend yield; volatility factors of the expected market price of our common stock of approximately 45% for fiscal 2005, 51% for fiscal 2004, and 55% for fiscal 2003; and a weighted-average expected life of the options of approximately 7 years in fiscal 2005 and five years in both 2004 and 2003.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting periods. Our pro forma information is as follows:

	2005	2004	2003
Net income, as reported	$21,870	$27,008	$27,492
Non-cash compensation charge net of related tax effects	3,759	232	30
Stock-based employee compensation expense determined under fair value method, net of related tax effects	(8,886)	(3,921)	(11,365)

Pro forma net income	$16,743	$23,319	$16,157

Basic net income per common share:
As reported	$.60	$.77	$.81
Pro forma	$.46	$.66	$.48
Diluted net income per common share:
As reported	$.59	$.74	$.79
Pro forma	$.45	$.64	$.47

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, “Share-Based Payment” (“SFAS No. 123R”). SFAS No. 123R requires the Company to measure compensation cost for all share-based payments at fair value for interim and annual periods beginning with the Company’s fiscal year commencing July 1, 2005. As all outstanding unvested stock options were accelerated in June 2005 (see Note 12), there will be no stock option amortization expense in future periods unless additional stock options are granted.

Accounting for the Impairment of Long-Lived Assets

Effective July 1, 2002, we adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). SFAS No. 144 supersedes SFAS No. 121; however, it retains fundamental provisions related to the recognition and measurement of the impairment of long-lived assets to be “held and used.” In addition, SFAS No. 144 provides more guidance on estimating cash flows when performing a recoverability test, requires that a long-lived assets group to be disposed of other than by sale (e.g., abandoned) be classified as “held and used” until disposed of, and establishes more restrictive criteria regarding classification of an asset group as “held for sale.”

The Hain Celestial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SFAS No. 144 also supersedes the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations” (“APB 30”), for the disposal of a segment of a business, and extends the reporting of a discontinued operation to a “component of an entity.” Further, SFAS No. 144 requires operating losses from a “component of an entity” to be recognized in the period in which they occur rather than as of the measurement date as previously required by APB 30.

There have been no disposal activities since adoption of SFAS No. 144 and, therefore, the adoption of that statement had no effect on our financial statements.

Deferred Financing Costs

Eligible costs associated with obtaining debt financing are capitalized and amortized over the related term of the applicable debt instruments, which approximates the effective interest method.

Earnings Per Share

We report basic and diluted earnings per share in accordance with SFAS No. 128, “Earnings Per Share” (“SFAS No. 128”). Basic earnings per share excludes the dilutive effects of options and warrants. Diluted earnings per share includes only the dilutive effects of common stock equivalents such as stock options and warrants.

The following table sets forth the computation of basic and diluted earnings per share pursuant to SFAS No. 128.

	2005	2004	2003
Numerator:

Net income	$21,870	$27,008	$27,492

Denominator (in thousands):
Denominator for basic earnings per share—weighted average shares outstanding during the period	36,407	35,274	33,910
Effect of dilutive securities:
Stock options and awards	745	940	653
Warrants	1	94	159

	746	1,034	812

Denominator for diluted earnings per share—adjusted weighted average shares and assumed conversions	37,153	36,308	34,722

Basic net income per share	$0.60	$0.77	$0.81

Diluted net income per share	$0.59	$0.74	$0.79

Options totaling 3,119,203 in 2005, 2,964,303 in 2004 and 4,528,953 in 2003, were excluded from our earnings per share computations as their effects would have been anti-dilutive.

Reclassifications

We have made certain reclassifications to the prior years’ consolidated financial statements and notes thereto to conform to the current year presentation.

The Hain Celestial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.    STOCK KEEPING UNIT RATIONALIZATION

During 2005, we evaluated the portfolio of stock keeping units (“SKUs”) we maintained on our active list of products sold to our customers, and determined that there were numerous underperforming SKUs that should be eliminated based on their low volume of sales or insufficient margins due to disproportionate manufacturing and other costs. As a result, cost of sales for 2005 includes a charge for approximately $9.0 million of ingredient and finished goods inventories, including the costs of disposal, for SKUs eliminated, and selling, general and administrative expenses includes a charge for approximately $3.1 million for the write-off of deferred packaging design and other costs related to these SKUs. While the SKU rationalization impacted products across virtually all of our brands, approximately 20% of the charges were related to the discontinuance of our CarbFit line of low-carbohydrate products.

5.    GOODWILL AND OTHER INTANGIBLE ASSETS

At June 30, 2005, included in trademarks and other intangible assets on the balance sheet, is approximately $6.3 million of intangible assets deemed to have a finite life which are being amortized over their estimated useful lives. Goodwill and indefinite-life intangible assets must be tested for impairment at the beginning of the fiscal year in which SFAS No. 142 is adopted and at least annually thereafter. We perform a test for impairment during the fourth quarter of our fiscal year. Effective with Fiscal 2005, we changed the date of our annual impairment test to April 1st. Previously, we performed this annual impairment test on May 31st, with the most recent prior test occurring on May 31, 2004. We determined this change in accounting principle is preferable because the timing of the test is now aligned with quarterly financial accounting procedures and financial information, and provides additional time for completing the impairment testing given current and expected future accelerated Form 10-K filing dates. In accordance with SFAS No. 142, we have evaluated the fair value of our goodwill and indefinite-life intangible assets, and based on such evaluations, no impairment existed at July 1, 2002 or through June 30, 2005. Additionally, the change in accounting principle had no effect on the 2005 financial statements because the inputs to the impairment calculations at April 1st are similar to those that would have been used at May 31st. Amounts assigned to indefinite-life intangible assets primarily represent the values of trademarks.

The following table reflects the components of trademarks and other intangible assets:

	2005		2004
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets:
Other intangibles	$6,290	$2,657	$4,189	$1,865
Non-amortized intangible assets:
Trademarks	63,861	6,484	59,953	6,484

Amortization of amortized intangible assets amounted to $.6 million in each of 2005 and 2004 and $.4 million in 2003, and is expected to approximate $.6 million in each of the next five fiscal years.

6.    ACQUISITIONS

Fiscal 2005

On April 4, 2005, we acquired 100% of the stock of privately held Zia Cosmetics, Inc., including the Zia® Natural Skincare brand, a respected leader in therapeutic products for healthy, beautiful skin sold

The Hain Celestial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

mainly through natural food retailers. The purchase price consisted of approximately $10 million in cash as well as the assumption of certain liabilities. The purchase price excludes the amount of contingency payments we may be obligated to pay. The contingency payments are based on the achievement by Zia of certain financial targets over an approximate two-year period following the date of acquisition. Such payments, which could total approximately $1.3 million, will be charged to goodwill if and when paid. No such contingency payments have been made since the acquisition. The net assets acquired, as well as the sales and operations of Zia, are not material to the Company’s consolidated financial position or the results of operations.

Fiscal 2004

On June 3, 2004, we acquired 100% of the stock of privately-held Jason Natural Products, Inc., a California-based manufacturer and marketer of natural personal care products. In recent years, Jason Natural Products has expanded its lines of natural personal care products by integrating a series of brands including Orjene®, Shaman Earthly Organics™, and Heather’s® into its portfolio. The purchase price consisted of approximately $23.9 million in cash, plus the assumption of certain liabilities. At June 30, 2005, goodwill (not deductible for tax purposes) from this transaction approximated $25.9 million.

On May 27, 2004, we acquired substantially all of the assets and assumed certain liabilities of the Rosetto® and Ethnic Gourmet® brands of H.J. Heinz Company, LP, which owned approximately 16.7% of our common stock at the time of the transaction. These brands produce and market frozen pasta and natural ethnic frozen meals, respectively. The purchase price consisted of approximately $22.8 million in cash, plus the assumption of certain liabilities. At June 30, 2005, goodwill (deductible for tax purposes) from this transaction approximated $3.3 million, trademarks and other non-amortizable intangibles were $3.1 million, and other amortizable intangibles were valued at $0.7 million.

The following table summarizes the estimated fair values of assets acquired and liabilities assumed of Jason Natural Products, Rosetto, and Ethnic Gourmet at the dates of the acquisitions:

Current assets	$12,358
Property and equipment	12,871
Other assets	102

Total assets	25,331
Liabilities assumed	4,321

Net assets acquired	$21,010

The balance sheet at June 30, 2005, includes the assets acquired and liabilities assumed valued at fair market value at the date of purchase. We have completed all of the procedures required to finalize the purchase price allocation for Jason, Rosetto, and Ethnic Gourmet.

Our results of operations for the year ended June 30, 2005 includes the results of the above described fiscal 2004 acquisitions for the complete period. The following table presents information about sales and net income had the operations of the acquired brands been combined with our business as of the first day of each of the periods shown. This information has not been adjusted to reflect any changes in the operations of these brands subsequent to their acquisition by us. Changes in operations of these acquired brands include, but are not limited to, integration of systems and personnel, discontinuation of products

The Hain Celestial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(including discontinuation resulting from the integration of acquired and existing brands with similar products), changes in trade practices, application of our credit policies, changes in manufacturing processes or locations, and changes in marketing and advertising programs. Had any of these changes been implemented by the former management of the brands acquired prior to acquisition by us, the sales and net income information might have been materially different than the actual results achieved and from the pro forma information provided below.

	2004	2003
Net sales	$599,599	$529,612
Net income	28,930	29,197

Earnings per share:
Basic	$.82	$.86
Diluted	.80	.84

Weighted average shares:
Basic	35,274	33,910
Diluted	36,308	34,722

In management’s opinion, the unaudited pro forma results of operations is not indicative of the actual results that would have occurred had the JASON®, Rosetto® and Ethnic Gourmet® acquisitions been consummated at the beginning of the periods presented or of future operations of the combined companies under our management.

On February 25, 2004, our subsidiary in Belgium acquired Natumi, AG, a German producer of non-dairy beverages and desserts marketed principally in retail channels in Europe. The purchase price consisted of approximately $1.75 million in cash as well as the assumption of certain liabilities. The purchase price excludes the amount of contingency payments we may be obligated to pay the former owner of Natumi. The contingency payments are based on the achievement by Natumi of certain financial targets over an approximate 3.5 year period following the date of acquisition. Such payments, which could total approximately 9 million euros, will be charged to goodwill if and when paid. No such contingency payments have been made since the acquisition. The net assets acquired, as well as the sales and operations of Natumi, are not material to the Company’s consolidated financial position or results of operations and, therefore, have not been included in the detailed information about our acquisitions.

Fiscal 2003

On June 17, 2003, we acquired 100% of the stock of privately-held Acirca, Inc., the owner of the Walnut Acres Organic™ brand of organic fruit juices, soups, pasta sauces and salsas. Since June 2000, the financial and investment group Acirca, Inc. had expanded Walnut Acres, its premier certified organic food and beverage brand, by integrating a series of organic brands including Mountain Sun®, ShariAnn’s®, Millina’s Finest®, and Frutti di Bosco® into its Walnut Acres flagship. The acquisition of these product lines allows us to add natural and organic juices and sauces to our product offerings, and enhance our offerings of soups and salsas. The purchase price consisted of approximately $9.0 million in cash, 134,797 shares of our common stock valued at $2.2 million, plus the assumption of certain liabilities. At June 30, 2005, goodwill (not deductible for tax purposes) from this transaction approximated $11.3 million.

On December 2, 2002, we acquired substantially all of the assets and assumed certain liabilities of privately-held Imagine Foods, Inc. (“Imagine”) in the United States and the United Kingdom. Imagine is

The Hain Celestial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

a non-dairy beverage company specializing in aseptic and refrigerated rice and soymilks, organic aseptic soups and broths, and organic frozen desserts in the U.S., Canada, and Europe. The acquisition of these product lines is expected to enhance our existing market positions in non-dairy beverages and soups while adding frozen dessert products to our offerings to customers. The purchase price consisted of approximately $44.2 million in cash, 532,765 shares of our common stock valued at $7.0 million, plus the assumption of certain liabilities. At June 30, 2005, goodwill (deductible for tax purposes) from this transaction was valued at $40.0 million, trademarks and other non-amortizable intangibles were $15.7 million, and patents and other amortizable intangibles were valued at $1.0 million.

The following table summarizes the estimated fair values of assets acquired and liabilities assumed of Acirca and Imagine at the dates of the acquisitions:

Current assets	$17,714
Property and equipment	2,409

Total assets	20,123
Liabilities assumed	14,937

Net assets acquired	$5,186

The balance sheet at June 30, 2005 includes the assets acquired and liabilities assumed valued at fair market value at the date of purchase. We have completed all of the procedures required to finalize the purchase price allocation for Imagine and Acirca.

Our results of operations for the years ended June 30, 2005 and 2004 include the results of the above described fiscal 2003 acquisitions for the complete period. The following table presents information about sales and net income had the operations of the acquired brands been combined with our business as of the first day of the period shown. This information has not been adjusted to reflect any changes in the operations of these brands subsequent to their acquisition by us. Changes in operations of these acquired brands include, but are not limited to, integration of systems and personnel, discontinuation of products (including discontinuation resulting from the integration of acquired and existing brands with similar products), changes in trade practices, application of our credit policies, changes in manufacturing processes or locations, and changes in marketing and advertising programs. Had any of these changes been implemented by the former management of the brands acquired prior to acquisition by us, the sales and net income information might have been materially different than the actual results achieved and from the pro forma information provided below.

2003
Net sales	$524,176
Net income	20,142

Earnings per share
Basic	$0.59
Diluted	$0.57

Weighted average shares:
Basic	34,261
Diluted	35,073

The Hain Celestial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In management’s opinion, the unaudited pro forma results of operations is not indicative of the actual results that would have occurred had the Acirca and Imagine® acquisitions been consummated at the beginning of the periods presented or of future operations of the combined companies under our management.

On May 14, 2003, our subsidiary in Belgium acquired Grains Noirs, N.V., a Belgian producer and marketer of fresh prepared organic appetizers, salads, sandwiches and other full-plated dishes. The purchase price paid was approximately $2.2 million in cash. The net assets acquired, as well as the sales and results of operations of Grains Noirs, are not material and, therefore, have not been included in the detailed information about our acquisitions.

7.    INVENTORIES

Inventories consist of the following at June 30:

	2005	2004
Finished goods	$48,240	$56,132
Raw materials, work-in-process and packaging	28,257	30,741

	76,497	$86,873

8.    PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following at June 30:

Assets held under capital leases, which are included within machinery and equipment at June 30, 2005 and 2004, are not material.

	2005	2004
Land	$7,481	$8,113
Buildings and improvements	31,766	29,867
Machinery and equipment	89,331	79,275
Furniture and fixtures	2,542	2,527
Leasehold improvements	2,955	3,478
Construction in progress	3,164	4,541

	137,239	127,801
Less:
Accumulated depreciation and amortization	49,035	40,799

	$88,204	$87,002

The Hain Celestial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.    LONG-TERM DEBT

Long-term debt at June 30 consists of the following:

	2005	2004
Senior Revolving Credit Facilities payable to banks	$89,700	$99,200
Capital Leases on machinery and equipment	386	1,881
Other debt instruments	4,976	6,508
Economic Development Revenue Bonds, repaid November 2004	—	3,550

	95,062	111,139
Current Portion	2,791	6,845

	$92,271	$104,294

On April 22, 2004, we entered into a new $300 million credit facility (the “Credit Facility”) with a bank group led by our existing bank agents for a five-year term expiring in April 2009. The Credit Facility provides for an uncommitted $50 million accordion feature, under which the facility may be increased to $350 million. The Credit Facility is secured only by a pledge of shares of certain of our foreign subsidiaries and is guaranteed by all of our current and future direct and indirect domestic subsidiaries. We are required to comply with customary affirmative and negative covenants for facilities of this nature. Revolving credit loans under this facility bear interest at a base rate (greater of the applicable prime rate or Federal Funds Rate plus an applicable margin) or, at our option, the reserve adjusted LIBOR rate plus an applicable margin. As of June 30, 2005, $89,700 million was borrowed under the Credit Facility at an average interest rate of 3.7%.

Capital Leases

Capital leases on machinery and equipment of $0.4 million bear interest at rates ranging from 2.0% to 12.3% and are due in monthly installments through July 2007.

The aggregate minimum future lease payments for all capital leases at June 30, 2005 are as follows:

2006	$294
2007	85
2008	7

$386

Other Debt Instruments

Other debt instruments consist of borrowings by our European operations under several arrangements with a member of the group of banks that provide our Credit Facility. These borrowings include $1.9 million under revolving credit facilities with interest rates approximating 3.9%, and notes payable of $1.5 million, the majority of which is payable in quarterly installments plus interest at 4.85% over a three year period through May 2008.

Economic Development Bonds

Borrowings related to Economic Development Revenue Bonds (the “Bonds”) bear interest at a variable rate (1.3% at June 30, 2004) and are secured by a letter of credit. The Bonds, which would have matured November 1, 2009, were repaid in 2005.

The Hain Celestial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Maturities of all debt instruments at June 30, 2005, are as follows:

2006	$2,791
2007	2,081
2008	490
2009	89,700

$95,062

Interest paid (which approximates the related expense) during the years ended June 30, 2005, 2004 and 2003 amounted to $3,899, $2,484 and $1,566, respectively.

10.    INCOME TAXES

The provision for income taxes for the years ended June 30, 2005, 2004 and 2003 is presented below.

	2005	2004	2003
Current:
Federal	$8,790	$7,418	$4,906
State	1,841	1,612	2,372
Foreign	2,639	3,380	1,530

	13,270	12,610	8,808
Deferred Federal and State	(629)	3,770	7,864

Total	$12,641	$16,380	$16,672

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Components of our deferred tax asset/(liability) as of June 30 are as follows:

	2005	2004
Current deferred tax assets:
Basis difference on inventory	$4,240	$2,007
Allowance for doubtful accounts	224	732
Net operating loss carryforwards	191	191
Reserves not currently deductible	1,016	181

Current deferred tax assets	5,671	3,111

Noncurrent deferred tax liabilities:
Difference in amortization	(13,899)	(12,486)
Basis difference on property and equipment	(6,420)	(5,667)

Noncurrent deferred tax assets:
Net operating loss carryforwards	3,024	3,346
Stock options as compensation	572	—

Noncurrent deferred tax liabilities, net	(16,723)	(14,807)

	$(11,052)	$(11,696)

The Hain Celestial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reconciliations of expected income taxes at the U.S. federal statutory rate to the Company’s provision for income taxes for the years ended June 30 are as follows:

	2005	%	2004	%	2003	%
Expected U.S. federal income tax at statutory rate	$12,079	35%	$15,185	35.0%	$15,457	35.0%
State income taxes, net of federal benefit	997	2.9	1,501	3.5	1,653	3.7
Stock Options	766	2.2	—	—	—	—
Foreign income at different rates	160	0.5	448	1.0	297	0.7
Other	(1,361)	(3.9)	(754)	(1.7)	(735)	(1.7)

Provision for income taxes	$12,641	36.7%	$16,380	37.8%	$16,672	37.7%

Income taxes paid during the years ended June 30, 2005, 2004 and 2003 amounted to $14.6 million, $4.7 million and $5.2 million, respectively.

11.    STOCKHOLDERS’ EQUITY

Restricted Stock Grant

In accordance with the terms of the employment agreement with our Chief Executive Officer (“CEO”), on February 24, 2004, we granted 150,000 shares of restricted common stock to our CEO. On the grant date, the market value of our common stock was $20.90 per share and, therefore, the total market value of the grant approximated $3.1 million. These shares will vest ratably from the date of grant through expiration of the employment agreement on June 30, 2007. Through June 30, 2005, 60,414 shares have vested. For the years ended June 30, 2005 and 2004, approximately $0.9 million and $0.3 million are included in non-cash compensation.

Preferred Stock

We are authorized to issue “blank check” preferred stock (up to 5 million shares) with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered to issue, without stockholder approval, preferred stock with dividends, liquidation, conversion, voting, or other rights which could decrease the amount of earnings and assets available for distribution to holders of our Common Stock. At June 30, 2005 and 2004, no preferred stock was issued or outstanding.

Warrants

In connection with an acquisition in 1997, we issued warrants to Argosy Investment Corp. (“Argosy”) to acquire 100,000 shares of our common stock at an exercise price of $12.688. In fiscal 2003 and 2002, Argosy exercised no warrants. In fiscal 2001, Argosy exercised 26,666 of these warrants, resulting in proceeds of $0.3 million. In fiscal 2004, Argosy exercised 36,667 of the warrants resulting in proceeds of $0.5 million. During fiscal 2005, the remaining 36,667 warrants were exercised resulting in proceeds of $0.5 million.

In fiscal 2001, Argosy exercised warrants previously granted in 1994 to acquire 104,100 of our common stock at an exercise price of $3.25. During fiscal 2004, the remaining 322,764 warrants were exercised resulting in proceeds of $1.0 million.

The Hain Celestial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.    STOCK OPTION PLANS

Acceleration of Vesting of Stock Options

In June 2005, our board of directors approved the acceleration of the vesting of all outstanding unvested stock options held by employees. This action was taken in order to reduce future compensation charges for these stock options and to provide an incentive to employees in view of the uncertainty of future equity-based compensation with the pending implementation of SFAS No. 123R. As a result of this action, approximately 1.2 million outstanding unvested stock options were accelerated (approximately 56,000 of which were at exercise prices greater than market price at the date of acceleration), substantially all of which were granted in August 2004 at an exercise price of $16.01 per share with original vesting through August 2006. We recognized a charge to earnings for the difference between the market value of our stock on the date of acceleration and the exercise price of the options, such charge amounting to approximately $3.7 million ($3.1 million net of tax) for the year ended June 30, 2005. As a result of this action, there will be no stock option amortization expense in future periods unless additional stock options are granted.

Hain

In December 1994, we adopted the 1994 Long-Term Incentive and Stock Award Plan, which amended and restated our 1993 stock option plan. On December 9, 1997, the stockholders of Hain approved an amendment to increase the number of shares issuable under the 1994 Long Term Incentive and Stock Award Plan by 345,000 to 1,200,000 shares. In December 1998, the plan was further amended to increase the number of shares issuable by 1,200,000 bringing the total shares issuable under this plan to 2,400,000. In December 1999, the plan was further amended to increase the number of shares issuable by 1,000,000 bringing the total shares issuable under this plan to 3,400,000. In May 2000, the plan was further amended to increase the number of shares issuable by 3,000,000 bringing the total shares issuable under this plan to 6,400,000. The plan provides for the granting of incentive stock options to employees, directors and consultants to purchase shares of our common stock. All of the options granted to date under the plan have been incentive and non-qualified stock options providing for exercise prices equivalent to the fair market price at date of grant, and expire ten years after date of grant. Vesting terms are determined at the discretion of the Company. During 2003, options to purchase 565,000 shares were granted at prices ranging from $12.13 to $16.30 per share. During 2004, options to purchase 195,550 shares were granted at prices ranging from $18.25 to $20.90. During 2005, options to purchase 212,500 shares were granted at a price of $16.01. At June 30, 2005, 5,832 options were available for grant under this plan.

In October 2002, we adopted a new Long-Term Incentive and Stock Award Plan. The plan provides for the granting of stock options and other equity awards to employees, directors and consultants to purchase shares of our common stock. An aggregate of 1,600,000 shares of common stock were originally reserved for issuance under this plan. In December 2003, the plan was amended to increase the number of shares issuable by 1,500,000 shares to 3,100,000 shares. All of the options granted to date under the plan have been incentive and non-qualified stock options providing for exercise price equivalent to the fair market price at the date of grant and expire ten years after the date of grant. Vesting terms are determined at the discretion of the Company. During 2003, options to purchase 1,471,200 shares were granted at prices ranging from $11.84 to $16.24 per share. During 2004, options to purchase 116,300 shares were granted at prices ranging from $15.85 to $18.63 per share. During 2005, options to purchase 1,545,400 shares were granted at prices ranging from $16.01 to $20.57 per share. At June 30, 2005, 92,200 options were available for grant under this plan.

The Hain Celestial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our CEO was granted options to purchase 125,000 shares of common stock at $4.8125 per share on the date of grant (June 30, 1997) pending approval of an increase in the number of shares available for grant (approved by shareholders on December 9, 1997). We incur a straight line non-cash compensation charge of $46,000 annually over the ten-year vesting period based on the excess ($0.5 million) of the market value of the stock options ($8.50 per share) on December 9, 1997 over the $4.8125 per share market value on the date of grant.

In December 1995, we adopted a Directors Stock Option Plan. The plan provides for the granting of stock options to non-employee directors to purchase up to an aggregate of 300,000 shares of our common stock. In December 1998, the plan was amended to increase the number of shares issuable from 300,000 to 500,000. In December 1999, the plan was amended to increase the number of shares issuable by 250,000, bringing the total shares issuable under this plan to 750,000. The remaining available shares in this plan have been canceled and no future grants are available on this plan effective January 2001.

In May 2000, we adopted a new Directors Stock Option Plan. The plan originally provided for the granting of stock options to non-employee directors to purchase up to an aggregate of 750,000 shares of our common stock. In December 2003, the plan was amended to increase the number of shares issuable by 200,000 shares to 950,000 shares. At June 30, 2001, no options were granted under this plan. During 2003, options for an aggregate of 300,000 shares were granted at prices ranging from $12.13 to $17.88 per share. During 2004, options for an aggregate of 163,000 shares were granted at prices ranging from $18.03 to $22.08. During 2005, options to purchase 67,500 shares were granted at a price of $18.11 per share. At June 30, 2005, 219,500 options were available for grant under this plan.

We also have a 1993 Executive Stock Option Plan pursuant to which we granted our CEO options to acquire 600,000 shares of our common stock. The exercise price of options designed to qualify as incentive options was $3.58 per share and the exercise price of non-qualified options was $3.25 per share. No exercises were made during 2003. During fiscal 2004, the remaining outstanding 535,000 options were exercised. As of June 30, 2004, no additional shares are available for grant under this plan.

Celestial Seasonings

In 1991, Celestial Seasonings granted options to an executive officer of Celestial Seasonings to purchase 241,944 shares of common stock in connection with capital contributions made by the officer and certain other agreements. Such options were immediately vested at the grant date, are exercisable at a weighted average price per share of $3.90 and expire in 2031.

During 1993, Celestial Seasonings adopted an incentive and non-qualified stock option plan that provided for the granting of awards for up to 331,430 shares of Celestial Seasonings common stock. Options granted at the time of Celestial Seasonings initial public offering in 1993 vested over one-year and five-year periods. Options granted subsequent to Celestial Seasonings initial public offering generally vested over a five-year period. Options expire ten years from the grant date.

In 1993, Celestial Seasonings granted options to purchase 25,300 shares of Celestial Seasonings common stock to a director of Celestial Seasonings. The options vested over a three-year period and expire ten years from the grant date. During fiscal 2001, all of these options were exercised.

In 1995, Celestial Seasonings adopted a non-qualified stock option plan for non-employee directors. The plan provides for up to 189,750 shares of Celestial Seasonings common stock for issuance upon exercise of options granted to non-employee directors and in lieu of meeting fees paid to non-employee directors. The options vest over a one-year period and expire ten years from the grant date.

The Hain Celestial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During 1998, Celestial Seasonings amended this plan to provide each non-employee director an initial grant of an option to purchase 12,650 shares and an annual grant, commencing in 1999, of an option to purchase 5,060 shares. Effective May 30, 2000, no further grants are available under this plan.

In 1997, Celestial Seasonings granted options to an executive officer of Celestial Seasonings to purchase 417,450 shares of Celestial Seasonings common stock. The options were granted in connection with the officer’s employment agreement, initially vested over a five-year period, are exercisable at $8.70 per share and expire ten years from the grant date. During 2001, all of these options were exercised.

A summary our stock option plans’ activity for the three years ended June 30, 2005 follows:

	2005		2004		2003
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding at beginning of year	6,769,437	$18.67	8,266,721	$17.05	6,023,383	$18.72
Granted	1,829,900	16.35	474,850	20.23	2,347,700	12.92
Exercised	(374,683)	12.75	(1,744,495)	10.92	(67,821)	9.24
Terminated	(126,550)	21.57	(227,639)	20.95	(36,541)	23.17

Outstanding at end of year	8,098,104	$18.37	6.769,437	$18.67	8,266,721	$17.75

Exercisable at end of year	8,098,104	$18.37	6,162,554	$19.09	6,675,738	$18.18

Weighted average fair value of options granted during year	$16.35		$9.77		$12.95

The following table summarizes information for stock options outstanding at June 30, 2005:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Options Outstanding as of 06/30/2005	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Options Exercisable as of 06/30/2005	Weighted Average Exercise Price
$ 2.94 - $ 6.75	420,644	15.8	$4.18	420,644	$4.18
6.76 - 12.50	663,145	7.3	11.79	663,145	11.79
12.51 - 17.65	3,030,412	7.5	15.95	3,030,412	15.95
17.66 - 19.19	922,700	6.6	18.10	922,700	18.10
19.20 - 22.73	1,456,830	6.0	21.07	1,456,830	21.07
22.74 - 25.68	160,930	3.7	23.50	160,930	23.50
25.69 - 29.35	1,227,193	5.1	26.78	1,227,193	26.78
29.36 - 33.01	216,250	5.2	31.54	216,250	31.54

	8,098,104	6.4	$18.37	8,098,104	$18.37

There were 8,413,636 shares of Common Stock reserved for future issuance as of June 30, 2005.

The Hain Celestial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Common Stock Issued—Business Acquisitions

As part of the Imagine and Acirca acquisitions consummated during fiscal 2003, 667,562 common shares were issued to the sellers, valued at approximately $9.2 million in the aggregate.

13.    LEASES

Our corporate headquarters are located in approximately 35,000 square feet of leased office space in Melville, New York, under a lease which expires in December 2012. In addition, the Company leases manufacturing and warehouse space under leases which expire through 2013. These leases provide for additional payments of real estate taxes and other operating expenses over a base period amount.

The aggregate minimum future lease payments for these operating leases at June 30, 2005, are as follows:

2006	$5,354
2007	4,813
2008	2,939
2009	2,812
2010	2,619
Thereafter	5,388

$23,925

Rent expense charged to operations for the years ended June 30, 2005, 2004 and 2003 was approximately $5,491, $4,087 and $4,200, respectively.

14.    SEGMENT INFORMATION

Our company is engaged in one business segment: the manufacturing, distribution and marketing of natural and organic food and personal care products. We define business segments as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by our chief operating decision maker.

The Company’s sales by product category are as follows:

	2005	2004	2003
Grocery	$343,445	$303,377	$247,315
Snacks	87,207	78,554	69,036
Tea	100,871	95,786	92,048
Other	88,444	66,341	58,060

	$619,967	$544,058	$466,459

The Hain Celestial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Outside the United States, we primarily conduct business in Canada and Europe. Selected information related to our operations by geographic area are as follows:

	2005			2004			2003
	United States	Canada	Europe	United States	Canada	Europe	United States	Canada	Europe
Net sales	$489,096	$46,833	$84,038	$433,787	$48,326	$61,945	$385,569	$41,498	$39,392
Earnings before income taxes	26,743	3,291	4,477	34,437	4,670	4,281	37,287	5,460	1,417
Long lived assets	426,571	50,082	36,289	425,563	43,424	16,930	374,957	39,541	17,342

15.    DEFINED CONTRIBUTION PLANS

We have a 401(k) Employee Retirement Plan (“Plan”) to provide retirement benefits for eligible employees. All full-time employees of Hain and our domestic subsidiaries who have attained the age of 21 are eligible to participate upon completion of 30 days of service. The subsidiary Yves Veggie Cuisine has its own separate Registered Retirement Employee Savings Plan for those employees residing in Canada. Employees of Yves who meet eligibility requirements may participate in that plan. On an annual basis, we may, in our sole discretion, make certain matching contributions. For the years ended June 30, 2005, 2004 and 2003, we made contributions to the Plan of $295, $244 and $228, respectively.

16.    LITIGATION

From time to time, the Company is involved in litigation, incidental to the conduct of its business. In the opinion of management, disposition of pending litigation will not have a material adverse effect on the Company’s business, results of operations or financial condition.

17.    SUBSEQUENT EVENTS

Hain Pure Protein Corporation

On July 1, 2005, the Company acquired a 50.1% controlling interest in Hain Pure Protein Corporation (“HPP”), with the remaining minority interest of 49.9% acquired by Pegasus Capital Advisors, LP, a private equity firm. On the same date, HPP acquired the business and assets, subject to certain liabilities, of College Hill Poultry, a processor of natural and organic, antibiotic and hormone free chickens. The Company’s investment in HPP is not, and the sales and operating results of HPP are not expected to be, material to the Company’s consolidated financial position or results of operations.

Alliance with Yeo Hiap Seng Limited

On August 3, 2005, the Company and Yeo Hiap Seng Limited (“YHS”), a Singapore based natural food and beverage company listed on the Singapore Stock Exchange, entered into an agreement to exchange, and subsequently did exchange, $2 million in equity investments in each other resulting in the issuance of 100,482 shares of the Company’s common stock to YHS and the issuance of 1,326,938 ordinary shares of YHS (representing less than 1% of the outstanding shares) to the Company. These investments represent the completion of the first stage of an alliance established between the Company and YHS which is expected to result in the pursuit of joint interests in marketing and distribution of food and beverages and product development.

The Hain Celestial Group, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Spectrum Organic Products, Inc.

On August 23, 2005, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Spectrum Organic Products, Inc. (“Spectrum”) whereby the Company will acquire all of the issued and outstanding stock of Spectrum.

Spectrum is a California-based leading manufacturer and marketer of natural and organic culinary oils, vinegars, condiments and butter substitutes under the Spectrum Naturals® brand and essential fatty acid nutritional supplements under the Spectrum Essentials® brand, sold mainly through natural food retailers. Spectrum reported sales of $49.9 million for its last fiscal year.

Upon the effective time of the merger, the Company will pay approximately $0.705 per share, adjusted to reflect Spectrum’s estimate of their expenses and the price adjustment provisions set forth in the Merger Agreement. The total consideration to be paid by the Company to Spectrum’s shareholders is expected to be approximately $34,500,000, which shall be comprised of 50% cash and 50% of the Company’s common stock. The value of the common stock portion of the consideration is subject to an adjustment based upon the closing price of the Company’s common stock immediately prior to the closing of the merger, which is expected to take place in November 2005. The transaction has been approved by the boards of directors of both companies and is subject to approval by Spectrum’s shareholders and other customary conditions.

The Hain Celestial Group, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share and share amounts)

	September 30, 2005	June 30, 2005
	(Unaudited)	(Note)
ASSETS
Current assets:
Cash and cash equivalents	$20,021	$24,139
Accounts receivable, less allowance for doubtful accounts of $2,080 and $2,074	73,478	67,148
Inventories	83,567	76,497
Recoverable income taxes	2,590	2,575
Deferred income taxes	5,671	5,671
Other current assets	18,623	18,164

Total current assets	203,950	194,194

Property, plant and equipment, net of accumulated depreciation and amortization of $51,842 and $49,035	93,120	88,204
Goodwill	358,261	350,833
Trademarks and other intangible assets, net of accumulated amortization of $8,941 and $9,142	60,875	61,010
Other assets	12,635	12,895

Total assets	$728,841	$707,136

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$62,675	$65,922
Income taxes payable	5,833	1,139
Current portion of long-term debt	4,148	2,791

Total current liabilities	72,656	69,852

Long-term debt, less current portion	90,785	92,271
Deferred income taxes	16,723	16,723
Minority interest	4,772	—

Total liabilities	184,936	178,846

Stockholders’ equity:
Preferred stock—$.01 par value, authorized 5,000,000 shares, no shares issued	—	—
Common stock—$.01 par value, authorized 100,000,000 shares, issued 37,784,930 and 37,475,998 shares	378	375
Additional paid-in capital	407,862	402,645
Retained earnings	135,330	127,967
Foreign currency translation adjustment	13,080	10,048

	556,650	541,035
Less: 861,256 shares of treasury stock, at cost	(12,745)	(12,745)

Total stockholders’ equity	543,905	528,290

Total liabilities and stockholders’ equity	$728,841	$707,136

Note:	The balance sheet at June 30, 2005 has been derived from the audited financial statements at that date.

See notes to condensed consolidated financial statements.

The Hain Celestial Group, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(In thousands, except per share and share amounts)

	Three Months Ended September 30,
	2005	2004
	(Unaudited)
Net sales	$161,097	$137,604
Cost of sales	115,248	98,629

Gross profit	45,849	38,975

Selling, general and administrative expenses	33,095	28,185

Operating income	12,754	10,790

Interest expense and other expenses, net	868	655

Income before income taxes	11,886	10,135
Provision for income taxes	4,523	3,953

Net income	$7,363	$6,182

Net income per share:
Basic	$0.20	$0.17

Diluted	$0.20	$0.17

Weighted average common shares outstanding:
Basic	36,636	36,273

Diluted	37,560	36,855

See notes to condensed consolidated financial statements.

The Hain Celestial Group, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (UNAUDITED)

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005

(In thousands, except per share and share amounts)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Shares	Amount	Foreign Currency Translation Adjustment	Total	Comprehensive Income
	Shares	Amount at $.01
Balance at June 30, 2005	37,475,998	$375	$402,645	$127,967	861,256	$(12,745)	$10,048	$528,290
Exercise of stock options	208,450	2	3,268					3,270
Issuance of common stock	100,482	1	1,703					1,704
Non-cash compensation charge			246					246
Comprehensive income:
Net income				7,363				7,363	$7,363
Translation adjustments							3,032	3,032	3,032

Total comprehensive income									$10,395

Balance at September 30, 2005	37,784,930	$378	$407,862	$135,330	861,256	$(12,745)	$13,080	$543,905

See notes to condensed consolidated financial statements.

The Hain Celestial Group, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	Three Months Ended September 30,
	2005	2004
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$7,363	$6,182
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,207	3,105
Provision for doubtful accounts	6	(10)
Non-cash compensation	246	246
Other non-cash items	84	—
Increase (decrease) in cash attributable to changes in operating assets and liabilities, net of amounts applicable to acquired businesses:
Accounts receivable	(4,340)	(973)
Inventories	(6,594)	(7,083)
Other current assets	(439)	(3,159)
Other assets	1,711	(1,789)
Accounts payable and accrued expenses	(5,409)	(5,775)
Income taxes, net	4,694	2,477

Net cash provided by (used in) operating activities	529	(6,779)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(3,108)	(2,781)
Acquisitions of businesses, net of cash acquired	(4,257)	(1,570)

Net cash used in investing activities	(7,365)	(4,351)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on bank revolving credit facility, net	—	(5,500)
Proceeds from issuance of common stock, net of related expenses	2,974	805
Repayments of other long-term debt, net	(401)	(1,427)

Net cash provided by (used in) financing activities	2,573	(6,122)

Effect of exchange rate changes on cash	145	(472)

Net decrease in cash and cash equivalents	(4,118)	(17,724)
Cash and cash equivalents at beginning of period	24,139	27,489

Cash and cash equivalents at end of period	$20,021	$9,765

See notes to condensed consolidated financial statements.

The Hain Celestial Group, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.    GENERAL

The Hain Celestial Group, Inc., a Delaware corporation, and its subsidiaries (collectively, the “Company”, and herein referred to as “we”, “us”, and “our”) manufacture, market, distribute and sell natural and organic food products and natural personal care products under brand names which are sold as “better-for-you” products. We are a leader in many of the top natural food categories, with such well-known food brands as Celestial Seasonings® teas, Hain Pure Foods®, Westbrae®, WestSoy®, Rice Dream®, Soy Dream®, Imagine®, Walnut Acres Organic™, Ethnic Gourmet®, Rosetto®, Little Bear Organic Foods®, Bearitos®, Arrowhead Mills®, Health Valley®, Breadshop’s®, Casbah®, Garden of Eatin’®, Terra Chips®, Harry’s Premium Snacks®, Boston’s®, Lima®, Biomarché™, Grains Noirs®, Natumi®, Milkfree, Raised Right™, Yves Veggie Cuisine®, DeBoles®, Earth’s Best®, and Nile Spice®. The Company’s principal specialty product lines include Hollywood® cooking oils, Estee® sugar-free products, Boston Better Snacks®, and Alba Foods®. Our natural and organic personal care product line is marketed under the JASON®, Zia®, Orjene®, Shaman Earthly Organics™, and Heather’s® brands.

We operate in one business segment: the sale of natural and organic food and personal care products. In our 2005 fiscal year, approximately 47% of our revenues were derived from products that were manufactured within our own facilities with 53% produced by various co-packers.

All dollar amounts in our consolidated financial statements and tables have been rounded to the nearest thousand dollars, except per share amounts. Share amounts in the notes to consolidated financial statements are presented in thousands.

2.    BASIS OF PRESENTATION

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States. The consolidated financial statements reflect all normal recurring adjustments which, in management’s opinion, are necessary for a fair presentation for interim periods. Operating results for the three months ended September 30, 2005 are not necessarily indicative of the results that may be expected for the year ending June 30, 2006. Please refer to the footnotes to our consolidated financial statements as of June 30, 2005 and for the year then ended included in our Annual Report on Form 10-K, as amended, for information not included in these condensed footnotes.

3.    EARNINGS PER SHARE

We report basic and diluted earnings per share in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings Per Share” (“SFAS No. 128”). Basic earnings per share excludes the dilutive effects of options and warrants. Diluted earnings per share includes only the dilutive effects of common stock equivalents such as stock options and warrants.

The Hain Celestial Group, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table sets forth the computation of basic and diluted earnings per share pursuant to SFAS No. 128:

	Three Months Ended September 30,
	2005	2004
Numerator:

Net income	$7,363	$6,182

Denominator (in thousands):
Denominator for basic earnings per share—weighted average shares outstanding during the period	36,636	36,273

Effect of dilutive securities:
Stock options	924	576
Warrants	—	6

	924	582

Denominator for diluted earnings per share—adjusted weighted average shares and assumed conversions	37,560	36,855

Basic net income per share	$0.20	$0.17

Diluted net income per share	$0.20	$0.17

4.    INVENTORIES

Inventories consisted of the following:

	September 30, 2005	June 30, 2005
Finished goods	$52,154	$48,240
Raw materials, work-in-progress and packaging	31,413	28,257

	$83,567	$76,497

5.    PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following:

	September 30, 2005	June 30, 2005
Land	$7,512	$7,481
Buildings and improvements	34,575	31,766
Machinery and equipment	89,767	89,331
Furniture and fixtures	5,127	2,542
Leasehold improvements	2,576	2,955
Construction in progress	5,405	3,164

	144,962	137,239
Less: Accumulated depreciation and amortization	51,842	49,035

	$93,120	$88,204

The Hain Celestial Group, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.    ACQUISITIONS

On July 1, 2005, we acquired the assets of College Hill Poultry of Fredericksburg, PA through Hain Pure Protein Corporation, which is a joint venture with Pegasus Capital Advisors, LP, a private equity firm. We control 50.1% of the joint venture. College Hill Poultry’s Raised Right™ brand of natural and organic, free-range chicken are raised on family farms and grain-fed without antibiotics or animal by-products. Raised Right™ customers include supernaturals and conventional supermarkets, natural food stores and foodservice outlets. The purchase price consisted of approximately $4.7 million in cash as well as the assumption of certain liabilities. The net assets acquired, as well as the sales and operations of Hain Pure Protein Corporation, are not material to the Company’s consolidated financial position or the results of its operations.

On April 4, 2005, we acquired 100% of the stock of privately held Zia Cosmetics, Inc., including the Zia® Natural Skincare brand, a respected leader in therapeutic products for healthy, beautiful skin sold mainly through natural food retailers. The purchase price consisted of approximately $10 million in cash as well as the assumption of certain liabilities. The purchase price excludes the amount of contingency payments we may be obligated to pay. The contingency payments are based on the achievement by Zia of certain financial targets over an approximate two year period following the date of acquisition. Such payments, which could total approximately $1.3 million, will be charged to goodwill if and when paid. No such contingency payments have been made since the acquisition. The net assets acquired, as well as the sales and operations of Zia, are not material to the Company’s consolidated financial position or the results of operations.

7.    CREDIT FACILITY

We have available to us a $300 million credit facility (the “Credit Facility”) with a bank group expiring in April 2009. The Credit Facility provides for an uncommitted $50 million accordion feature, under which the facility may be increased to $350 million. The Credit Facility is secured only by a pledge of shares of certain of our foreign subsidiaries and is guaranteed by all of our current and future direct and indirect domestic subsidiaries. We are required to comply with customary affirmative and negative covenants for facilities of this nature. Revolving credit loans under this facility bear interest at a base rate (greater of the applicable prime rate or Federal Funds Rate plus an applicable margin) or, at our option, the reserve adjusted LIBOR rate plus an applicable margin. As of September 30, 2005, $89.7 million was borrowed under the Credit Facility at a weighted-average interest rate of 5.0%.

8.    STOCK-BASED COMPENSATION

Effective July 1, 2005, we adopted SFAS No. 123R, “Share-Based Payment,” which is a revision of SFAS No. 123. SFAS No. 123R supersedes APB 25 and amends SFAS No. 95, “Statement of Cash Flows.” SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options to be recognized in the income statement based on their fair values.

On June 24, 2005, the Company’s Board of Directors accelerated the vesting of all outstanding stock options held by employees. During the three months ended September 30, 2005, there were no stock options granted. As such, there was no stock option expense during the three months ended September 30, 2005.

The Hain Celestial Group, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.    STRATEGIC ALLIANCE WITH YHS

On September 6, 2005, the Company and Yeo Hiap Seng Limited (“YHS”), a Singapore based natural food and beverage company listed on the Singapore Exchange, exchanged $2 million in equity investments in each other resulting in the issuance of 100,482 shares of the Company’s common stock to YHS and one of its subsidiaries and the issuance of 1,326,938 ordinary shares of YHS (representing less than 1% of the outstanding shares) to the Company. These investments represent the completion of the first stage of an alliance established between the Company and YHS which is expected to result in the pursuit of joint interests in marketing and distribution of food and beverages and product development.

The Company’s investment in YHS shares, which is included in other assets in the accompanying balance sheet, is carried at cost since the Company is restricted from selling these shares prior to September 6, 2007. The quoted price of the YHS shares on the Singapore Exchange at September 30, 2005 was used to approximate their carrying value.

10.    PENDING ACQUISITION

On August 23, 2005, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Spectrum Organic Products, Inc. (“Spectrum”) whereby the Company will acquire all of the issued and outstanding stock of Spectrum.

Spectrum is a California-based leading manufacturer and marketer of natural and organic culinary oils, vinegars, condiments and butter substitutes under the Spectrum Naturals® brand and essential fatty acid nutritional supplements under the Spectrum Essentials® brand. Spectrum’s products are sold mainly through natural food retailers. Spectrum reported sales of $49.9 million for its last fiscal year.

Upon the effective time of the merger, the Company will pay approximately $0.705 per share, adjusted to reflect Spectrum’s estimate of their expenses and the price adjustment provisions set forth in the Merger Agreement. The total consideration to be paid by the Company to Spectrum’s shareholders is expected to be approximately $34.5 million, which shall be comprised of 50% cash and 50% of the Company’s common stock. The value of the common stock portion of the consideration is subject to an adjustment based upon the closing price of the Company’s common stock immediately prior to the closing of the merger, which is expected to take place in December 2005. The transaction has been approved by the boards of directors of both companies and is subject to approval by Spectrum’s shareholders and other customary conditions.

PROSPECTUS

The Hain Celestial Group, Inc.

6,090,351 Shares of Common Stock

This prospectus relates to the offer and sale of an aggregate of 6,090,351 shares of the common stock of The Hain Celestial Group, Inc. by the selling stockholder listed under the heading “Selling Stockholder.” We will not receive any proceeds from the sale by the selling stockholder of the common stock.

Our common stock is quoted on The Nasdaq National Market (“Nasdaq”) under the symbol HAIN. The last reported sales price of our common stock as reported by Nasdaq on December 9, 2005 was $21.68 per share.

The selling stockholder identified in this prospectus, or its registered assigns, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

See “ Risk Factors” beginning on page 1 for a discussion of certain factors which should be considered in an investment in the securities offered hereby.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 13, 2005.

You should rely only on the information contained or incorporated by reference in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may be used only where it is legal to sell these securities. The information contained or incorporated by reference in this prospectus may be accurate only on the date of this prospectus.

Certain statements contained in this prospectus constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1934, or the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, or the “Exchange Act.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, levels of activity, performance or achievements, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; our ability to implement our business strategies; our ability to meet anticipated levels of sales and to not exceed anticipated levels of expense; our ability to complete pending acquisitions and to integrate completed acquisitions; our ability to achieve anticipated benefits from recently initiated alliances and joint ventures; our ability to obtain financing when needed, whether for acquisitions, capital or other investments or general corporate purposes; our reliance on third party distributors, manufacturers and suppliers; competition; changes in customer preferences; retention of key personnel; compliance with government regulations; international sales and operations; the factors discussed in this prospectus (including under the caption “Risk Factors”); and other risks detailed from time-to-time in our reports filed with the Securities and Exchange Commission (the “SEC”), including Amendment No. 1 to our report on Form 10-K for the fiscal year ended June 30, 2005. As a result of the foregoing and other factors, no assurance can be given as to the future results, levels of activity and achievements and neither Hain nor any person assumes responsibility for the accuracy and completeness of these statements. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. The words “expect,” “estimate,” “anticipate,” “predict” and similar expressions are intended to identify forward-looking statements.

Our principal executive offices are located at 58 South Service Road, Melville, New York 11747, and our telephone number is 631-730-2200. Our World Wide Web site address is www.hain-celestial.com. The information on our website is not part of this prospectus.

i

Risk factors

Prospective investors should carefully consider the following factors and the other information contained in this prospectus before purchasing any shares of our common stock. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Hain’s Markets Are Highly Competitive

Hain operates in highly competitive geographic and product markets, and some of its markets are dominated by competitors with greater resources. Hain cannot be certain that it could successfully compete for sales to distributors or stores that purchase from larger, more established companies that have greater financial, managerial, sales and technical resources. In addition, Hain competes for limited retailer shelf space for its products. Larger competitors, such as mainstream food companies including but not limited to Dean Foods Company, General Mills, Inc., Nestle S.A., Kraft Foods Inc., Groupe Danone, Kellogg Company, PepsiCo, Inc. and Sara Lee Corporation, also may be able to benefit from economies of scale, pricing advantages or the introduction of new products that compete with Hain’s products. Retailers also market competitive products under their own private labels.

One example of our markets’ competitiveness is in the tea portion of the beverage market. Competitive factors in the tea industry include product quality and taste, brand awareness among consumers, variety of specialty tea flavors, interesting or unique product names, product packaging and package design, supermarket and grocery store shelf space, alternative distribution channels, reputation, price, advertising and promotion. Hain’s principal competitors on a national basis in the specialty tea market are Thomas J. Lipton Company, a division of Unilever PLC, and R.C. Bigelow, Inc. Unilever has substantially greater financial resources than Hain. In addition, in April 2004, Tazo Tea Company (a subsidiary of Starbucks Corporation) and Kraft Foods Global, Inc. (a subsidiary of Kraft Foods Inc.) announced a licensing agreement whereby Tazo products may gain additional access to grocery channels through placement by Kraft, which has substantially greater financial resources than Hain. Additional competitors include a number of regional specialty tea companies. There may be potential entrants which are not currently in the specialty tea market who may have substantially greater resources than Hain. Private label competition in the specialty tea category is currently minimal, but growing.

In the future, competitors may introduce other products that compete with Hain’s products and these competitive products may have an adverse effect on Hain’s business, results of operations and financial condition.

Hain also competes with other manufacturers in the procurement of natural and organic product ingredients, which may be less plentiful in the open market than conventional product ingredients. This competition may increase in the future along with increasing public demand for natural and organic products. This could cause Hain’s expenses to increase or could limit the amount of product that Hain can manufacture and sell.

Consumer Preferences for Hain’s Products Are Difficult to Predict and May Change

A significant shift in consumer demand away from Hain’s products or Hain’s failure to maintain its current market position could reduce Hain’s sales or the prestige of its brands in its markets, which could harm Hain’s business. While Hain continues to diversify its product offerings, Hain cannot be certain that demand for its products will continue at current levels or increase in the future.

Risk factors

Hain’s business is primarily focused on sales of natural and organic products in markets geared to consumers of natural foods, specialty teas, non-dairy beverages, cereals, breakfast bars, canned soups and vegetables, snacks and cooking oils, which, if consumer demand for such categories were to decrease, could harm its business. Consumer trends change based on a number of possible factors, including:

➢	nutritional values, such as a change in preference from fat free to reduced fat to no reduction in fat; and

➢	a shift in preference from organic to non-organic and from natural products to non-natural products.

In addition, Hain has other product categories, such as medically-directed food products and other specialty food items, as well as natural health and beauty care products. Hain is subject to evolving consumer preferences for these products.

Hain’s Acquisition Strategy Exposes Hain to Risk

Hain intends to continue to grow its business in part through the acquisition of new brands, both in the United States and internationally. Hain’s acquisition strategy is based on identifying and acquiring brands with products that complement Hain’s existing product mix. Hain cannot be certain that it will be able to:

➢	successfully identify suitable acquisition candidates;

➢	negotiate identified acquisitions on terms acceptable to Hain; or

➢	obtain the necessary financing to complete such acquisitions.

Hain may encounter increased competition for acquisitions in the future, which could result in acquisition prices Hain does not consider acceptable. Hain is unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed.

Hain’s Future Success May Be Dependent on Its Ability to Integrate Brands That It Acquires

Hain’s future success may be dependent upon its ability to effectively integrate new brands that it acquires, including its ability to realize potentially available marketing opportunities and cost savings, some of which may involve operational changes. Hain cannot be certain:

➢	as to the timing or number of marketing opportunities or amount of cost savings that may be realized as the result of its integration of an acquired brand;

➢	that a business combination will enhance Hain’s competitive position and business prospects;

➢	that Hain will not experience difficulties with customers, personnel or other parties as a result of a business combination; or

➢	that, with respect to its acquisitions outside the United States, Hain will not be affected by, among other things, exchange rate risk.

In addition, Hain cannot be certain that it will be successful in:

➢	integrating an acquired brand’s distribution channels with Hain’s own;

➢	coordinating sales force activities of an acquired brand or in selling the products of an acquired brand to Hain’s customer base; or

➢	integrating an acquired brand into Hain’s management information systems or integrating an acquired brand’s products into Hain’s product mix.

Risk factors

Additionally, integrating an acquired brand into Hain’s existing operations will require management resources and may divert Hain’s management from its day-to-day operations. If Hain is not successful in integrating the operations of acquired brands, Hain’s business could be harmed.

Hain Is Dependent Upon the Services of Its Chief Executive Officer

Hain is highly dependent upon the services of Irwin D. Simon, its Chairman of the Board, President and Chief Executive Officer. Hain believes Mr. Simon’s reputation as Hain’s founder and his expertise and knowledge in the natural and organic products market are critical factors in Hain’s continuing growth. The loss of the services of Mr. Simon could harm Hain’s business.

Hain Relies on Independent Brokers and Distributors for a Substantial Portion of Its Sales

Hain relies upon sales efforts made by or through non-affiliated food brokers to distributors and other customers. The loss of, or business disruption at, one or more of these distributors or brokers may harm Hain’s business. If Hain was required to obtain additional or alternative distribution and food brokerage agreements or arrangements in the future, Hain cannot be certain that it will be able to do so on satisfactory terms or in a timely manner. In fiscal 2005, one of Hain’s distributors, United Natural Foods, Inc., or “UNFI,” accounted for approximately 22% of Hain’s net sales. Two of Hain’s distributors, UNFI and Tree of Life, Inc., accounted for approximately 23% and 14%, respectively, of Hain’s net sales for the fiscal year ended June 30, 2004, and approximately 18% and 15%, respectively, for the year ended June 30, 2003. Hain’s inability to enter into satisfactory brokerage agreements may inhibit Hain’s ability to implement its business plan or to establish markets necessary to develop its products successfully. Food brokers act as selling agents representing specific brands on a non-exclusive basis under oral or written agreements generally terminable at any time on 30 days’ notice, and receive a percentage of net sales as compensation. Distributors purchase directly for their own account for resale. In addition, the success of Hain’s business depends, in large part, upon the establishment and maintenance of a strong distribution network.

Loss of One or More of Hain’s Manufacturing Facilities Could Harm Hain’s Business

For the fiscal years ended June 30, 2005, 2004 and 2003, approximately 47%, 39% and 42%, respectively, of Hain’s revenue was derived from products manufactured at Hain’s manufacturing facilities. An interruption in or the loss of operations at one or more of these facilities, or the failure to maintain Hain’s labor force at one or more of these facilities, could delay or postpone production of Hain’s products, which could have a material adverse effect on Hain’s business, results of operations and financial condition until Hain could secure an alternate source of supply.

Hain Relies on Independent Co-Packers to Produce Some or Most of Its Products

During fiscal 2005, 2004 and 2003, approximately 53%, 61% and 58%, respectively, of Hain’s revenue was derived from products manufactured at independent co-packers. In the U.S., Hain presently obtains:

➢	all of its requirements for non-dairy beverages from five co-packers, all of which are under contract or other arrangements;

➢	all of its U.S. requirements for rice cakes from one co-packer;

➢	all of its Health Valley® baked goods and cereal products from one co-packer, which is under contract;

➢	all of its cooking oils from one co-packer;

➢	principally all of its Garden of Eatin’® and Little Bear Organic Foods® tortilla chips from three co-packers, one of which is under contract;

➢	a portion of its requirements for the Yukon Gold, Red Bliss™, Terra Blues™ and Potpourri™ potato chips and Frites™ line of Terra® products from one co-packer, which is under contract;

Risk factors

➢	the requirements for its canned soups from four co-packers, which are under contract;

➢	all of its Earth’s Best® baby food products from seven co-packers, which are under contract;

➢	a portion of its Ethnic Gourmet® products from one co-packer, which is under contract; and

➢	all of its Zia® Natural Skincare products from four co-packers, which are under contract or other arrangements.

The loss of one or more co-packers, or Hain’s failure to retain co-packers for newly acquired products or brands, could delay or postpone production of Hain’s products, which could have a material adverse effect on Hain’s business, results of operations and financial condition until such time as an alternate source could be secured, which may be on less favorable terms.

Hain’s Tea Ingredients Are Subject to Import Risk

Hain’s tea brand purchases its ingredients from numerous foreign and domestic manufacturers, importers and growers, with the majority of those purchases occurring outside of the United States. Hain maintains long-term relationships with most of its suppliers. Purchase arrangements with ingredient suppliers are generally made annually and in U.S. currency. Purchases are made through purchase orders or contracts, and price, delivery terms and product specifications vary.

Hain’s botanical purchasers visit major suppliers around the world annually to procure ingredients and to assure quality by observing production methods and providing product specifications. Many ingredients are presently grown in countries where labor-intensive cultivation is possible, and where Hain often must educate the growers about product standards. Hain performs laboratory analysis on incoming ingredient shipments for the purpose of assuring that they meet Hain’s quality standards and those of the Food and Drug Administration, or the “FDA.”

Hain’s ability to ensure a continuing supply of ingredients at competitive prices depends on many factors beyond Hain’s control, such as foreign political situations, embargoes, changes in national and world economic conditions, currency fluctuations, forecasting adequate need of seasonal raw material ingredients and unfavorable climatic conditions. Hain takes steps and will continue to take steps intended to lessen the risk of an interruption of botanical supplies, including identification of alternative sources and maintenance of appropriate inventory levels. Hain has, in the past, maintained sufficient supplies for its ongoing operations.

Hain’s failure to maintain relationships with its existing suppliers or find new suppliers, observe production standards for its foreign procured products or continue its supply of botanicals from foreign sources could harm Hain’s business.

Hain’s Future Results of Operations May be Adversely Affected by Escalating Fuel Costs

Many aspects of Hain’s business have been, and continue to be, directly affected by the continuously rising cost of fuel. Increased fuel costs have translated into increased costs for the products and services Hain receives from its third party providers including, but not limited to, increased production and distribution costs for Hain’s products. As the cost of doing business increases, Hain may not be able to pass these higher costs on to its customers and, therefore, any such increase may adversely affect Hain’s earnings.

Hain Is Subject to Risks Associated with Its International Sales and Operations, Including Foreign Currency Risks

Operating in international markets involves exposure to movements in currency exchange rates, which are volatile at times. The economic impact of currency exchange rate movements is complex because

Risk factors

such changes are often linked to variability in real growth, inflation, interest rates, governmental actions and other factors. Consequently, isolating the effect of changes in currency does not incorporate these other important economic factors. These changes, if material, could cause adjustments to Hain’s financing and operating strategies. During fiscal 2005, approximately 21% of Hain’s net sales were generated outside the United States, while such sales outside the United States were 20% of net sales in 2004 and 17% in 2003.

Hain expects sales from non-core U.S. markets to possibly represent an increasing portion of its total net sales in the future. Hain’s non-U.S. sales and operations are subject to risks inherent in conducting business abroad, many of which are outside Hain’s control, including:

➢	periodic economic downturns and unstable political environments;

➢	price and currency exchange controls;

➢	fluctuations in the relative values of currencies;

➢	unexpected changes in trading policies, regulatory requirements, tariffs and other barriers;

➢	compliance with applicable foreign laws; and

➢	difficulties in managing a global enterprise, including staffing, collecting accounts receivable and managing distributors.

Hain’s Inability to Use Its Trademarks Could Have a Material Adverse Effect on Hain’s Business

Hain believes that brand awareness is a significant component in a consumer’s decision to purchase one product over another in the highly competitive food and beverage industry. Although Hain endeavors to protect its trademarks and trade names, there can be no assurance that these efforts will be successful, or that third parties will not challenge Hain’s right to use one or more of its trademarks or trade names. Hain’s failure to continue to sell its products under its established brand names could have a material adverse effect on Hain’s business, results of operations and financial condition. Hain believes that its trademarks and trade names are significant to the marketing and sale of its products and that the inability to utilize certain of these names could have a material adverse effect on Hain’s business, results of operations and financial condition.

Hain’s Products Must Comply with Government Regulation

The United States Department of Agriculture, or the “USDA,” has adopted regulations with respect to a national organic labeling and certification program which became effective February 20, 2001, and fully implemented on October 21, 2002. Hain currently manufactures approximately 650 organic products which are covered by these regulations. Future developments in the regulation of labeling of organic foods could require Hain to further modify the labeling of its products, which could affect the sales of its products and thus harm its business.

In addition, on January 18, 2001, the FDA proposed new policy guidelines regarding the labeling of genetically engineered foods. The FDA is currently considering the comments it received before issuing final guidance. These guidelines, if adopted, could require Hain to modify the labeling of its products, which could affect the sales of its products and thus harm its business.

The FDA published the final rule amending the Nutritional Labeling regulations to require declaration of “Trans Fatty Acids” in the nutritional label of conventional foods and dietary supplements on July 11, 2003. The final rule will be effective on January 1, 2006. Additionally, an allergen labeling law was passed and signed on August 3, 2004. This law requires certain allergens to be clearly labeled by January 1, 2006. Hain is in the process of revising its labels to comply with the final rules. Additionally,

Risk factors

Canada has adopted new food labeling regulations that must be implemented by December 12, 2005, which require a Nutritional Facts panel to be on most food packages. Hain’s Yves products are subject to these regulations, as are all of Hain’s other products sold into Canada. Any change in labeling requirements for Hain products may lead to an increase in packaging costs or interruptions or delays in packaging deliveries.

Furthermore, new government laws and regulations may be introduced in the future that could result in additional compliance costs, seizures, confiscations, recalls or monetary fines, any of which could prevent or inhibit the development, distribution and sale of Hain’s products. If Hain fails to comply with applicable laws and regulations, it may be subject to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on Hain’s business, results of operations and financial condition.

Product Recalls Could Have a Material Adverse Effect on Hain’s Business

Manufacturers and distributors of products in Hain’s industry are sometimes subject to the recall of their products for a variety of reasons, including for product defects, such as ingredient contamination, packaging safety and inadequate labeling disclosure. If any of Hain’s products are recalled due to a product defect or for any other reason, Hain could be required to incur the expense of the recall or the expense of any resulting legal proceeding. Additionally, if one of Hain’s significant brands were subject to recall, the image of that brand and of Hain could be harmed, which could have a material adverse effect on Hain’s business.

Product Liability Suits, If Brought, Could Have a Material Adverse Effect on Hain’s Business

If a product liability claim exceeding Hain’s insurance coverage were to be successfully asserted against Hain, it could harm Hain’s business. Hain cannot assure you that such coverage will be sufficient to insure against claims which may be brought against it, or that Hain will be able to maintain such insurance or obtain additional insurance covering existing or new products. As a marketer of food, beverage and personal care products, Hain is subject to the risk of claims for product liability. Hain maintains product liability insurance and generally requires that its co-packers maintain product liability insurance with Hain as a co-insured.

Hain Relies on Independent Certification for a Number of Its Natural and Organic Food Products

Hain relies on independent certification, such as certifications of Hain’s products as “organic” or “kosher,” to differentiate its products from others. The loss of any independent certifications could adversely affect Hain’s market position as a natural and organic food company, which could harm Hain’s business.

Hain must comply with the requirements of independent organizations or certification authorities in order to label its products as certified. For example, Hain can lose its “organic” certification if a manufacturing plant becomes contaminated with non-organic materials, or if not properly cleaned after a production run. In addition, all raw materials must be certified organic. Similarly, Hain can lose its “kosher” certification if a manufacturing plant and raw materials do not meet the requirements of the appropriate kosher supervision organization.

Due to the Seasonality of Many of Hain’s Products, Including Hain’s Tea Products, and Other Factors, Hain’s Operating Results Are Subject to Quarterly Fluctuations

Hain’s tea brand manufactures and markets hot tea products and, as a result, its quarterly results of operations reflect seasonal trends resulting from increased demand for its hot tea products in the cooler months of the year. In addition, some of Hain’s other products (e.g., baking and cereal products and

Risk factors

soups) also show stronger sales in the cooler months while Hain’s snack food product lines are stronger in the warmer months. Quarterly fluctuations in Hain’s sales volume and operating results are due to a number of factors relating to Hain’s business, including the timing of trade promotions, advertising and consumer promotions and other factors, such as seasonality, inclement weather and unanticipated increases in labor, commodity, energy, insurance or other operating costs. The impact on sales volume and operating results due to the timing and extent of these factors can significantly impact Hain’s business. For these reasons, you should not rely on Hain’s quarterly operating results as indications of future performance.

Hain’s Growth is Dependent on Its Ability to Generate Product Improvements

Hain’s growth depends in large part on its ability to generate and implement improvements to its existing products and to introduce new products to consumers. The innovation and product improvements are affected by the level of funding that can be made available, the technical capability of Hain’s research and development department in developing and testing product prototypes, and the success of management in rolling out the resulting improvements in a timely manner. If Hain is unsuccessful in implementing product improvements that satisfy the demands of consumers, Hain’s business could be harmed.

The Profitability of Hain’s Operations is Dependent on Its Ability to Manage Its Inventory

Hain’s profit margins depend on its ability to manage its inventory efficiently. As part of Hain’s effort to manage its inventory more efficiently, Hain carried out a stock keeping unit (“SKU”) rationalization program which resulted in the discontinuation of numerous lower-margin or low-turnover SKUs. However, a number of factors, such as changes in customers’ inventory levels, access to shelf space and changes in consumer preferences, may lengthen the number of days Hain carries certain inventories, hence impeding its effort to manage its inventory efficiently.

Hain’s Officers and Directors May Be Able to Control Hain’s Actions

Hain’s officers and directors beneficially owned approximately 11.6% of Hain’s common stock as of September 1, 2005. In addition, two of these directors currently serve as a designee and a jointly appointed designee of the selling stockholder, which owned approximately 16.4% of Hain’s common stock as of September 1, 2005. Accordingly, Hain’s officers and directors may be in a position to influence the election of Hain’s directors and otherwise influence stockholder action.

Hain’s Ability to Issue Preferred Stock May Deter Takeover Attempts

Hain’s board of directors is empowered to issue, without stockholder approval, preferred stock with dividends, liquidation, conversion, voting or other rights which could decrease the amount of earnings and assets available for distribution to holders of Hain’s common stock and adversely affect the relative voting power or other rights of the holders of Hain’s common stock. In the event of issuance, the preferred stock could be used as a method of discouraging, delaying or preventing a change in control. Hain’s certificate of incorporation authorizes the issuance of up to 5,000,000 shares of “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by Hain’s board of directors. Although Hain has no present intention to issue any shares of its preferred stock, Hain may do so in the future under appropriate circumstances.

Future Sales or the Perception of Future Sales of Hain’s Common Stock Could Adversely Affect Hain’s Stock Price.

The market price of Hain’s common stock could decline as a result of sales of substantial amounts of Hain’s common stock in the public market, or the perception that those sales could occur. These sales or the possibility that they may occur also could make it more difficult for Hain to raise funds in any equity offering in the future at a time and price that Hain deems appropriate.

Use of proceeds

We will not receive any of the proceeds from the sale of shares offered by the selling stockholder. All of the net proceeds from the sale of shares of common stock by the selling stockholder will be received by the selling stockholder.

Selling stockholder

The following table shows information regarding ownership of the shares of common stock held by the selling stockholder, HJH One, L.L.C., which is an affiliate of H.J. Heinz Company. HJH One, L.L.C. acquired its shares of our common stock from another affiliate of Heinz. In the discussion below we refer to Heinz and its affiliates collectively as “Heinz.”

Name	Number of Shares of Common Stock Beneficially Owned	Percent of Class at September 1, 2005	Number of Shares of Common Stock Registered Hereby	Number of Shares of Common Stock to Be Owned After Completion of this Offering*	Percent of Class*
HJH One, L.L.C.	6,090,351	16.4%	6,090,351	0	0%

*	Assuming the sale of all shares registered pursuant to this shelf registration statement.

The board of directors of H.J. Heinz Company delegated decision-making authority with respect to the sale of the selling stockholder’s shares to a special committee consisting of William R. Johnson, Chairman, President and Chief Executive Officer of H.J. Heinz Company, Arthur B. Winkleblack, Executive Vice President and Chief Financial Officer of H.J. Heinz Company, and Theodore N. Bobby, Senior Vice President and General Counsel of H.J. Heinz Company. Arthur W. Winkleblack, Theodore N. Bobby and Leonard A. Cullo, Jr., Vice President—Treasurer of H.J. Heinz Company, would be responsible for a decision with respect to the voting of Hain shares held by the selling stockholder.

Heinz’s acquisition of our common stock

In September 1999 we entered into an agreement with Heinz relating to the global production and marketing of natural and organic foods and soy-based beverages. As part of this transaction, Heinz acquired 2,837,343 shares of our common stock for an aggregate purchase price of $82.4 million. In addition, in a separate transaction announced in September 1999, we purchased the Earth’s Best trademarks from Heinz for $4.6 million in cash and 670,234 shares of common stock. When we merged with Celestial Seasonings in June 2000, we issued an additional 2,582,774 shares of common stock to Heinz for an aggregate purchase price of $79.7 million, pursuant to Heinz’s rights under the investor’s agreement described below.

Agreements between Heinz and us

We entered into an investor’s agreement and a registration rights agreement with Heinz in connection with Heinz’s September 1999 investment.

The investor’s agreement provides for the appointment to our Board of Directors of one member nominated by Heinz and one member jointly nominated by Heinz and us; this right will terminate if at any time Heinz holds less than 50% of the shares of our common stock that it acquired in September 1999. Currently the board member nominated by Heinz is Mr. Mitchell A. Ring, who is Senior Vice President—Business Development of H.J. Heinz Company. The jointly nominated director is Mr. D. Edward I. Smyth, who is Senior Vice President—Corporate and Government Affairs and Chief Administrative Officer of H.J. Heinz Company. In addition, the investor’s agreement requires Heinz to vote its shares in favor of nominees for directors recommended by us for election in proxy solicitation materials disseminated by us.

Pursuant to the registration rights agreement, we agreed to file a registration statement under the Securities Act with respect to a resale of the shares owned by Heinz and to use our best efforts to cause

Selling stockholder

the registration statement to become effective. We filed this registration statement pursuant to Heinz’s request under the registration rights agreement. We and Heinz have each agreed to indemnify the other for certain liabilities, including liabilities under the Securities Act, and will contribute to payments that the other may be required to make in respect of those liabilities.

Heinz has agreed to reimburse us for up to $750,000 of registration expenses associated with offerings under this registration statement.

Transactions between Heinz and us in the last three years

In May 2004, we acquired the assets of our Rosetto and Ethnic Gourmet businesses from Heinz for approximately $24 million (subject to adjustment) and the assumption of certain liabilities.

In fiscal 2005 we paid Heinz approximately $2,292,437 in purchases, royalties and profit sharing fees, and they paid us approximately $2,419,894 in purchases. In fiscal 2004 we paid Heinz approximately $695,596 in purchases, royalties and profit sharing fees, and they paid us approximately $570,956 in purchases. In fiscal 2003 we paid Heinz approximately $1,531,450 in purchases, royalties and profit sharing fees, and they paid us approximately $600,000 in royalties. In fiscal 2002, we paid to Heinz approximately $3,456,000 in purchases, royalties and profit sharing fees.

Description of capital stock

General

Our authorized capital stock consists of 100,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share.

The following description is qualified in all respects by reference to our certificate of incorporation and the bylaws.

Common Stock

Each share of common stock entitles the holder thereof to one vote on all matters submitted to a vote of the stockholders. Since the holders of common stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of our directors then being elected and holders of the remaining shares by themselves cannot elect any directors. The holders of common stock do not have preemptive rights or rights to convert their common stock into other securities. Holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of the common stock have the right to a ratable portion of the assets remaining after payment of liabilities. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

We are authorized by our certificate of incorporation to issue a maximum of 5,000,000 shares of preferred stock, in one or more series and containing such rights, privileges and limitations including voting rights, dividend rates, conversion privileges, redemption rights and terms, redemption prices and liquidation preferences, as our board of directors may, from time to time, determine.

The issuance of shares of preferred stock pursuant to our board of directors’ authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock, and otherwise adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying or preventing us from being subject to a change in control. See “Risk Factors—Hain’s Ability To Issue Preferred Stock May Deter Takeover Attempts.” We are not required by the Delaware General Corporation Law, or the “DGCL,” to seek stockholder approval prior to any issuance of authorized but unissued stock and our board of directors does not currently intend to seek stockholder approval prior to any issuance of authorized but unissued stock, unless otherwise required by law.

Certificate of Incorporation and Bylaws

Pursuant to the DGCL, the power to adopt, amend and repeal bylaws is conferred solely upon the stockholders unless the corporation’s certificate of incorporation also confers such power upon the board of directors. Under our certificate of incorporation, our board of directors is granted the power to amend our bylaws. Our bylaws provide that each director has one vote on each matter for which directors are entitled to vote. Our certificate of incorporation and/or bylaws also provide that (1) from time to time, by resolution, our board of directors has the power to change the number of directors, (2) the directors will hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified, and (3) special meetings of stockholders may only be called by our board of directors or certain of our officers. These provisions, in addition to the existence of authorized but

Description of capital stock

unissued capital stock, may have the effect, either alone or in combination with each other, of making more difficult, or discouraging unsolicited third parties from, an acquisition of us which has been deemed undesirable by our board of directors. Our board of directors currently has twelve members.

Section 203 of the Delaware Law

Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (1) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, or (3) on or after such date the business combination is approved by the board of directors and by the affirmative vote of at least 66- 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person, who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation’s voting stock. This provision of law could discourage, prevent or delay a change in management or stockholder control of us, which could have the effect of discouraging bids and thereby prevent stockholders from receiving the maximum value for their shares, or a premium for their shares in a hostile takeover situation.

Transfer Agent and Registrar

The Transfer Agent and Registrar for the common stock is Continental Stock Transfer & Trust Company, New York, New York.

Plan of distribution

All of the shares offered hereby may be sold from time to time by the selling stockholder or by its registered assigns. The selling stockholder may sell all or part of the shares covered by this prospectus, on terms determined at the time such shares are offered for sale, to or through underwriters, directly to other purchasers or broker-dealers, or through dealers or other persons acting as agents, or through a combination of such methods. The prospectus supplement will set forth the terms of the offering of the shares registered hereby, including (a) the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them and (b) the public offering price of the shares and the proceeds to the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale of the shares, the shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Generally, the underwriters’ obligations to purchase the shares will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the shares offered if they purchase any of the shares offered.

The shares offered hereby may also be sold by one or more of the following methods: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) privately negotiated transactions; and (e) face-to-face transactions between sellers and purchasers without a broker-dealer.

The selling stockholder may be deemed to be a statutory underwriter under the Securities Act. Also any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the selling stockholder in amounts to be negotiated by the selling stockholder. The selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder (including in connection with the distribution of the common stock by such broker-dealers). The selling stockholder may also engage in short sales of the common stock and may enter into option or other transactions with broker-dealers that involve the delivery of the common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. Such broker-dealers and any other participating broker-dealers may, in connection with such sales, be deemed to be underwriters within the meaning of the Securities Act. Any discounts or commissions received by any such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

The selling stockholder may also sell shares in accordance with Rule 144 under the Securities Act, if Rule 144 is then available.

In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed broker-dealers.

The selling stockholder has agreed to reimburse us for up to $750,000 of registration expenses associated with offerings under this registration statement. An estimate of the expenses of any offering under this registration statement will be included in the applicable prospectus supplement.

Legal matters

Certain legal matters with respect to the validity of the common stock offered hereby will be passed upon for us by Cahill Gordon & Reindel LLP, New York, New York and for the selling stockholder by Theodore N. Bobby, Esq., Senior Vice President and General Counsel of H.J. Heinz Company, an affiliate of the selling stockholder. Cahill Gordon & Reindel LLP acts as our regular outside counsel. Roger Meltzer, a partner of Cahill Gordon & Reindel LLP, is also a member of our board of directors. Mr. Meltzer receives compensation as a board member.

Experts

The consolidated financial statements of Hain appearing in its Annual Report on Form 10-K for the year ended June 30, 2005 (including the schedule appearing therein), Amendment No. 1 to its Annual Report on Form 10-K for the year ended June 30, 2005 (including the schedule appearing therein), and Hain’s management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Where you can find more information

We are a Delaware corporation. Our principal executive offices are located at 58 South Service Road, Melville, NY 11747, and our telephone number is (631) 730-2200.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings are also available to the public from commercial document retrieval services, at the Internet Web site maintained by the SEC at www.sec.gov, and on our web site, www.hain-celestial.com. The information on our web site is not part of this prospectus.

Our common stock is quoted on Nasdaq under the symbol “HAIN.” You may inspect reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20016.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC to register the shares that the selling stockholder will sell in this offering. This prospectus does not include all of the information contained in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. For further information about us and the securities offered in this prospectus, you should review the registration statement and the information incorporated by reference therein. You can inspect or copy the registration statement at any of the addresses listed above.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, except for any information superseded by information contained directly in this prospectus. Information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents described below that we previously filed with the SEC. These documents contain important information about us and our financial condition.

The following documents listed below that we have previously filed with the SEC are incorporated by reference:

➢	our annual report on Form 10-K filed with the SEC for the fiscal year ended June 30, 2005;

➢	Amendment No. 1 to our annual report on Form 10-K filed with the SEC for the fiscal year ended June 30, 2005;

➢	our quarterly report on Form 10-Q filed with the SEC for the fiscal quarter ended September 30, 2005;

➢	our current reports on Form 8-K filed with the SEC on August 26, 2005, November 4, 2005 and December 8, 2005;

➢	our revised definitive proxy statement on Schedule 14A filed with the SEC on October 31, 2005; and

➢	the description of our common stock contained in our registration statement on Form 8-A/A dated November 12, 1993 and any amendment or report filed for the purpose of updating such description.

All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act from the date of this prospectus until the completion of the resale by the selling stockholder, shall also be deemed to be incorporated by reference in this prospectus, unless provided otherwise in the relevant

Where you can find more information

document. These additional documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Upon request, we will provide without charge to each person to whom a prospectus is delivered, including any beneficial owner, a copy of any or all of the information that has been incorporated by reference in this prospectus.

If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:

The Hain Celestial Group, Inc.

Attention: Investor Relations

58 South Service Road

Melville, New York 11747

(631) 730-2200

The Hain Celestial Group, Inc., the Hain logos and all other Hain product and service names are registered trademarks or trademarks of The Hain Celestial Group, Inc. in the USA and in other select countries. “®” and “™” indicate USA registration and USA trademark, respectively. Other third party logos and product/trade names are registered trademarks or trade names of their respective companies.